UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Prologis, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pier 1, Bay 1

San Francisco, California 94111

March 15, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Prologis, Inc. which will be held on May 2, 2013 at 1:30 p.m., Pacific time, at Prologis’ corporate headquarters in San Francisco, California. Details of the business to be conducted at the meeting and information about the annual meeting and the matters on which the stockholders will act are included in the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement that follow.

Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. I urge you to promptly vote or authorize your proxy to vote electronically through the Internet, by telephone or, if you have requested and received a printed copy of the proxy statement, by completing, signing, dating, and returning the proxy card enclosed with the proxy statement. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

We are pleased to be furnishing proxy materials to our stockholders primarily on the Internet instead of delivery by mail. We believe that electronic delivery should expedite stockholders’ receipt of proxy materials, while also lowering the cost of delivery and reducing the environmental impact of our annual meeting.

On or about March 22, 2013, we intend to mail to our stockholders a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report to Stockholders and how to vote online. This notice also includes instructions on how to receive the proxy materials through e-mail and how to receive printed copies of the proxy materials through the mail. If you received your annual meeting materials through e-mail, the e-mail contained voting instructions and links to the 2013 Proxy Statement and 2012 Annual Report to Stockholders on the Internet, which are both available electronically at www.proxyvote.com.

We encourage you to read our 2012 Annual Report to Stockholders and hope you will find it interesting and useful.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in Prologis.

Sincerely,

HAMID R. MOGHADAM
Chairman and Chief Executive Officer

This proxy statement and accompanying form of proxy are first being made available to you on or about March 15, 2013.

Every stockholder’s vote is important. Please authorize your proxy through the Internet, by telephone, or complete, sign, date, and return your proxy card.

NOTICE OF 2013 ANNUAL MEETING

OF STOCKHOLDERS

1:30 p.m., May 2, 2013

Prologis Corporate Headquarters

Pier 1, Bay 1

San Francisco, California 94111

March 15, 2013

To our Stockholders:

The 2013 annual meeting of stockholders of Prologis, Inc. will be held at our corporate headquarters at Pier 1, Bay 1, San Francisco, California 94111, May 2, 2013 at 1:30 p.m., Pacific time, for the following purposes:

1.	To elect ten directors to our board of directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	Advisory vote to approve the company’s executive compensation for 2012;
3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013; and
4.	To consider any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Holders of shares of our common stock of record at the close of business on March 11, 2013 are entitled to notice of and to vote at the annual meeting of stockholders and any adjournment(s) or postponement(s) thereof.

It is important that your shares be represented and voted at the annual meeting. You can vote your shares by proxy through the Internet, by telephone or by mail using the instructions on our proxy card. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the annual meeting. On or about March 22, 2013, we intend to mail to our stockholders a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report to Stockholders on the Internet and also how to vote on the Internet. The notice also provides instructions on how you can request a printed copy of these documents if you desire. If you received your annual materials by e-mail, the e-mail contains voting instructions and links to the 2013 Proxy Statement and 2012 Annual Report to Stockholders on the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 2, 2013.

Proxy materials, including the 2013 Proxy Statement and the 2012 Annual Report to Stockholders, are available at www.proxyvote.com.

On behalf of the Board of Directors,

EDWARD S. NEKRITZ

Chief Legal Officer, General Counsel, and Secretary

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

Pier 1, Bay 1, San Francisco, California 94111

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING

The board of directors, also referred to as the “board,” is soliciting proxies to be voted at the 2013 annual meeting of stockholders and at any adjournment(s) or postponement(s) thereof. Our annual meeting of stockholders will be held on May 2, 2013 at our corporate headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, beginning at 1:30 p.m., Pacific time.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials (our 2013 Proxy Statement and our 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K) by providing access to such documents through the Internet. Our stockholders will not receive printed copies of the proxy materials unless they elect this form of delivery or they are participants in the Prologis 401(k) Savings Plan (“401(k) Plan”). Printed copies will be provided upon request at no charge by submitting a written notice to Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

On or about March 22, 2013, the Notice of Annual Meeting and Internet Availability of Proxy Materials (“Notice of Internet Availability”) will be mailed to our stockholders in lieu of mailing the printed proxy materials. The Notice of Internet Availability instructs our stockholders as to how they may: (i) access and review all of the proxy materials through the Internet; (ii) submit their proxy; and (iii) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions included in the Notice of Internet Availability. Providing future proxy materials by e-mail will save us some of the costs associated with printing and delivering the materials and will reduce the environmental impact of our annual meetings. An election to receive proxy materials by e-mail will remain in effect until such time as the stockholder elects to terminate it.

Your vote is very important.    For this reason, the board of directors is requesting that you permit your common stock to be represented and voted at the annual meeting by the proxies named on the proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

You can ensure that your shares are voted at the annual meeting by authorizing your proxy through the Internet, by telephone, or by completing, signing, dating, and returning the printed proxy card provided with the printed proxy materials. If you are a stockholder of record, you may still attend the annual meeting and vote despite having previously authorized your proxy by any of these methods. A stockholder of record who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111 in writing of such revocation, or, if previous instructions were given through the Internet or by telephone, by providing new instructions by the same means. If you requested printed proxy materials by mail, these materials also include the proxy card for the annual meeting. Stockholders must bring proof of current ownership of our common stock to be admitted to and attend the 2013 annual meeting.

For shares held in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to certain of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

References in this proxy statement to “we,” “us,” “our,” the “company,” and “Prologis” refer to Prologis, Inc. and its subsidiaries, unless the context otherwise requires.

QUESTIONS AND ANSWERS

Q:	Who may vote at the annual meeting?

A:	Holders of record of Prologis common stock at the close of business on the record date, March 11, 2013, are entitled to notice of and to vote at the annual meeting. As of March 11, 2013, there were 462,381,006 shares of our common stock outstanding. Each issued and outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

Q:	What proposals will be voted on at the annual meeting?

A:	At the annual meeting, you will be asked to consider and vote upon three proposals:

Proposal 1. To elect ten directors to our board of directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal 2. Advisory vote to approve of the company’s executive compensation for 2012; and

Proposal 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013.

We will also consider other matters that may properly come before the annual meeting.

A summary of the proposals and the voting requirements with respect to each proposal are contained elsewhere in this proxy statement.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors recommends a vote:

•	for the election of each of the ten nominees named in the proxy statement (Proposal 1);

•	for the approval of the company’s executive compensation for 2012 (Proposal 2); and

•	for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013 (Proposal 3).

Q:	What is the quorum requirement for the meeting?

A:	There is no right to cumulative voting. A quorum is met if a majority of the shares of common stock outstanding as of the record date are represented, in person or by proxy, at the annual meeting. Your shares are counted as present at the meeting if you are present and entitled to vote in person at the meeting or if you have properly submitted a proxy card or vote by telephone or through the Internet.

If you are present at the annual meeting in person or by proxy, but you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining a quorum.

“Broker non-votes” are also counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares of our common stock for a beneficial owner is present at the meeting, in person, or by proxy, and entitled to vote, but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote with respect to that item from the beneficial owner.

Q:	How can I vote my shares in person at the annual meeting?

A:	Your vote is important. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and a Notice of Internet Availability or printed proxy materials and a proxy card are being sent directly to you. As the stockholder of record, you have the right to vote in person at the annual meeting. If you choose to vote in person at the annual meeting, you can bring the proxy card mailed to you if you received printed proxy materials, or vote using a ballot that will be provided to you at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you authorize your proxy to vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

Most of our stockholders hold their shares in street name through a broker, bank, trustee, or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and a Notice of Internet Availability or printed proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares, which will give you the right to vote the shares at the annual meeting. You will need to contact your broker, bank, trustee, or nominee to obtain a legal proxy. You will need to bring that proxy to the annual meeting in order to vote in person.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, trustee, or nominee. In most cases, you will be able to do this by telephone, through the Internet, or by mail. Please refer to the summary instructions on the proxy card included with your proxy materials. For shares held in street name, the voting instructions will be communicated to you by your broker, bank, trustee, or nominee.

By Telephone or through the Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions included with your proxy materials or, if you requested a printed copy of the proxy materials, on the proxy card.

By Mail — If you requested a printed copy of the proxy materials, you may submit your proxy by mail by signing the proxy card or, for shares held in street name, by following the voting instruction card included by your broker, bank, trustee, or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

The Internet and telephone proxy voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on May 1, 2013, unless the meeting is postponed or adjourned, in which case such voting facilities may remain open or be reopened until the day before the postponed or adjourned meeting.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee, or nominee. Therefore, we recommend that you follow the voting instructions in the materials you accessed through the Internet or received by mail.

If you vote by telephone or through the Internet, you do not have to return a proxy card or voting instruction card.

The Internet and telephone proxy voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend the annual meeting in person.

Q:	How can I change my vote after I have voted?

A:	You may revoke your proxy at any time and change your vote at any time before the final vote at the annual meeting. If you are a stockholder of record, you may do this by signing and submitting a written notice to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, by submitting a new proxy card with a later date, by voting by telephone or through the Internet (your latest telephone or Internet proxy is counted), or by attending and voting by ballot at the annual meeting. If you hold your shares beneficially in street name, you will need to contact your broker, bank, trustee, or nominee to obtain a legal proxy. Merely attending the annual meeting will not revoke a proxy unless you specifically request your proxy to be revoked.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

Q:	What happens if I do not give specific voting instructions?

A:	If you hold your shares directly in your name, and you sign and return a proxy card without giving specific voting instructions, the shares of common stock represented by that proxy will be voted as recommended by the board of directors. If you hold your shares in street name through a broker, bank, trustee, or nominee and do not provide your broker with specific voting instructions, your broker will have discretion to vote such shares but only with respect to routine matters (Proposal 3).

If no voting instructions are received from you, and you hold your shares in street name, your broker will not turn in a proxy card for your shares on the non-routine matters proposed at our annual meeting. Non-routine matters are the election of directors (Proposal 1) and the advisory vote to approve the company’s executive compensation for 2012 (Proposal 2).

If you hold shares in your 401(k) Plan account and do not provide the trustee of our 401(k) Plan with specific voting instructions, the trustee will vote all uninstructed shares held in our 401(k) Plan in the same proportion as how instructed shares held in the 401(k) Plan are voted.

Q:	Why did I receive the Notice of Internet Availability in the mail instead of printed proxy materials?

A:	We have implemented the Notice and Access Rule enacted by the SEC for distribution of materials for our 2013 annual meeting of stockholders. Accordingly, we are sending a Notice of Internet Availability to our stockholders of record and our beneficial owners. All stockholders will be able to access the proxy materials (2013 Proxy Statement and the 2012 Annual Report to Stockholders, including our Annual Report on Form 10-K) through the Internet at the website address noted on the Notice of Internet Availability. We believe that the electronic availability of materials is an appropriate proxy communication solution that will allow us to provide our stockholders with the materials they need, while lowering the cost of delivery and reducing the environmental impact of our annual meetings. Stockholders may also request to receive printed copies of the proxy materials.

Q:	How can I access the proxy materials electronically?

A:	The Notice of Internet Availability provides you with instructions regarding how to view our proxy materials through the Internet. Specifically, you may view a copy of the proxy materials on the Internet by visiting www.proxyvote.com.

You may also access an electronic copy of our 2012 Annual Report at the Investor Relations page of our website, http://ir.prologis.com/annuals.cfm.

Q:	How may I elect to receive future proxy materials electronically instead of by mail?

A:	If you wish to receive future proxy materials electronically by e-mail instead of by mail, you may register to do so at the Investor Relations page of our website, www.prologis.com, and select the link “Consent for Electronic Delivery.” Alternatively, you can sign up for electronic delivery of proxy materials by following the instructions on the proxy card with respect to how to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. By choosing to receive your future proxy materials by e-mail, you will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our annual meetings. If you register to receive future proxy materials electronically by e-mail, you will receive an e-mail next year with instructions on how to access those proxy materials and how to vote. If you change your e-mail address, you will need to update your registration. Your election to receive proxy materials electronically by e-mail will remain in effect until you terminate it.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we do not anticipate that any other matters will be raised at the annual meeting. If any other matters are properly presented at the annual meeting for consideration, the persons named as proxies and acting thereunder will have discretion to vote on those matters for you.

Q:	Who pays for the cost of this proxy solicitation?

A:	We pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers, or employees, in person or by telephone, facsimile, or other electronic means. These people will not be specially compensated for their solicitation of proxies.

In accordance with the rules and regulations of the SEC and the New York Stock Exchange (“NYSE”), we will also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROLOGIS, INC. SINCE THE DATE OF THIS PROXY STATEMENT.

Q:	What is the deadline to propose actions for consideration at the 2014 annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at our next annual meeting expected to be held in 2014 as follows:

Deadline for Submitting Stockholder Proposals for Inclusion in our 2014 Proxy Statement.    Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) provides that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a stockholder proposal to be considered for inclusion in the 2014 proxy statement for our 2014 annual meeting, it must be received at our principal executive offices (Pier l, Bay l, San Francisco, California 94111) no later than November 15, 2013. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Deadline for Submitting Stockholder Proposals or Director Nominations not to be Included in our 2014 Proxy Statement.    If you intend to present a proposal or nomination for director at our 2014 annual meeting, but you do not intend to have it included in our 2014 proxy statement, the notice of nomination or proposal must be delivered to, or mailed and received by, us at our principal executive offices (Pier l, Bay l, San Francisco, California 94111) between January 2, 2014 and February 1, 2014.

If, however, the date of the 2014 annual meeting is advanced or delayed by more than 30 days from May 2, 2014, we must receive the notice of nomination or proposal not more than 120 days prior to the date of the 2014 annual meeting and not less 90 days prior to the date of the 2014 annual meeting.

If less than 100 hundred days’ notice or prior public disclosure of the date of the 2014 annual meeting (which was advanced or delayed by more than 30 days from May 2, 2014) is given or made to stockholders, the deadline to receive the notice of nomination or proposal is the close of business on the 10th day following the day on which notice of the 2014 annual meeting date was mailed or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

As set forth in our Bylaws, for stockholder proposals other than director nominations, such stockholder’s notice must contain, among other things, with respect to each proposed matter:

•	a brief description of the business and the reasons for conducting such business at the annual meeting;

•	the name of the stockholder and any “stockholder associated person” (as defined in our Bylaws);

•	the record address or current address, if different, of the stockholder and any “stockholder associated person”;

•

the class, series, and number of shares the stockholder and any “stockholder associated person” beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares);

•	any material interest the stockholder or any “stockholder associated person” has in such business;

•

whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf, or by a “stockholder associated person” or on that person’s behalf (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock prices changes, or to increase the voting power of such stockholder or “stockholder associated person”) and a general description of such activity; and

•	to the extent known by the stockholder giving notice, the name and address of any other stockholder supporting a proposal of other business.

Please review our Bylaws for more information regarding requirements to submit a stockholder proposal outside of Rule 14a-8.

As set forth in our Bylaws, for director nominations, a stockholder’s notice must contain, among other things, with respect to each proposed nominee:

•	the name, age, business address, and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series, and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

•	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

•	the proposed nominee’s written consent to serve as a director if elected;

•

a statement whether such person, if elected or re-elected, or as a condition thereto, will tender an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board; and

•

with respect to the stockholder giving the notice: (i) the name of the stockholder, the record address (or current address, if different) of the stockholder, and the class, series, and number of shares the stockholder beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares); (ii) whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes, or to increase the voting power of such stockholder) and a general description of such activity; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any “stockholder associated person.”

We may require a proposed nominee to furnish other information to determine the eligibility of such proposed nominee to serve as one of our directors, including, without limitation, information regarding the skills, qualifications, and experience of a proposed nominee, as well as the other items set forth under “Board of Directors and Committees — Board Governance and Nomination Committee” below. Please review our Bylaws for more information regarding requirements to nominate directors.

Copy of Bylaws.    A copy of the full text of our Bylaws may be obtained without charge by writing Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

The date of this proxy statement is March 15, 2013.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE

—	Proposal 1: Election of Directors

Nominees:    At the annual meeting you will be asked to elect to the board of directors the ten persons nominated by the board of directors. The directors will be elected to one-year terms and will hold office until the 2014 annual meeting and until their successors are duly elected and qualified.

Vote Required:    You may vote for, vote against, or abstain from voting for any of the director nominees. Assuming a quorum is present, to elect a particular director nominee, the number of votes cast “For” a director nominee by the holders of shares of common stock entitled to vote on the election of directors and represented in person or by proxy at the annual meeting must exceed the number of such votes cast “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election. A more detailed description of the majority voting procedures is provided below under “Election of Directors.”

—	Proposal 2: Advisory Vote to Approve the Company’s Executive Compensation for 2012

Advisory Vote to Approve Executive Compensation for 2012:    At the annual meeting you will be asked to approve a resolution on the company’s executive compensation for 2012 as reported in this proxy statement. Because your vote is advisory, it will not be binding upon the board. Although non-binding, we value the opinions of our stockholders and will review and consider the voting results when making future executive compensation decisions.

Vote Required:    You may vote for, vote against, or abstain from voting to approve the resolution on the company’s executive compensation for 2012. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes cast “Against” the proposal.

—	Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:    At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for the year 2013.

Vote Required:    You may vote for, vote against, or abstain from voting on ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes cast “Against” the proposal.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

The board of directors unanimously recommends that the stockholders vote FOR proposals 1, 2, and 3.

The foregoing are only summaries of the proposals. You should review the full discussion of each proposal in this proxy statement before casting your vote.

ELECTION OF DIRECTORS	PROPOSAL 1

—	Nominees

The board of directors currently consists of ten directors who are all standing to be elected at the 2013 annual meeting of stockholders to hold office until the 2014 annual meeting and until their successors are duly elected and qualified. The shares represented by the proxies received will be voted for the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast against any or all of them or that you abstain from voting. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, retirement, or death. The ten nominees for election to the board at the 2013 annual meeting, all proposed by the board, are listed below with brief biographies. They are all now current directors. We do not know of any reason why any nominee would be unable or unwilling to serve as a director, if elected. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the board as a substitute or the board may reduce the number of directors.

Walter C. Rakowich served on the board until his retirement as our co-chief executive officer effective December 31, 2012. Mr. Rakowich previously served on the board of ProLogis, which we refer to as the “Trust.” AMB Property Corporation (“AMB”) and the Trust completed a merger transaction on June 3, 2011. Effective with the merger we changed our name to Prologis, Inc.

Our Bylaws provide that the vote required for election of directors is a “majority vote of the votes cast” in uncontested elections of directors. Accordingly, directors are required to be elected by the majority of votes cast by the shares present in person or represented by proxy with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “For” a director nominee by the holders of shares of common stock entitled to vote on the election of directors and represented in person or by proxy at the annual meeting must exceed the number of such shares voted “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director. In the event of a contested election where the plurality vote standard applies, stockholders shall be permitted to vote only “for” a director nominee or to designate their vote be “withheld” from such nominee.

If a nominee who is serving as a director is not elected by a majority vote at the annual meeting, then, under Maryland law, such director would continue to serve as a “holdover director.” Under our Bylaws, any director who fails to be elected by a majority vote shall tender his or her resignation to the board, subject to acceptance by the board. The board governance and nomination committee will make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board will then act on the board governance and nomination committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results or, if the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the board’s decision. Non-incumbent directors who are not elected at the annual meeting would not become directors and would not serve on the board as a “holdover director.”

The board of directors has affirmatively determined that all of the director nominees, other than Hamid R. Moghadam, are independent directors in accordance with NYSE rules, our governance guidelines, and our Bylaws, which are discussed in more detail below.

Each of the nominees has consented to be named in this proxy statement and to serve as a director if elected. Information about each nominee’s share ownership is presented below under “Information Relating to Stockholders, Directors, Nominees, and Executive Officers.”

The board of directors unanimously recommends that the stockholders vote FOR the election of each nominee.

—	Biographical Information

Hamid R. Moghadam.    Chairman of the Board since January 2000; Director since November 1997

Board Committees: Executive

Mr. Moghadam, 56, has been our chief executive officer since the end of December 2012 and was our co-chief executive officer from June 2011 to December 2012. He is the co-founder of AMB Property Corporation and was AMB’s chief executive officer from November 1997 (from the time of AMB’s initial public offering) to June 2011 when AMB merged with the Trust.

Mr. Moghadam is a Trustee of Stanford University and serves on the Executive Committee of the Board of Directors of the Urban Land Institute. Mr. Moghadam holds Bachelor’s and Master’s degrees in engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the Graduate School of Business at Stanford University. Mr. Moghadam’s day-to-day leadership of the company since 1983 provides our board with a particular expertise in strategic planning, executive management, industry perspective, investment management, capital allocation, and overall risk management.

George L. Fotiades.    Director since June 2011 (prior to the merger of AMB and the Trust, served as trustee of the Trust from December 2001 to June 2011)

Board Committees: Compensation (Chair)

Mr. Fotiades, 59, has been an operating partner and chairman, Healthcare Investments at Diamond Castle Holdings, a private equity investment firm, since April 2007. Mr. Fotiades was chairman of Catalent Pharma Solutions, Inc., a provider of advanced technologies for pharmaceutical, biotechnology, and consumer health companies from June 2007 to February 2010. Mr. Fotiades serves as a member of the board of AptarGroup, Inc., a global dispensing systems company, and as vice chairman of the board of Cantel Medical Corp., a provider of infection prevention and control products. He previously served on the board of Alberto-Culver Company.

Mr. Fotiades was previously the president and chief operating officer of Cardinal Health, Inc. and also served as president and chief executive officer of Cardinal’s Pharmaceutical Technologies and Services segment. Mr. Fotiades has also served as president of Warner-Lambert’s consumer healthcare business, as well as in other senior positions at Bristol-Myers Squibb, Wyeth, and Procter & Gamble. Mr. Fotiades holds a Master of Management from The Kellogg School of Management at Northwestern University and a Bachelor of Arts from Amherst College. As a result of these and other professional experiences, Mr. Fotiades brings extensive experience in executive management of global operations, strategic planning, and sales and marketing to our board.

Christine N. Garvey.    Director since June 2011 (prior to the merger of AMB and the Trust, served as trustee of the Trust from September 2005 to June 2011)

Board Committees: Audit

Ms. Garvey, 67, retired from Deutsche Bank AG, a global investment bank, in May 2004, where she served as global head of corporate real estate services at Deutsche Bank AG London from May 2001 until her retirement. She was a consultant to Deutsche Bank AG from 2004 to 2006. Ms. Garvey serves as a member of the boards of HCP, Inc., a real estate investment trust investing in health care real estate, Toll Brothers, Inc., a luxury home builder, MPG Office Trust, Inc., a real estate investment trust investing in office properties, and UnionBanCal Corporation, a wholly owned subsidiary of the Bank of Tokyo-Mitsubishi. She previously served on the board of Hilton Hotels Corporation.

Ms. Garvey was previously vice president, worldwide real estate and workplace resources for Cisco Systems, Inc. and also held several positions with Bank of America, including group executive vice president and head of national commercial real estate services. Ms. Garvey was a member of the board of Catellus Development Corporation prior to its merger with the Trust in 2005. Ms. Garvey holds a Juris Doctor degree from Suffolk University Law School and a Bachelor of Arts, magna cum laude, from Immaculate Heart College in Los Angeles. As a result of these and other professional experiences, Ms. Garvey brings extensive experience in real estate investments, strategic planning, corporate finance, legal issues, and, through her service on audit committees of public companies, audit and accounting experience to our board.

Lydia H. Kennard.    Director since August 2004

Board Committees: Board Governance and Nomination (Chair)

Ms. Kennard, 58, is the founder and chief executive officer of KDG Construction Consulting, a provider of project and construction management services, and a principal of Airport Property Ventures, LLC, an aviation focused real estate operating and development company. Ms. Kennard serves as a member of the boards of Intermec, Inc., an automated identification and data collection company, and URS Corporation, a provider of engineering, construction, and technical services.

Ms. Kennard served as executive director of Los Angeles World Airports, a system of airports comprising Los Angeles International, Palmdale Regional, and Van Nuys General Aviation Airports from 1999 to 2003 and again from 2005 to 2007. From 1994 to 1999, she served as the system’s deputy executive for design and construction. She previously served on the board of Indymac Bancorp, Inc. Ms. Kennard holds a Juris Doctor degree from Harvard University, a Master’s degree in city planning from Massachusetts Institute of Technology, and a Bachelor of Science in urban planning and management from Stanford University. As a result of these and other professional experiences, Ms. Kennard brings extensive experience in real estate management and development, executive management, knowledge of the airport and aviation industries, and urban planning to our board.

J. Michael Losh.    Director since January 2003

Board Committees: Audit (Chair)

Mr. Losh, 66, served as interim chief financial officer of Cardinal Health, Inc., a health care products and services company, from July 2004 to May 2005 and served on its board from 1996 until September 2009. Mr. Losh spent 36 years with General Motors Corporation, an automobile manufacturer, most recently as executive vice president and chief financial officer from July 1994 to August 2000 and as chairman of GMAC, General Motors’ financial services group, from July 1994 to April 1999. Mr. Losh serves as presiding director of the board of CareFusion Corporation, a global medical technology company, and as a member of the boards of AON Corporation, a global provider of risk management services, insurance and re-insurance, and human resource consulting and outsourcing, Masco Corporation, a home improvement and building products company, H.B. Fuller Company, a global formulator, manufacturer, and marketer of chemical products, and TRW Automotive Holdings Inc., a global automotive supply company.

Mr. Losh holds a Master in Business Administration from Harvard University and a Bachelor of Science in mechanical engineering from Kettering University. As a result of these and other professional experiences, Mr. Losh brings extensive experience in executive management, strategic planning, corporate finance and, through his service on audit committees of public companies, audit and accounting experience to our board.

Irving F. Lyons III.    Lead Independent Director since June 2011 (prior to the merger of AMB and the Trust, served as trustee of the Trust from September 2009 to June 2011 and from March 1996 to May 2006)

Board Committees: Executive

Mr. Lyons, 63, has been a principal with Lyons Asset Management, a private equity firm, since January 2005. In 2004, Mr. Lyons retired from the Trust where he had served as chief investment officer from 1997 until his retirement. He joined the Trust in 1993 and served as president from 1999 to 2001 and vice chairman from 2001 to 2004. Mr. Lyons serves as chairman of the board of BRE Properties, Inc., a real estate investment trust investing in apartment communities, and as a member of the board of Equinix, Inc., a global data center operator.

Mr. Lyons joined the Trust when King & Lyons, an industrial real estate management and development company, was acquired by the Trust in 1993. Mr. Lyons had been the managing general partner in that firm since its inception in 1979 and was one of its principals at the time of the acquisition. Mr. Lyons received a Master in Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley. As a result of these and other professional experiences, and specifically his previous roles with the Trust, Mr. Lyons brings extensive experience in real estate investments and management with a unique perspective and insight into our business model and strategy, as well as our operations and markets to our board.

Jeffrey L. Skelton.    Director since November 1997

Board Committees: Board Governance and Nomination, Executive (Chair)

Mr. Skelton, 63, is the founder and managing partner of Resultant Capital Partners, an investment management firm that he co-founded in 2009 after retiring as the president and chief executive officer of Symphony Asset Management, a subsidiary of Nuveen Investments, Inc., an investment management firm.

Prior to founding Symphony Asset Management in 1994, Mr. Skelton was with Wells Fargo Nikko Investment Advisors from 1984 to 1993, where he served in a variety of capacities, including chief research officer, vice chairman, co-chief investment officer, and chief executive officer of Wells Fargo Nikko Investment Advisors Limited in London. Previously, Mr. Skelton was also an assistant professor of finance at the University of California at Berkeley, Walter A. Haas School of Business. Mr. Skelton holds a Ph.D. in mathematical economics and finance and a Master of Business Administration from the University of Chicago. As a result of these and other professional experiences, Mr. Skelton brings extensive experience in strategic planning, executive management, finance, and investments to our board.

D. Michael Steuert.    Director since June 2011 (prior to the merger of AMB and the Trust, served as trustee of the Trust from September 2003 to June 2011)

Board Committees: Audit

Mr. Steuert, 64, retired in May 2012 from Fluor Corporation, a publicly traded engineering and construction firm, where he had been the senior vice president and chief financial officer since 2001. Mr. Steuert served as a consultant with Fluor from his retirement through the end of 2012. Mr. Steuert serves as a member of the board of Weyerhaeuser Corporation, a real estate investment trust specializing in home building, growing and harvesting trees, and producing other forest products.

Mr. Steuert was previously senior vice president and chief financial officer of Litton Industries, Inc. from 1999 to 2001, when Northrop Grumman acquired the company. Before joining Litton, Mr. Steuert served as senior vice president and chief financial officer for GenCorp, Inc. and, over a 15-year period, served in several financial management positions with TRW Automotive Holdings Inc. where he began his career in 1971. Mr. Steuert earned both a Bachelor’s degree and a Master’s degree from Carnegie Mellon University and has completed post-graduate training at Harvard University and the University of Pennsylvania’s Wharton School of Business. As a result of these and other professional experiences, Mr. Steuert brings extensive experience in corporate finance, accounting, and strategic planning to our board.

Carl B. Webb.    Director since August 2007

Board Committees: Compensation

Mr. Webb, 63, has been a senior partner of Ford Management, L.P. a private equity firm focusing on equity investments in financial services since 2008. Mr. Webb was the chief executive officer and a board member of Pacific Capital Bancorp and chairman and chief executive officer of Pacific Capital Bank, N.A. until December 2012 when these companies were merged with UnionBanCal Corporation. Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. Additionally, Mr. Webb serves as a member of the board of Hilltop Holdings Inc., a publicly traded financial services holding company.

Mr. Webb previously served on the boards of Plum Creek Timber Company, M & F Worldwide Corp., and Triad Financial SM LLC, where he was co-chairman from July 2007 to October 2009 and served as interim president and chief executive officer from August 2005 to June 2007. Since 1983, Mr. Webb held executive positions at banking institutions, including Golden State Bancorp, Inc. and its subsidiary, California Federal Bank, FSB, First Madison Bank, FSB, First Gibraltar Bank, FSB, and First National Bank at Lubbock. Mr. Webb received a Bachelor of Business Administration from West Texas A&M University and a graduate banking degree from Southwestern Graduate School of Banking at Southern Methodist University. As a result of these and other professional experiences, Mr. Webb brings extensive experience in executive management, finance, strategic planning, as well as expertise in the financial industry, to our board.

William D. Zollars.    Director since June 2011 (prior to the merger of AMB and the Trust, served as trustee of the Trust from December 2001 to May 2010)

Board Committees: Board Governance and Nomination, Compensation

Mr. Zollars, 65, retired from YRC Worldwide, Inc., a global transportation service provider, in July 2011 where he served as chairman, president, and chief executive officer from 1999 until his retirement. He was president of Yellow Transportation, Inc. from 1996 to 1999. Mr. Zollars serves as a member of the boards of Cerner Corporation, a supplier of healthcare information technology solutions, healthcare devices, and related services, and CIGNA Corporation, a global health service organization.

Mr. Zollars was previously a senior vice president of Ryder Integrated Logistics, a division of Ryder System, Inc. and he spent 24 years in various executive positions, including eight years in international locations, at Eastman Kodak. Mr. Zollars holds a Bachelor of Arts in economics from the University of Minnesota. As a result of these and other professional experiences, Mr. Zollars brings extensive experience in strategic planning, executive management (including global operations), logistics, corporate finance, and risk management, as well as his perspective as a former chief executive officer of a public company, to our board.

CORPORATE GOVERNANCE

We place a high premium on corporate governance because we believe strong corporate governance is central to strong leadership of the company and enhances the value of the company for our stockholders. We have a non-staggered independent board of directors that is elected annually by majority vote. We also currently do not have a stockholder rights plan. In addition, we have opted out of state anti-takeover provisions that are frequently adopted by Maryland corporations. For these and other actions that we have taken to maintain strong corporate governance, we have been noted for our strong corporate governance. Green Street Advisors, an independent research firm focusing on real estate investment trusts (“REITs”), has ranked us as the top REIT in the area of corporate governance in its published rankings since 2002.

Our commitment to furthering meaningful corporate governance practices and maintaining a business environment of uncompromising integrity is demonstrated through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the NYSE. The board has formalized several policies, procedures, and standards of corporate governance that are reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our governance guidelines can be obtained by any stockholder, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Director Independence.    We require that a majority of the board of directors be independent in accordance with NYSE rules. To determine whether a director is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the director. The board has determined that all of our directors, other than Mr. Moghadam, are independent. The board reached its decision after reviewing director questionnaires, considering any transactions and relationships between us, our affiliates, members of our senior management and their affiliates, and each of the directors, members of each director’s immediate family, and each director’s affiliates, and considering all other relevant facts and circumstances. The board has also determined that all members of the audit, compensation, and board governance and nomination committees are independent in accordance with NYSE and SEC rules.

Leadership Structure.    We have followed the traditional U.S. board leadership structure where the chief executive officer also serves as the chairman of the board of directors. Currently, Mr. Moghadam, our chief executive officer (and one of our co-chief executive officers during 2012), serves as chairman of the board. Mr. Lyons serves as our lead independent director. We believe that a structure that combines the roles of chief executive officer and chairman, along with independent chairs for each of the board committees and an independent lead director, provides the best leadership for the company. As one of our founders, Mr. Moghadam has extensive knowledge and expertise in the real estate and REIT industries, as well as extensive history and knowledge of our company. Mr. Moghadam works with our independent committees and their chairs and with the lead independent director to make strategic decisions for the company. In his role as chairman, Mr. Moghadam acts as a facilitator and guide, coordinating the board’s affairs. As chief executive officer, he implements the directives of the board and oversees business operations, among other responsibilities. This arrangement provides the board with direct access to management insight into company affairs and better visibility for our overall strategic vision. We believe this leadership structure puts the company in the best position to navigate the changing economic environment and places the company in a competitive position to provide long-term value to our stockholders.

Board’s Role in Risk Oversight.    The board of directors has the primary responsibility for overseeing risk management of the company, and our management team provides the board with a regular report highlighting their assessments and recommendations. The audit committee focuses on oversight of financial risks relating to the company, the compensation committee focuses primarily on risks relating to remuneration of our officers and employees, while our board governance and nomination committee focuses on reputational and corporate governance risks relating to our company. In addition, the audit committee and the board regularly hold discussions with our risk management group and other members of management regarding the risks that may affect the company. The committees advise the full board of their risk oversight activities.

Communicating with Directors.    You can communicate with any of the directors, individually or as a group, by writing to them in care of Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111. All communications should prominently indicate on the outside of the envelope that they are intended for the full board, for independent or non-employee directors only, or for any particular group or member of the board. Each communication intended for the board and received by the secretary that is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The directors will be advised of any communications that were excluded through normal security procedures and they will be made available to any director who wishes to review them.

Director Qualifications and Skills.    Each of the above director nominees was chosen based on his or her experience, qualifications, and skills to serve on the board of directors. The board governance and nomination committee assesses the characteristics of the director nominees, including the director nominee’s integrity and accountability, judgment, maturity, and supportiveness in working with others, history of high standards, willingness to commit the time and energy needed to satisfy the requirements of board and committee membership, awareness and ongoing education, balance with other commitments, financial literacy, and compliance with our stock ownership guidelines. In addition, each nominee was selected based on his or her talent, skills, and experience as discussed in their biographies and how those characteristics supplement the resources and talent on the board, as well as, his or her contribution to the board in a way that can enhance perspective and experiences through diversity in gender, ethnic background, geographic origin, and professional experience. While the committee does not have a formal policy regarding diversity, the committee does consider diversity of the board in identifying director nominees, including race, gender, geographical diversity, and diversity in experience, professional background, areas of expertise, and industries of the candidate. We believe that the diverse constituency and experience of the board lends to excellent oversight of the company that best serves our stockholders.

To identify potential nominees for the board, the board governance and nomination committee first evaluates the current members of the board who are willing to continue in service. Current members of the board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives, and in view of our developing needs. If necessary, the committee then solicits ideas for possible candidates from a number of sources, which can include other board members, senior management, and individuals personally known to members of the board. The committee may also retain a third party to assist in identifying potential nominees, however, the committee has not done so in the past. Our governance guidelines provide that directors will not be nominated or appointed to the board if they are or would be 72 years or older at the time of the election or appointment. Term limits on directors’ service have not been instituted.

Stockholder Recommended Nominees for Director.    The board governance and nomination committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s skills, experience, and personal qualities, as well as the other factors discussed in the committee charter, which are evaluated in the context of the perceived needs of the board at any given point in time. The committee will consider nominees to the board recommended by stockholders with respect to elections to be held at an annual meeting if notice of the nomination is timely delivered in writing to our secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a director nomination as described above. The notice must include among other things:

•	the name, age, business address, and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series, and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

•	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

•	the proposed nominee’s written consent to serve as a director if elected;

•

a statement whether such person, if elected or re-elected or as a condition thereto, will tender an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board; and

•

with respect to the stockholder giving the notice: (i) name of the stockholder, the record address, (or current address, if different) of the stockholder, and the class, series, and number of shares the stockholder beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares); (ii) whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf (including any agreement, arrangement, or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes, or to increase the voting power of such stockholder) and a general description of such activity; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any “stockholder associated person.”

Code of Ethics and Business Conduct.    We have adopted a code of ethics and business conduct that applies to all employees and directors entitled “A Commitment to Excellence and Integrity,” which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111. Our code details the expected behavior of all employees in routinely applying our institutional and personal values of honesty, integrity, and fairness to everything we do at Prologis. The code outlines in great detail the key principles of ethical conduct expected of our employees, officers, and directors, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The code establishes formal procedures for reporting illegal or unethical behavior to the ethics committee and permits employees to report on a confidential or anonymous basis if desired, any concerns about the company’s accounting, internal accounting controls, or auditing matters. Employees may contact the ethics committee by e-mail, in writing, or by calling a toll-free telephone number. Any significant concerns are reported to the audit committee in accordance with the code.

BOARD OF DIRECTORS AND COMMITTEES

Pursuant to the Maryland General Corporation Law and our Bylaws, our business, property, and affairs are managed under the direction of the board of directors. Members of the board are kept informed of our business through discussions with management (the chief executive officer, our other named executive officers, and our senior management team), by reviewing materials provided to them, and by participating in meetings of the board and its committees. The board of directors currently consists of ten directors, nine of whom are independent under NYSE rules. All of our current directors are standing for re-election at the 2013 annual meeting. Mr. Rakowich retired from the company and from the board effective December 31, 2012. The board held five meetings in 2012, including telephonic meetings, and all of the directors attended 75% or more of the aggregate number of board and committee meetings during 2012 for the periods that they served. Each director standing for election in 2013 is expected to attend the annual meeting of stockholders, either in person or telephonically, absent cause, and all directors attended the annual meeting last year, in person or telephonically.

The board governance and nomination committee selects a lead director from the independent directors. The lead independent director’s duties include chairing executive sessions of the independent directors, facilitating communications, and resolving conflicts, if any, between the independent directors, other members of the board and the management of the company, and consulting with and providing counsel to the company’s chief executive officer as needed or requested. Mr. Lyons has served as lead independent director since June 2011 and will continue in that role for 2013 if re-elected. Our governance guidelines do not prohibit directors from serving simultaneously on the boards of multiple companies. In the event that a director serves on three or more public company boards simultaneously, including our board, then our board shall determine that such simultaneous service does not impair the ability of such member to effectively serve our company. With respect to Mr. Fotiades, Ms. Garvey, Ms. Kennard, Mr. Losh, Mr. Lyons, and Mr. Zollars, the board has made such determinations.

The four standing committees of the board are: audit committee, compensation committee, board governance and nomination committee, and executive committee. These committees make regular reports to the board. The board has determined that each member of the audit, compensation, and board governance and nomination committees is an independent director in accordance with NYSE rules.

Membership information for our board committees is presented below. The current membership has been in effect since June 2011 with the exception of the executive committee. Mr. Rakowich served on the executive committee and was the chair of that committee until his retirement effective December 31, 2012. Mr. Skelton became chair of the executive committee effective February 27, 2013.

Name	Audit	Compensation	Board Governance and Nomination	Executive
Hamid R. Moghadam, Chairman				X
George L. Fotiades		Chair
Christine N. Garvey*	X
Lydia H. Kennard			Chair
J. Michael Losh*	Chair
Irving F. Lyons III, Lead Independent Director				X
Jeffrey L. Skelton			X	Chair
D. Michael Steuert*	X
Carl B. Webb		X
William D. Zollars		X	X

*	Designated by the board as an “audit committee financial expert.”

Audit Committee.    The audit committee was established as a separately designated standing committee in accordance with Section 3(a)(58)(A) of the Exchange Act, as amended. The board has determined that Mr. Losh, Ms. Garvey, and Mr. Steuert are each financially literate and that each qualifies as an audit committee financial expert within the meaning of the SEC regulations. Additionally, the board has determined that all members of the audit committee are independent under applicable NYSE and SEC rules and that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies would not impair his ability to effectively serve on our audit committee. In reaching this determination, the board considered that Mr. Losh’s substantial ability, experience, and expertise in corporate finance, and specifically his experience in public company financial management and reporting as chief financial officer for General Motors, significantly benefits the board and the company. Further, the board determined that Mr. Losh’s service on the audit committees of the other public companies did not hinder his ability to serve on our audit committee as he is currently retired and is not serving in an executive officer capacity for any other company. There were nine meetings of the audit committee in 2012.

The purpose of the audit committee is to be an informed, vigilant, and effective overseer of the financial accounting and reporting processes of the company. This committee is directly responsible for the appointment, compensation, and oversight of our public accountants. Further, the committee monitors: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants. The committee also reviews the adequacy of its charter on an annual basis. The audit committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA.

Board Governance and Nomination Committee.    All of the members of the board governance and nomination committee are independent under NYSE rules. This committee’s purpose is to: (i) review and make recommendations to the board on board organization and succession matters; (ii) assist the full board in evaluating the effectiveness of the board and its committees, including, without limitation, evaluating the process used by the compensation committee to evaluate the performance of the chief executive officer; (iii) review and make recommendations for committee appointments to the board; (iv) identify individuals qualified to become board members consistent with any criteria approved by the board and propose to the board a slate of nominees for election to the board; (v) assess and make recommendations to the board on corporate governance matters; (vi) develop and recommend to the board a set of corporate governance principles applicable to the company; and (vii) provide assistance to the board in reviewing and approving the company’s activities, goals, and policies concerning environmental stewardship and social responsibility matters. This committee also reviews the adequacy of its charter on an annual basis. There were three meetings of this committee in 2012. The board governance and nomination committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Compensation Committee.    This committee’s purpose is to discharge the board’s responsibilities relating to compensation of directors and executives and to produce an annual report on executive compensation for inclusion in the proxy statement. The committee has the overall responsibility for approving and evaluating the director and officer compensation plans, policies, and programs. Specifically, the committee is responsible for: (i) reviewing and recommending to the board corporate goals and objectives relative to the compensation of our chief executive officer; (ii) evaluating the chief executive officer’s performance in light of those goals and objectives, and setting the chief executive officer’s compensation level based on this evaluation, including incentive and equity-based plans; (iii) setting the amount and form of compensation for the senior executive officers who report to the chief executive officer; (iv) making recommendations to the board (including recommendations for non-employee directors) on general compensation practices, including incentive and equity-based plans, and adopting, administering, and making awards under annual and long-term incentive compensation and equity-based plans, including any amendments to the awards, under any such plans, and reviewing and monitoring awards under such plans; (v) reviewing and approving any new employment agreements, change in control agreements, severance or similar termination payments proposed to be made to the chief executive officer or any other executive officer of the company; (vi) reviewing and assessing its charter annually in light of current circumstances of the company and changes in regulations and recommending any proposed changes to the board for approval; (vii) confirming that relevant reports are made to the board or in periodic filings as required by governing rules and regulations of the SEC and NYSE; (viii) participating in succession planning for key executives; and (ix) forming and delegating authority to subcommittees when deemed appropriate. Our chief executive officer makes separate recommendations to the compensation committee concerning the form and amount of the compensation of our senior officers (excluding his own compensation). There were four meetings of this committee in 2012. The compensation committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

The compensation committee directly engages an outside compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”) to assist the committee in assessing our compensation programs for senior officers. FW Cook, who was engaged by the committee after the merger in June 2011, reports directly to the compensation committee, receives no compensation from the company other than for its work in advising the compensation committee, and maintains no other economic relationships with the company. FW Cook interacts directly with members of our management only on matters under the compensation committee’s oversight. FW Cook conducted a comprehensive competitive review of the compensation program for our senior officers in May 2012 which was used by our compensation committee to assist it in making compensation recommendations to the board. FW Cook has also assisted the compensation committee in evaluating the design of certain outperformance compensation plans implemented in 2012. See “Executive Compensation Matters — Compensation Discussion and Analysis — 2012 Decisions—Outperformance Compensation Plans” for additional information about these new plans. In 2011, FW Cook conducted a review on non-employee director compensation to assist the compensation committee in determining the post-merger compensation structure for non-employee directors. No changes were made to the non-employee director compensation structure in 2012. Prior to the merger, FW Cook was engaged by the compensation committee of the Trust to advise them on executive and trustee compensation matters.

The committee’s report appears under “Executive Compensation Matters — Compensation Committee Report.” Please also see “Executive Compensation Matters — Compensation Discussion and Analysis” for additional information about, and the processes and procedures for determining, executive officer compensation.

The compensation committee also administers our equity compensation plans, our nonqualified deferred compensation arrangements, and our 401(k) Plan.

Compensation Committee Interlocks and Insider Participation.     No member of the compensation committee: (i) was, during the year ended December 31, 2012, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2012, between any member of the board or the compensation committee and an executive officer of the company.

Executive Committee. The executive committee is organized with the purpose of meeting and acting only if action by the board is required, the board is unavailable, and the matter to be acted on is time-sensitive. The executive committee has and may exercise all of the powers and authority of the board, subject to such limitations as the board, the committee’s charter, and/or applicable law, rules, and regulations may from time to time impose. During 2012, the executive committee did not hold any meetings.

DIRECTOR COMPENSATION

The board’s overall compensation philosophy related to non-employee directors is to provide a mix of cash and equity-based compensation, with the goal of paying more of such compensation in the form of equity and a smaller portion in cash. To determine the appropriate level of post-merger non-employee director compensation, in 2011 FW Cook provided the compensation committee with an analysis of the total compensation levels of non-employee directors of companies in the S&P 500, as well as for the 10 largest equity REITs, determined by enterprise value. The total compensation level for our non-employee directors recommended by the compensation committee and determined by the board is in the upper-quartile of the 10 REITs that were reviewed by FW Cook, but below the median of companies in the S&P 500. This level was deemed appropriate for a company of our size and complexity. Officers who also serve as a member of our board do not receive any compensation for their service on the board. The equity component of the compensation paid to our directors is awarded under the terms of the Prologis, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”) (see the narrative discussion that follows the Grants of Plan-Based Awards for Fiscal Year 2012 table below under “Executive Compensation Matters”). The 10 REITs analyzed were: Avalon Bay Communities, Inc., Boston Properties, Inc., Equity Residential, General Growth Properties, Inc., HCP, Inc., Host Hotels & Resorts, Inc., Public Storage, Simon Property Group, Inc., Ventas, Inc., and Vornado Realty Trust.

The cash component of the compensation earned by our non-employee directors consists of an annual retainer, fees for serving as chairs of committees, and fees for attending meetings in excess of the minimum 20 meetings covered by the annual retainer (including both board and committee meetings). Compensation applicable to service on our board by our non-employee directors for 2012 was as follows:

•	Annual retainer: $84,000

•

Annual equity awards valued on the grant date at $126,000 in the form of deferred share units (“DSUs”) that will vest upon the earlier of one year from the grant date or the date of the next annual meeting. Receipt of the vested DSUs is deferred until at least three years from grant date. The DSUs earn dividend equivalent units (“DEUs”) while they are outstanding.

•	Lead independent director retainer: $40,000

•	Annual retainer for serving as chair of a committee:

•	Audit: $25,000

•	Board Governance and Nomination: $15,000

•	Compensation: $20,000

•	Executive: None

•	Meeting fee of $1,500 for each meeting attended in excess of a combined 20 board and committee meetings per year.

In addition, we reimburse our directors for reasonable travel costs incurred to attend the meetings of the board and its committees.

Stock Ownership Guidelines.    Our directors must comply with our stock ownership guidelines. The guidelines, which are also applicable for the named executive officers and certain other senior officers, require the director to maintain an ownership level in our common stock equal to five times the annual retainer ($420,000 for 2012). Shares included as owned include common stock owned outright, vested equity awards (other than stock options), including vested DEUs, shares held in the director’s hypothetical fee deferral account (see discussion below), and shares that can be acquired through exchange of limited partnership units. Until such time as the guidelines are met, we will require the director to retain and hold 50% of any shares received under our equity compensation plans. Additionally, our insider trading policy prohibits our directors and employees from hedging the economic risk of ownership of our common stock and from pledging shares held in a margin account. All of our directors have met the guidelines.

Nonqualified Deferred Compensation Plans for Directors.    Our directors may participate in our nonqualified deferred compensation plans. Effective for 2012, we established a nonqualified deferred compensation plan (the “2012 NQDC Plan”) which allows non-employee directors to elect to defer up to 100% of their eligible compensation, such as directors’ fees and equity awards, which were earned and vested to the participant on or after January 1, 2012. The deferred compensation under the 2012 NQDC Plan is our unsecured obligation.

Mr. Fotiades elected to defer receipt of his annual retainer for 2012 through cash contributions to a “rabbi trust” under the 2012 NQDC Plan. Mr. Losh and Mr. Steuert both elected to defer receipt of their annual retainers, which have been converted into phantom shares in a hypothetical fee deferral account, under the terms of the 2012 NQDC Plan. Additional information with respect to the 2012 NQDC Plan is provided in the narrative discussion that follows the Nonqualified Deferred Compensation for Fiscal Year 2012 table below under “Executive Compensation Matters.”

Prior to the merger, we had two nonqualified deferred compensation plans (“the AMB NQ Plans”). Deferral elections made under the AMB NQ Plans prior to 2011, but with respect to 2011 compensation and beyond, remained in effect after the merger. However, the AMB NQ Plans contained provisions that, upon a change in control such as the merger, participants would receive a lump-sum distribution equal to their vested account balance. Mr. Losh, who was a participant in the AMB NQ Plans through the merger date, and Ms. Kennard, who participated in the AMB NQ Plans prior to 2011, both received distributions in June 2011. A new deferred compensation plan was adopted in 2011, the AMB Property Corporation 2011 Notional Account Deferred Compensation Plan (the “Notional Account NQDC Plan”), to provide participants who continued to be employed by us or continued as a non-employee director after the merger the opportunity to continue to receive tax deferred earnings with respect to the amount of their pre-merger deferred compensation balance that was withheld to pay taxes on the distribution triggered by the merger.

Under the Notional Account NQDC Plan, Mr. Losh and Ms. Kennard received an “Initial Account Credit” value equal to the deemed amount of the tax liability on the distributions they received in 2011 as a result of the change in control provisions triggered by the merger. The Initial Account Credit value is hypothetically invested in “measurement funds” selected by the participant, which do not include our company stock. Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments.

A Notional Earnings Account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon their retirement from the board, the Mr. Losh and Ms. Kennard are entitled to the excess, if any, of the value in their Notional Earnings Account (representing the value of the Initial Account Credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over their Initial Account Credit value. The Initial Account Credit values for Mr. Losh and Ms. Kennard were $469,558 and $98,047, respectively. As of December 31, 2012, the value of the Notional Earnings Account exceeded the Initial Account Credit value for Mr. Losh by $27,253 and for Ms. Kennard by $178.

The ProLogis Deferred Fee Plan for Trustees was assumed by us in the merger. Under this plan, members of the Trust’s board had the option to receive their fees currently or they could defer the receipt of their fees until after their board service ends (deferrals were in the form of cash or Trust common shares). Fees earned by participants were credited as common shares to a hypothetical fee deferral account based on the closing price of the common shares as of the date of the deferral. Under the merger agreement, the Trust common shares in the deferral account were converted to our common stock at the merger exchange ratio. The common stock in the hypothetical account earns dividends as if the shares of common stock in the account were outstanding in the name of the participant. Upon retirement from the board, the participant will be issued the shares of common stock included in the hypothetical fee deferral account. However, each participant has elected to defer receipt of such common stock generally until more than 60 days following their retirement from the board. Mr. Fotiades and Mr. Steuert were participants in this plan prior to the merger. As of December 31, 2012, including amounts earned as dividends, Mr. Fotiades had a balance of 19,712 shares and Mr. Steuert had a balance of 15,743 shares in their hypothetical fee deferral accounts. No additional deferrals could be made under this plan after December 31, 2011.

Mr. Lyons and Mr. Zollars have hypothetical fee deferral accounts associated with prior service on the Trust’s board. Mr. Lyons’ balance (1,055 shares at December 31, 2012) is scheduled to be distributed beginning in January 2015. Mr. Zollars’ balance (5,115 shares at December 31, 2012) is being distributed in annual installments through January 2019.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012*

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)		Stock Awards ($) (c)		Total(1) ($) (h)
George L. Fotiades	$104,000	(2)	$125,977	(3)(4)	$229,977
Christine N. Garvey	$84,000		$125,977	(3)(4)	$209,977
Lydia H. Kennard	$99,000		$125,977	(3)(4)	$224,977
J. Michael Losh	$109,000	(2)	$125,977	(3)(4)	$234,977
Irving F. Lyons III	$124,000		$125,977	(3)	$249,977
Jeffrey L. Skelton	$84,000		$125,977	(3)(4)	$209,977
D. Michael Steuert	$84,000	(2)	$125,977	(3)(4)	$209,977
Carl B. Webb	$84,000		$125,977	(3)(4)	$209,977
William D. Zollars	$84,000		$125,977	(3)	$209,977

* Columns (d), (e), (f), and (g) have been omitted from this table because they are not applicable.

(1) The compensation structure for the board of directors is described in the narrative discussion that precedes this table. Directors who are also employees of the company, such as Mr. Moghadam and Mr. Rakowich in 2012, do not receive additional compensation associated with their service on the board.

(2) The director elected to defer the receipt of his 2012 cash compensation under our nonqualified deferred compensation plan in 2012. Mr. Fotiades deferred his cash compensation through cash contributions under the 2012 NQDC Plan. Mr. Losh and Mr. Steuert each converted their cash compensation into phantom shares that are held in a hypothetical fee deferral account under the terms of the 2012 NQDC Plan. As of December 31, 2012, Mr. Fotiades’ account balance was $105,659 including earnings in 2012 of $1,659. As of December 31, 2012, the balance in the hypothetical fee deferral accounts of Mr. Losh and Mr. Steuert were as follows:

• Mr. Losh:	3,152 shares (including 38 shares earned as dividend equivalents in 2012)
• Mr. Steuert:	2,429 shares (including 29 shares earned as dividend equivalents in 2012)

See the discussion above and also the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2012 table below under “Executive Compensation Matters.”

(3) Represents the grant date fair value of 3,514 DSUs awarded to each of our non-employee directors who were elected at our annual meeting on May 3, 2012. The value of the DSUs is based on the closing price of our common stock on the date of grant which was $35.85 per share. The DSUs vest on the earlier of the date of the next annual meeting or the one-year anniversary of the grant date. These awards are expected to vest on May 2, 2013, the date of the 2013 annual meeting. Receipt of the vested DSUs is deferred until three years from the grant date. Messrs. Fotiades, Losh, and Steuert and Ms. Garvey have elected to further defer the receipt of their DSUs until their service on our board ends. Mr. Lyons has elected to defer the receipt of his DSUs until 2017. While they are outstanding, DSUs earn DEUs which are vested and paid to the director under the same terms as the underlying DSU award.

Prior to the merger, we granted restricted stock to our directors. The restricted stock had a one-year vesting period. Directors could elect to defer the restricted stock upon vesting under the AMB NQ Plans discussed above. Directors who served on the Trust’s board prior to the merger were granted DSUs on an annual basis which were vested at the grant date but were required to be deferred until after their service on the board ended. These awards were assumed by us under the merger agreement, were converted based on the merger exchange ratio, and continue to be deferred. The DSUs granted by the Trust earn DEUs while they are outstanding.

DSUs and associated accrued DEUs outstanding as of December 31, 2012 were as follows:

• Mr. Fotiades:	19,400 (15,800 associated with service on the Trust’s board)
• Ms. Garvey:	17,586 (13,986 associated with service on the Trust’s board)
• Ms. Kennard:	3,600
• Mr. Losh:	3,600
• Mr. Lyons:	10,881 (7,281 associated with service on the Trust’s board)
• Mr. Skelton:	3,600
• Mr. Steuert:	19,400 (15,800 associated with service on the Trust’s board)
• Mr. Webb:	3,600
• Mr. Zollars:	3,600

(4) In the past, stock options have been granted to non-employee directors as part of their equity compensation (including stock options granted to those directors who previously served on the Trust’s board which were assumed by us under the merger agreement and converted based on the merger exchange ratio). All stock options held by our current directors are fully vested and exercisable and were as follows as of December 31, 2012:

•	Mr. Fotiades: 2,232 options each with an exercise price of $61.74 and an expiration date of May 20, 2013, earned while serving on the Trust’s board.

•	Ms. Garvey: 4,464 options each with an exercise price of $98.12 and an expiration date of September 22, 2015, earned while serving on the Trust’s board.

•	Ms. Kennard: 63,375 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from August 16, 2014 to May 6, 2020.

•	Mr. Losh: 74,220 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from May 22, 2013 to May 6, 2020.

•	Mr. Skelton: 74,220 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from May 22, 2013 to May 6, 2020.

•	Mr. Steuert: 4,464 options each with an exercise price of $92.14 and an expiration date of May 18, 2015, earned while serving on the Trust’s board.

•	Mr. Webb: 41,142 options with exercise prices ranging from $17.71 to $52.66 and expiration dates ranging from August 2, 2017 to May 6, 2020.

INFORMATION RELATING TO STOCKHOLDERS, DIRECTORS, NOMINEES,

AND EXECUTIVE OFFICERS

—	Security Ownership

The number of shares of our common stock beneficially owned, as of the date indicated in the footnotes below, by each person known to us to be the beneficial owner of five percent or more, in the aggregate, of our outstanding common stock is as follows:

Name and Address(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of Common Stock
The Vanguard Group, Inc.(2)	52,211,043	11.29%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.(3)	36,600,218	7.92%
40 East 52nd Street
New York, NY 10022

Cohen & Steers, Inc.(4)	34,715,703	7.51%
280 Park Avenue
10th Floor
New York, NY 10017

FMR LLC(5)	34,300,971	7.42%
82 Devonshire Street
Boston, MA 02109

Vanguard Specialized Funds — Vanguard REIT Index Fund (6)	30,495,326	6.60%
100 Vanguard Blvd.
Malvern, PA 19355

State Street Corporation(7)	24,561,322	5.31%
One Lincoln Street
Boston, MA 02111

(1) Entities included in each Schedule 13G filing have represented that the shares of common stock reported were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Prologis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(2) Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. (“Vanguard”), Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, and Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of Vanguard, is included herein based on a Schedule 13G/A filed with the SEC on February 11, 2013, relating to such common shares beneficially owned as of December 31, 2012. Such report provides that Vanguard: (i) is the beneficial owner of all such common shares (635,960 and 1,467,869 of such common shares are beneficially owned as a result of its ownership of VFTC and VIA, respectively); (ii) has sole voting power with respect to 1,496,943 of such common shares; (iii) has shared voting power with respect to 359,556 of such common shares; (iv) has sole dispositive power with respect to 50,968,197 of such common shares; and (v) has shared dispositive power with respect to 1,242,846 of such common shares.

(3) Information regarding beneficial ownership of our common stock by entities related to BlackRock, Inc. (“BlackRock”) is included herein based on a Schedule 13G/A filed with the SEC on February 8, 2013, relating to such common shares beneficially owned as of December 31, 2012. Such report provides that BlackRock is beneficial owner and has sole voting power and sole dispositive power with respect to all of such common shares.

(4) Information regarding the beneficial ownership of our common stock by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc., and Cohen & Steers Europe S.A. (Chausee de la Hulpe 116, 1170 Brussels, Belgium), is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2013, relating to such common shares beneficially owned as of December 31, 2012. Such report provides that Cohen & Steers, Inc.: (i) is the beneficial owner of all such common shares and has sole dispositive power with respect to all such common shares through its ownership of Cohen & Steers Capital Management, Inc. (34,286,600 common shares) and Cohen & Steers Europe S.A. (429,103 common shares) and (ii) has sole voting power with respect to 18,434,920 of such common shares (18,266,059 common shares through its ownership of Cohen & Steers Capital Management, Inc. and 168,861 common shares through its ownership Cohen & Steers Europe S. A.)

(5) Information regarding beneficial ownership of our common stock by FMR LLC and certain related entities is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2013, relating to such common shares beneficially owned as of December 31, 2012. Such report provides that: (i) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is beneficial owner of 15,074,386 of such common shares and that FMR LLC with Edward C. Johnson III each has sole dispositive power with respect to the common shares beneficially owned by Fidelity; neither FMR LLC nor Mr. Johnson has sole power to vote or direct the voting of such common shares; (ii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR LLC (“FMTC”) is the beneficial owner of 143,986 of such common shares and Mr. Johnson and FMR LLC, through its control of FMTC, each has sole power to vote or direct the voting and sole dispositive power with respect to the common shares owned by FMTC; (iii) Strategic Advisors, Inc. is beneficial owner of 29,807 of such common shares and Mr. Johnson and FMR LLC, through its control of FMTC, each has sole power to vote or direct the voting and sole dispositive power with respect to such common shares owned by Strategic Advisors, Inc.; (iv) Pyramis Global Advisors, LLC (“PGA LLC”) (900 Salem Street, Smithfield, Rhode Island 02917), a wholly owned subsidiary of FMR LLC, is beneficial owner of 497,699 of such common shares and Mr. Johnson and FMR LLC, through its control of PGA LLC, each has sole power to vote or direct the voting and sole dispositive power with respect to the common shares beneficially owned by PGA LLC; (v) Pyramis Global Advisors Trust Company (“PGATC”) (900 Salem Street, Smithfield, Rhode Island 02917), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 1,958,592 of such common shares and Mr. Johnson and FMR LLC, through its control of PGATC, each has sole power to vote or to direct the voting and sole dispositive power with respect to the common shares beneficially owned by PGATC; and (vi) FIL Limited (Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda) is the beneficial owner of 16,596,501 of such common shares.

(6) Information regarding beneficial ownership of our common stock by Vanguard Specialized Funds–Vanguard REIT Index Fund (“Vanguard Funds”) is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2013, relating to such common shares beneficially owned as of December 31, 2012. Such report provides that Vanguard Funds is the beneficial owner and has sole voting power with respect to all such common shares. Vanguard Funds has no dispositive power with respect to any such common shares.

(7) Information regarding beneficial ownership of our common stock by entities related to State Street Corporation (“State Street”) is included herein based on a Schedule 13G/A filed with the SEC on February 12, 2013, relating to such shares beneficially owned as of December 31, 2012. Such report provides that State Street is beneficial owner and has shared voting power and shared dispositive power with respect of all of such common shares.

The following table shows the number of shares of our common stock beneficially owned, as of March 11, 2013, by: (i) our chief executive officer; (ii) our chief financial officer; (iii) our other named executive officers currently employed by us; (iv) each of our directors; and (v) our directors and all of our executive officers as a group.

	Shares Beneficially Owned
Name (1)	Number of Shares of Common Stock as of March 11, 2013(2)	Number of Shares of Common Stock That May Be Acquired by May 11, 2013(3)(4)(5)(6)	Total Beneficial Ownership	% of Outstanding Shares of Common Stock(7)	% of Outstanding Shares of Common Stock and Units(8)
Named Executive Officers:
Hamid R. Moghadam(9)	3,933,801	1,585,952	5,519,753	1.19%	1.18%
Thomas S. Olinger(10)	98,965	100,625	199,590	*	*
Guy F. Jaquier(11)	195,083	588,230	783,313	0.17%	0.17%
Eugene F. Reilly(12)	192,775	8,737	201,512	*	*
Edward S. Nekritz	184,862	130,954	315,816	*	*

Directors:
George L. Fotiades	16,049	2,232	18,281	*	*
Christine N. Garvey	7,091	4,464	11,555	*	*
Lydia H. Kennard	17,755	63,375	81,130	*	*
J. Michael Losh(13)	25,339	60,495	85,834	*	*
Irving F. Lyons III(14)	113,033	—	113,033	*	*
Jeffrey L. Skelton	28,977	74,220	103,197	*	*
D. Michael Steuert	—	4,464	4,464	*	*
Carl B. Webb	29,465	41,142	70,607	*	*
William D. Zollars	9,644	—	9,644	*	*
All directors and executive officers as a group (14 total)	4,852,839	2,664,890	7,517,729	1.62%	1.61%

* Represents less than 0.1% of the outstanding shares of common stock and limited partnership units.

(1) The principal address of each person is: c/o Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

(2) This column includes shares of our common stock beneficially owned and shares of our common stock that can be acquired through the exchange of limited partnership units beneficially owned directly or indirectly as of the date indicated. Includes vested shares of our common stock owned through our 401(k) Plan and our nonqualified deferred compensation plans, as applicable. Unless indicated otherwise, all interests are owned directly, and the indicated person has sole voting and dispositive power. For discussion of our nonqualified deferred compensation plans, see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2012 table below under “Executive Compensation Matters.”

(3) This column includes shares of our common stock that may be acquired within 60 days through the exercise of vested, non-voting options to purchase our common stock and through scheduled vesting of restricted stock, restricted stock units, or DSUs and associated accrued DEUs. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and dispositive power upon receipt.

(4) This column does not include phantom stock held in hypothetical fee deferral accounts under the terms of our nonqualified deferred compensation plans as a result of the director deferring the receipt of cash retainer fees in 2012, all of which are non-voting. Generally, the director has deferred receipt of these shares until his service on the board ends. See “Director Compensation — Director Compensation for Fiscal Year 2012.” Balances as of March 11, 2013 were as follows:

• Mr. Losh	3,152
• Mr. Steuert	2,429

(5) This column does not include shares of phantom stock held by directors who were formerly members of the Trust’s board that were deferred under the ProLogis Deferred Fee Plan for Trustees, all of which are non-voting. Generally, the underlying stock represented by the phantom stock is not payable to the director until his service on the board ends or, in the case of Mr. Lyons and Mr. Zollars, are being distributed under deferral payment elections made associated with their previous service on the Trust’s board. See “Director Compensation — Director Compensation for Fiscal Year 2012.” Balances as of March 11, 2013 were as follows:

• Mr. Fotiades	19,712
• Mr. Lyons	1,055
• Mr. Steuert	15,743
• Mr. Zollars	4,477

(6) This column does not include vested DSUs and associated accrued DEUs held by our directors, all of which are non-voting and are not payable to the director for at least three years from the grant date or, if elected by the director, until his or her service on the board ends. See “Director Compensation — Director Compensation for Fiscal Year 2012.” Balances as of March 11, 2013 were as follows:

• Mr. Fotiades	19,400
• Ms. Garvey	17,586
• Ms. Kennard	3,600
• Mr. Losh	3,600
• Mr. Lyons	10,881
• Mr. Skelton	3,600
• Mr. Steuert	19,400
• Mr. Webb	3,600
• Mr. Zollars	3,600

(7) The percentage of shares of common stock beneficially owned by a person assumes that all the limited partnership units held by a person are exchanged for shares of our common stock, that none of the limited partnership units held by any other persons are so exchanged, that all options for the purchase of shares of our common stock exercisable by May 11, 2013 held by the person are exercised in full and that no options for the purchase of shares of our common stock held by any other persons are exercised.

(8) The percentage of shares of common stock and units beneficially owned by a person assumes that all of the limited partnership units held by a person are exchanged for shares of our common stock, that all of the limited partnership units held by other persons are so exchanged, that all options for the purchase of shares of our common stock exercisable by May 11, 2013 held by the person are exercised in full and that no options for the purchase of shares of our common stock held by other persons are exercised.

(9) Includes 3,545,675 shares currently outstanding and 388,126 shares that can be acquired by a trust established by Mr. Moghadam through exchange of 388,126 limited partnership units of Prologis, L.P. Of the 3,545,675 shares of common stock included, 35,601 shares are directly owned, 131,776 shares are indirectly held through a trust of which Mr. Moghadam is the trustee, 318,958 shares are held through a rabbi trust pursuant to the AMB NQDC Plans and the 2012 NQDC Plan, for which the trustee holds all voting power, 803,945 shares are indirectly held through the Notional Account NQDC Plan for which Mr. Moghadam has voting power. In addition, Mr. Moghadam shares voting and dispositive power with his spouse with respect to 2,255,395 shares.

(10) Includes 73,160 shares directly owned and 25,805 shares held through a rabbi trust pursuant to the AMB NQDC Plans and the 2012 NQDC Plan, for which the trustee holds all voting power.

(11) Includes 38,607 shares directly owned, 74,064 shares indirectly held through a family trust of which Mr. Jaquier is co-trustee, 1,000 shares indirectly held through custodial accounts for Mr. Jaquier’s children, and 81,412 shares held through a rabbi trust pursuant to the AMB NQDC Plans and the 2012 NQDC Plan, for which the trustee holds all voting power.

(12) Includes 172,775 shares directly owned and 20,000 shares indirectly owned through a grantor retained annuity trust of which Mr. Reilly is the trustee and sole recipient of the annuity.

(13) Includes 21,339 shares directly owned and 4,000 shares indirectly owned through accounts of Mr. Losh’s children.

(14) Includes 85,281 shares currently outstanding and 27,752 shares that can be acquired by Mr. Lyons through exercise of 62,167 limited partnership units of Prologis Limited Partnership-I. Of the 85,281 shares, 20,500 shares are directly owned and 64,781 are shares held through a family trust of which Mr. Lyons is trustee. The limited partnership units are also held by the family trust of which Mr. Lyons is trustee.

—	Certain Relationships and Related Transactions

Related Parties Transaction Policy.    Our Articles of Incorporation contain procedures for authorizing related party transactions. The board of directors may authorize any agreement or other transaction with any party even though one or more of our directors or officers may be a party to such an agreement or is an officer, director, stockholder, member, or partner of the other party if: (i) the existence of the relationship is disclosed or known to the board of directors, and the contract or transaction is authorized, approved, or ratified by the affirmative vote of not less than a majority of the disinterested directors, even if they constitute less than a quorum of the board; (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (excluding shares owned by any interested director or officer or the organization in which such person is a director or has a material financial interest); or (iii) the contract or transaction is fair and reasonable to the company.

We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our stockholders. Related parties may include our directors, executives, significant stockholders, and immediate family members and affiliates of such persons. Accordingly, several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, including the following:

•	employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality, or reputation or otherwise cause embarrassment to the company;

•	employees shall not hold financial interests that conflict with or leave the appearance of conflicting with the performance of their assigned duties;

•	employees shall act impartially and not give undue preferential treatment to any private organization or individual; and

•	employees should avoid actual conflicts or the appearance of conflicts of interest.

Our code of ethics and business conduct may be amended, modified, or waived by our board or the board governance and nomination committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with directors or their affiliates, our directors would consider all relevant facts and circumstances in considering any such waiver or review and approval, including:

•	whether the transaction is in, or not inconsistent with, the best interests of the company and its stockholders;

•	the terms of the transaction and the terms of similar transactions available to unrelated parties or employees generally;

•	the availability of other sources for comparable products or services;

•	the benefits to the company;

•	the impact on the director’s independence, if the transaction is with a director or an affiliate of a director; and

•	the possibility that the transaction may raise questions about the company’s honesty, impartiality, or reputation.

In 1993, the Trust acquired an industrial real estate portfolio from entities in which Mr. Lyons was an owner and principal officer. The transaction was negotiated at arm’s length before the Trust became affiliated with Mr. Lyons. As a result of the transaction, Mr. Lyons, through entities in which he has ownership interests, acquired an ownership interest in our subsidiary, ProLogis Limited Partnership-I, the entity formed to own the acquired real estate assets. Mr. Lyons’ indirect interest in ProLogis Limited Partnership-I was 0.38% at December 31, 2012 (equal to 62,167 units that are exchangeable for 27,752 shares of our common stock). A $26.4 million secured loan of Prologis Limited Partnership I with a third party lender was repaid in December 2012. Mr. Lyons and other limited partners of ProLogis Limited Partnership-I had entered into an agreement in 2003 to guarantee up to $25 million of the partnership’s debt. The guaranty was not required by the Trust and it did not affect the Trust, nor did it affect us, but was entered into for reasons personal to Mr. Lyons and the other limited partners. The guaranty became void and of no further force or effect when the loans were repaid. The board believes that this relationship with Mr. Lyons and ProLogis Limited Partnership-I is consistent with our related parties transaction policy discussed above.

—	Certain Information with Respect to Executive Officers

Biographical summaries of the experience of our executive officers as of December 31, 2012, other than Mr. Moghadam, are presented below. Information for Mr. Moghadam is included above under “Election of Directors.”

Thomas S. Olinger.    Chief Financial Officer

Mr. Olinger, 46, has been our chief financial officer since May 2012 and was our chief integration officer from June 2011 to May 2012. Mr. Olinger was the chief financial officer of AMB from March 2007 to June 2011. Prior to joining AMB in February 2007, Mr. Olinger was the vice president and corporate controller at Oracle Corporation, an enterprise software company and provider of computer hardware products and services. Prior to his employment with Oracle, Mr. Olinger was an accountant and partner at Arthur Andersen LLP, where he served as the lead partner on our account from 1999 to 2002. Since January 2011, Mr. Olinger has served as a director of American Assets Trust, a real estate investment trust investing in retail, office, and residential properties. Mr. Olinger holds a Bachelor of Science degree in finance from Indiana University.

Guy F. Jaquier.    Chief Executive Officer, Private Capital

Mr. Jaquier, 54, has been chief executive officer, Private Capital, since the merger in June 2011. Mr. Jaquier was president, Private Capital (from January 2010) and president, Europe & Asia (from February 2007) of AMB until the merger in June 2011. Prior to joining AMB in June 2000, Mr. Jaquier was an executive at California Public Employees’ Retirement System, most recently as senior investment officer for real estate. Mr. Jaquier holds a Bachelor of Science degree in building construction management from the University of Washington and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

Eugene F. Reilly.    Chief Executive Officer, The Americas

Mr. Reilly, 51, has been chief executive officer, The Americas, since the merger in June 2011 and he served as president, The Americas, as well as a number of other executive positions, at AMB, from October 2003 until the merger in June 2011. Prior to joining AMB in October 2003, Mr. Reilly was chief investment officer of Cabot Properties, Inc., a private equity industrial real estate firm of which he was also a founding partner. Since August 2009, Mr. Reilly has served as a director of Strategic Hotels and Resorts, a real estate company. Mr. Reilly holds an A.B. degree in economics from Harvard College.

Edward S. Nekritz.    Chief Legal Officer and General Counsel

Mr. Nekritz, 47, has been our chief legal officer, general counsel, and secretary since the merger in June 2011. Mr. Nekritz was general counsel of the Trust from December 1998 to June 2011, secretary of the Trust from March 1999 to June 2011, and the Trust’s head of global strategic risk management from March 2009 to June 2011. Prior to joining the Trust in September 1995, Mr. Nekritz was an attorney with Mayer, Brown & Platt (now Mayer Brown LLP). Mr. Nekritz holds a Juris Doctor degree from the University of Chicago Law School and an A.B degree in government from Harvard College.

Biographical summaries for Mr. Rakowich and Mr. Sullivan, who were executive officers during parts of 2012, are presented below.

Walter C. Rakowich.    Retired as our Co-Chief Executive Officer on December 31, 2012

Mr. Rakowich, 55, was our co-chief executive officer from the merger in June 2011 until his retirement on December 31, 2012. Mr. Rakowich was chief executive officer of the Trust from November 2008 to June 2011. Mr. Rakowich was with the Trust in various capacities from July 1994 until the merger, including president and chief operating officer from January 2005 to November 2008 and chief financial officer from December 1998 to September 2005. In March 2012, Mr. Rakowich became a member of the board of directors of Host Hotels & Resorts, Inc., a real estate investment company. Prior to joining the Trust, Mr. Rakowich was a consultant with the Trust and prior thereto was with Trammell Crow Company, a diversified commercial real estate company in North America. Mr. Rakowich was a trustee of the Trust from August 2004 to May 2008 and from November 2008 to June 2011. Mr. Rakowich holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Science degree in accounting from Pennsylvania State University.

William E. Sullivan.    Retired as our Chief Financial Officer on May 11, 2012

Mr. Sullivan, 58, was our chief financial officer from the merger in June 2011 until his retirement on May 11, 2012. Mr. Sullivan was chief financial officer of the Trust from April 2007 to June 2011. Prior to joining the Trust in March 2007, Mr. Sullivan was the founder and president of Greenwood Advisors, Inc., a financial consulting and advisory firm that provided strategic planning and implementation services to small and mid-cap companies (2005 to 2007) and he was chairman and chief executive officer of SiteStuff, Inc., an online procurement company serving the real estate industry (2001 to 2005). Mr. Sullivan continued as chairman of SiteStuff, Inc. until June 2007. Mr. Sullivan holds Master of Business Administration degree from Northwestern University and a Bachelor of Science degree in a business administration from Georgetown University.

EXECUTIVE COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This discussion describes our material compensation policies and practices generally, as well as their application to the compensation awards and decisions made with respect to 2012 for our named executive officers, as presented in the tables and narratives that follow. You should read this discussion in conjunction with the other compensation information presented in this proxy statement. The following analysis primarily focuses on the decisions applicable to the 2012 compensation information that is presented in the accompanying tables and narratives. However, we do include discussions of decisions made in other periods, to the extent they are relevant to the full understanding of the compensation decisions for 2012, our first full year as a combined company after the merger between AMB and the Trust was completed in June 2011.

The named executive officers of Prologis, Inc. are:

•	Hamid R. Moghadam — chairman and chief executive officer (served as co-chief executive officer prior to Mr. Rakowich’s retirement)

•	Thomas S. Olinger — chief financial officer (served as chief integration officer prior to Mr. Sullivan’s retirement)

•	Guy F. Jaquier — chief executive officer, Private Capital

•	Eugene F. Reilly — chief executive officer, The Americas

•	Edward S. Nekritz — chief legal officer and general counsel

•	Walter C. Rakowich — retired as co-chief executive officer effective December 31, 2012

•	William E. Sullivan — retired as chief financial officer effective May 11, 2012

In addition, our senior management team includes: Gary E. Anderson, chief executive officer, Europe and Asia, Michael S. Curless, chief investment officer, and Nancy J. Hemmenway, chief human resources officer.

—	Executive Summary

•	Compensation Philosophy

Our compensation philosophy is founded on the principle of pay-for-performance and is structured to align the interests of our executives and our stockholders. We believe that our compensation structure promotes the appropriate balance between rewards and risks of strategic decision making and encourages executives to make long-term career commitments to us and to our stockholders. Generally, our compensation program employs common elements across our entire senior management team. Total direct compensation for members of senior management consists of annual base salary plus annual bonus and long-term equity incentive award opportunities. We set a “competitive reference point” for a target level of total direct compensation for each executive generally at the market median but target total direct compensation can deviate above or below the median based on the level of experience the executive has in the role, the executive’s demonstrated past performance, and the expected future contribution of the executive. Performance against company and individual goals and objectives determines how actual compensation earned compares to the target level. Additional opportunities are available through our outperformance compensation plans, under which additional compensation can be earned if the company meets certain extraordinary performance levels. We believe that this philosophy aligns the interests of management with the interests of our stockholders.

•	Business Highlights

We are the leading global owner, operator, and developer of industrial real estate, focused on global and regional markets across the Americas, Europe, and Asia. As of December 31, 2012, we owned or had investments in approximately 554 million square feet of properties and development projects in 21 countries.

In June 2011, we completed the largest merger in the REIT industry. We established five key strategic priorities at the outset of the merger to guide our path through the end of 2013 (our “10 Quarter Plan”). The priorities contained in our 10 Quarter Plan are as follows:

•	to align our portfolio with our investment strategy while serving the needs of our customers;

•	to strengthen our financial position and build one of the top balance sheets in the REIT industry;

•	to streamline our private capital business and position it for substantial growth;

•	to improve the utilization of our low yielding assets; and

•	to build the most effective and efficient organization in the REIT industry and to become the employer of choice among top professionals interested in real estate as a career.

In support of these strategic priorities, we completed the following activities in 2012:

•

We increased the percentage of our total owned and managed portfolio that is in global markets from approximately 79% at the time of the merger to approximately 85% as of December 31, 2012 (based on gross investment balances).

•

We generated aggregate proceeds of $2.0 billion from dispositions of land and land subject to ground leases and dispositions and contributions of operating buildings and used the proceeds primarily to reduce our outstanding debt, acquire real estate properties, and fund our development activities.

•

We commenced construction of 40 projects on an owned and managed basis aggregating 16.9 million square feet with a total expected investment of $1.6 billion, including 20 projects (or 57% of the total expected investment) that were 100% leased prior to the start of development. We used $384.2 million of land we already owned for these projects.

•

We repaid $1.9 billion of debt with the proceeds from dispositions and contributions of properties; although our total debt at December 31, 2012 did increase in 2012 (from $11.4 billion to $11.8 billion) partially in connection with our efforts to streamline our private capital business. We expect to significantly reduce our debt in 2013, primarily with the proceeds received from the contributions to our two new ventures in Japan and Europe discussed below.

•	We successfully concluded five co-investment ventures (six since the Merger) and one other unconsolidated joint venture.

•	In December 2012, we announced our plan to form two new ventures in Japan and Europe:

•

We announced the approval from our board to sponsor a publicly traded Japanese REIT, (the “J-REIT”) to serve as the long-term investment vehicle for our properties developed in Japan. The J-REIT was listed on the Japan Stock Exchange and began trading in February 2013. At that time, the J-REIT acquired a portfolio of 12 properties from us at an aggregate purchase price of approximately $1.9 billion.

•

We signed a definitive agreement to form a euro-denominated co-investment venture with Norges Bank Investment Management that is structured as a 50/50 joint venture. The Europe co-investment venture is expected to acquire a portfolio of 195 properties from us with expected proceeds of approximately $3.1 billion. The Europe co-investment venture is expected to close in March 2013.

•

We leased a total of 145.3 million square feet in our owned and managed portfolio and increased the occupancy of the total operating portfolio to 94.0% and 94.5% leased at December 31, 2012 as compared to 92.2% occupied and 92.5% leased at December 31, 2011.

•

We have realized more than $115 million of cost synergies on an annualized basis compared to the combined pre-merger expenses of AMB and the Trust. We also implemented a new and advanced enterprise wide system including a property management and billing system, a human resources system, a general ledger and customer resource management accounting system, and a data warehouse.

Other accomplishments in 2012 include:

•

We exceeded our plan for average occupancy, Core Funds from Operations, and same-store NOI growth (see the discussion of these measures below under “—2012 Compensation Decisions—Annual Bonus Program” and Management’s Discussion and Analysis in Item 7 of our Form 10-K for the year ended December 31, 2012).

•

Our one-year total shareholder return (“TSR”) of 32% exceeded the MSCI US REIT Index, a capitalization-weighted benchmark index of the most actively traded REITs that is designed to measure real estate equity performance.

•	Compensation Highlights

As noted above, our compensation philosophy is founded on the principle of pay-for-performance and is structured to align the interests of our executives and our stockholders. Specifically, our compensation philosophy is to:

•	reward and provide incentives for superior corporate and individual performance and use incentive compensation programs to reinforce strategic performance objectives;

•	offer a level of total compensation necessary to attract, retain, and motivate highly competent executives upon whose judgment, initiative, leadership, and continued efforts our success depends; and

•	provide our executives with a compensation program that is equitable, internally consistent, and competitive with the market.

We do not believe that any risks arising from the performance-based aspects of our compensation program are reasonably likely to have a material adverse effect on the company.

We monitor and evaluate our pay practices on a regular basis and strive for alignment of our pay practices with our stockholders’ interests for long-term value and growth.

During 2012, the compensation committee’s primary focus was on harmonizing the compensation programs of AMB and the Trust into a comprehensive compensation program that was representative of the larger combined company. In May 2012, a compensation competitive review was conducted for the named executive officers (other than Mr. Rakowich and Mr. Sullivan) and other members of the senior management team. As a result of the compensation review, the compensation committee made certain mid-year adjustments to total direct compensation (annual base salary, annual bonus opportunity, and annual long-term equity incentive award opportunity) to bring the compensation structures for the senior management team in line with similarly-situated executives of a peer group selected for review. This peer group is made up of the 10 largest equity REITs, determined by enterprise value.

Mr. Rakowich’s compensation for 2012 and the benefits he received upon his retirement were governed by his employment agreement, originally entered into when Mr. Rakowich was the chief executive officer of the Trust (the “2012 Agreement”). The 2012 Agreement was assumed by us under the merger agreement in order to secure Mr. Rakowich’s services during the integration of the two companies until his scheduled retirement at the end of 2012. The 2012 Agreement is described in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2012 table below.

The benefits received by Mr. Sullivan upon his retirement in May 2012 were triggered under the provisions of an executive protection agreement between the Trust and Mr. Sullivan (the “Sullivan EP Agreement”) as a result of the determination that the merger was a change in control as defined in the Sullivan EP Agreement. Mr. Sullivan’s agreement was assumed by us under the merger agreement.

The primary components of our compensation program—annual base salary, annual bonus opportunity, annual long-term equity incentive award opportunity, outperformance compensation opportunities, and benefits (broad-based, senior level, and change in control)—are described below with respect to the purpose, payment terms, and criteria for the named executive officers, excluding Mr. Rakowich and Mr. Sullivan. The compensation of Mr. Rakowich and Mr. Sullivan is discussed below under “—2012 Compensation Decisions—Mr. Rakowich’s 2012 Compensation and Severance Arrangement” and “—2012 Compensation Decisions—Mr. Sullivan’s 2012 Compensation and Severance Arrangement.” The following summary should be read with, and is supplemented by, the more detailed discussion that follows in this Compensation Discussion and Analysis.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2012 Decisions for Named Executive Officers
Annual Base Salary

• Bi-weekly fixed cash payments that provide a basic level of annual compensation necessary to attract and retain key talent. Salary levels are based on the specific roles and responsibilities of the position and ongoing individual performance.

• Adjustments were made mid-year for the current named executive officers other than Mr. Nekritz.

• Mr. Rakowich’s salary was set in the 2012 Agreement and no changes were made in 2012. Mr. Sullivan retired prior to the mid-year review.

Annual Bonus Opportunity

• Variable component of annual compensation based on a target level that is set as a percentage of annual base salary.

• Designed to encourage teamwork and innovation, focus attention on specific business objectives, and award the achievement of those objectives. Goals and objectives are both financial and strategic and are approved by the compensation committee.

• Final award is based on performance versus previously determined corporate and individual performance goals and objectives. Performance targets are based on historical and projected results, market expectations, and peer performance, as well as key business priorities. Difficulty of achieving targets is considered when targets are established.

• Annual cash payment, generally in February for the preceding completed fiscal year. Executive may choose to exchange the bonus into restricted stock units that have a three-year vesting period. An additional value of 25% is added to the award if the exchange election is made.

• Awards made in 2013 for performance in 2012, and included in the Summary Compensation Table for 2012, were based on a bonus opportunity as a percentage of actual base salary for 2012. The minimum, target, and maximum percentages were not changed for the bonuses for 2012 performance, but the dollar value of the bonus opportunities did change to the extent of annual base salary adjustments made. The minimum, target, and maximum percentages for bonuses for 2012 performance are as follows:

—Moghadam:

0% — 150% — 300%

—Olinger, Jaquier, Reilly, and Nekritz:

0% — 125% — 250%

• Weighting of corporate and individual performance as follows:

—Moghadam: 80%/20%

—Olinger, Jaquier, Reilly, and Nekritz:     60%/40%

• In February 2013, the compensation committee determined the bonus awards for 2012 performance reflecting the overall company performance at the “above target” level.

• Mr. Moghadam elected to exchange 100% of his bonus into restricted stock units and Mr. Nekritz elected to exchange 50% of his bonus into restricted stock units.

• Under the terms of the 2012 Agreement, Mr. Rakowich was entitled to a full year’s bonus upon his retirement, which was awarded at target. Under the terms of the Sullivan EP Agreement, Mr. Sullivan was entitled to a pro-rated bonus upon his retirement, which was awarded at target.

Annual Long-Term Equity Incentive Program

•  Provide executives with incentives to maximize our long-term performance and to promote the interests of our stockholders by providing the opportunity to receive equity awards based on targets established as part of total compensation.

•  Variable component comprising a significant portion of total compensation for the named executive officers.

•  Final awards based on relative company performance compared to a peer group. Discretion is also utilized to achieve overall objectives of the compensation program. Awards are then subject to continued service after grant.

•  Equity awards generally are paid in common stock that are contingent on continued employment (generally three years) and earn dividend equivalents (cash or equity) while outstanding.

•  In addition to annual grants, equity awards may be granted for special purposes (for recruitment efforts or retention purposes or to incentivize or reward key employees). Vesting terms of special awards will vary depending on underlying objectives.

•  Awards made in 2012, and included in the Summary Compensation Table for 2012, were based on 2011 performance criteria and were in the form of restricted stock units. Awards could be earned in a range of 60% to 160% of target levels. Target levels were:

—Moghadam: $2,500,000

—Olinger: $750,000

—Jaquier: $1,600,000

—Reilly: $1,600,000

—Nekritz: $425,000

—Sullivan: $1,200,000

•  To focus on the performance of the combined company, our one-year TSR through December 31, 2011 was used to compare our performance with a peer group. We exceeded our peer group’s average TSR by over 300 basis points and the total company long-term equity incentive award pool was set at 125% of target.

•  Under the terms of the 2012 Agreement, Mr. Rakowich was entitled to receive an award for 2011 performance of $7.5 million.

•  Target levels for awards made in 2013 were changed as part of the competitive review conducted in May 2012.

Outperformance Compensation Plans

•  Provide two complementary “pay for performance” elements to our compensation program to reward certain employees if the company meets certain extraordinary performance levels.

•  The Prologis, Inc. Outperformance Plan (the “Outperformance Plan”) rewards relative outperformance by linking a portion of the executive’s compensation to the long-term total return to our stockholders relative to other REITs that are included in the MSCI US REIT index.

•  The Prologis, Inc. Private Capital Promote Plan (the “Private Capital Plan”) rewards our absolute outperformance by linking compensation to promotes realized by us with respect to real estate funds, venture funds, and joint ventures managed by our Private Capital group. Promotes are generally only earned if returns to our investors in the fund or venture exceed negotiated hurdle rates based on performance of the fund or venture’s real estate investment portfolio.

•  Outperformance Plan:

•  Allocations made in 2012 relate to three-year performance period that began on January 1, 2012.

•  Compensation pool will fund only if our compound, annualized TSR for the performance period exceeds the compound, annualized percentage return of the MSCI US REIT Index plus 100 basis points and our absolute TSR is positive.

•  Compensation pool will be equal to 3% of the excess value created, subject to a maximum of the greater of $75 million or 0.5% of our equity market capitalization at the beginning of the performance period.

•  The total pool is allocated to individuals based on participation points. The total compensation pool is initially represented by 10,000 points.

•  Private Capital Plan’s total compensation pool consists of 40% of any actual promotes received by us. The total pool is allocated to individuals based on participation points. The total compensation pool for each fund/venture is initially represented by 10,000 points. No promotes were earned for 2012.

•  Under each plan, Mr. Moghadam was allocated 1,500 participation points and Messrs. Olinger, Jaquier, Reilly, and Nekritz were each allocated 600 points.

Broad-based Benefits

•  Provide health and financial protection to employees and consist of:

•  Health benefits with costs shared by us and the employee;

•  Insurance (life insurance, accidental death and dismemberment insurance, and disability insurance) with costs shared by us and the employee or paid solely by the employee; and

•  Matching contributions to our 401(k) Plan (50 cents for every dollar contributed by the employee up to 6% of the employee’s annual compensation).

• Named executive officers participate in the same benefit programs as all other employees. • No significant changes were made to our broad-based benefits programs in 2012.
Senior-level Benefits

•  Provided to certain employees to allow us to be competitive in attracting, retaining, and motivating high-quality, competent employees and consist of:

•  Deferred compensation plans;

•  Perquisites and personal benefits — generally consist of financial planning services and reimbursement of parking expenses; and

•  Relocation benefits — offered to encourage certain employees to accept employment with us and/or relocate based on job requirements after joining the company.

•  Our deferred compensation plans are discussed below under “—Nonqualified Deferred Compensation in Fiscal Year 2012.”

•  Mr. Reilly received relocation benefits in 2012 associated with his move from Boston to Denver.

•  Additional information on the senior-level benefits received by our named executive officers is included in the footnotes to the Summary Compensation Table for Fiscal Year 2012 below.

Change in Control Benefits

•  Benefits provided upon loss of, or change in, employment following a change in control (involuntary termination without cause or voluntary termination for good reason (constructive discharge)), which, in addition to providing a fair and reasonable severance in connection with a change-in-control-related termination, serves the best interests of the stockholders by:

•  providing for continuity of the management team’s services during a threatened or actual change in control, as well as providing for their best efforts over a change in control transition period; and

•  increasing the objectivity of the management team in analyzing a proposed change in control and advising the board whether such a proposal is in the best interests of the company and its stockholders.

•  Cash payments are determined by applying a factor to salary and/or target cash bonus levels based on terms of agreements. Cash payments are paid on a “double-trigger” basis (change in control occurred and executive’s employment status is impacted). Accelerated vesting of unvested equity awards available through agreements or terms of long-term equity incentive plans also under “double-trigger” provision.

• The change in control benefits and the agreements that provide for such benefits are discussed in more detail below under “—Potential Payments Upon Termination or Change in Control.”

•	Governance Highlights

We believe the compensation programs for our named executive officers, as outlined below, are reasonable and competitive with compensation programs provided to similarly situated officers at our peer companies. Specifically, we believe the annual bonus and long-term equity incentive awards granted to the named executive officers for 2012 are appropriate and commensurate with our 2012 financial and strategic performance, as well as the individual achievements of the named executive officers during the year. Further, we do not believe that our compensation program encourages our management team to take excessive risks in their business decisions and we believe that the annual long-term equity incentive award opportunities provided to our named executive officers are appropriate and awarded in a manner consistent with our philosophy of aligning our executives’ interests with those of our stockholders for long-term value and growth.

Highlights of our programs that support recognized corporate governance “best practices” and mitigate potential risks include:

•	Compensation for our named executive officers includes, an annual base salary plus annual bonus and long-term equity incentive award opportunities—both determined by performance.

•

Our targets and ranges for annual bonuses and long-term equity incentive awards are based on company and individual performance goals and objectives, with differing performance metrics for the annual bonus opportunity than for the annual long-term incentive equity award opportunity. No minimum payout is guaranteed.

•	Fixed compensation is a small component of total compensation.

•	We do not provide any guarantees for salary increases.

•	We do not have employment contracts with our executives other than change in control agreements or executive protection agreements, which all have “double trigger” provisions.

•	We provide minimal perquisites or other forms of personal benefits.

•

Our perquisites are generally limited to reimbursement for financial planning services and parking costs. We discontinued the practice of providing tax gross-up payments associated with perquisites effective in 2011.

•

We maintain a general relocation policy under which we provide reimbursement for certain relocation expenses for certain new hires and in certain cases when an employee’s job function requires relocation.

•	We do not have excessive severance arrangements with our executives.

•	Cash payments in connection with a change in control do not exceed two times the annual base salary and annual bonus, and are paid out only on “double-trigger” events.

•	The interests of our named executive officers and other members of senior management are aligned with our stockholders’ interest.

•

Our insider trading policy prohibits aggressive or speculative trading in our stock which includes hedging the economic risk of ownership of our stock and pledging shares of our stock by holding our shares in a margin account.

•	We cannot re-price or replace any underwater stock options without stockholder approval.

•

We have instituted stock ownership and holding guidelines for our directors and our named executive officers requiring from three to ten times annual salary or annual board retainer to be retained in stock holdings. All of our directors and named executive officers were in compliance with these guidelines as of December 31, 2012.

•	Our long-term equity incentive awards generally have vesting periods of three to four years.

•	We have a recoupment policy under which performance-based compensation awarded to certain officers may be recovered if financial results are restated.

•	Our compensation committee is made up of directors who are independent and the committee engages an independent compensation consultant to assist them in administering our compensation program.

•

Our compensation committee and our audit committee monitor our risk management objectives to ensure that our compensation policies and practices do not materially increase our risk profile with respect to incentivizing our employees, and meet to discuss such objectives.

•	Our board governance and nomination committee reviews the process used by the compensation committee to evaluate the performance of our chief executive officer.

At our annual meeting in May 2012, we held advisory (non-binding) votes on our executive compensation for 2011 (the “Say-on-Pay vote”) and on the frequency for holding the Say-on-Pay vote (the “Say-on-Frequency vote”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). In the Say-on-Pay vote, our stockholders voted their approval of our 2011 executive compensation with approximately 94% of the voting power present in support. In the Say-on-Frequency vote, our stockholders expressed a preference for holding such Say-on-Pay votes annually. Accordingly, we are holding an advisory Say-on-Pay vote at our annual meeting in 2013.

—	Executive Compensation Program

Generally, our compensation program offers the same compensation structure to each member of our senior management team. Differentiation is achieved primarily by the size of the award opportunity rather than by the type of award. As employees become more senior and their responsibilities grow broader in scope, an increasingly greater portion of their total annual compensation is at risk in the form of variable and incentive pay components. In addition, a larger portion of total annual compensation is delivered to senior employees in the form of equity. Our compensation program also includes certain benefits (broad-based, senior level, and change in control). We do not maintain a post-retirement benefit plan for executives, but we do have a 401(k) Plan (including matching contributions from us up to certain levels) and deferred compensation plans.

Based on our overall philosophy, the target total direct compensation (the sum of annual base salary, annual bonus opportunity at target, and annual long-term equity incentive award opportunity at target) for named executive officers is generally set at the market median but can deviate above or below the median based on the level of experience the named executive officer has in the role, the named executive officer’s demonstrated past performance, and the expected future contribution of the named executive officer. The market median is based on a peer group comprised of the 10 largest equity REITs, determined by enterprise value. While Prologis’ size and breadth exceeds that of most of the companies in the peer group, this “competitive reference point” is set near the median level because our outperformance compensation plans provide additional compensation opportunities when the company meets certain extraordinary performance levels. We strongly believe that, by providing a pay-for-performance compensation program, we establish and maintain a performance and achievement-oriented environment throughout the organization that we believe attracts and retains exceptional talent.

•	Program Administration

Our executive compensation program is administered by the compensation committee of our board of directors. The compensation committee is responsible for, among other things, reviewing the performance of our named executive officers and determining their compensation. In determining compensation, the compensation committee:

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believes that compensation should be based on the principle of pay for performance and that a larger portion of the total compensation for named executive officers should consist of long-term equity incentive awards to promote a closer alignment of long-term interests between the named executive officer and our stockholders;

•	generally believes that the compensation for the named executive officers, as compared to the market, should reflect the scope, complexity, and characteristics of our operations; and

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considers each named executive officer’s responsibilities and role within the company in determining performance targets and measures, individual compensation levels, and the mix of compensation in relation to the levels and mix of compensation of the company’s other named executive officers and senior officers.

The compensation committee evaluates company and individual performance after the close of the calendar year against pre-established goals and objectives for that year. The compensation committee reviews and discusses Mr. Moghadam’s recommendations concerning compensation of the other named executive officers and certain other senior officers related to company and individual performance but Mr. Moghadam does not participate in or influence the decisions of the compensation committee with respect to his own compensation. Mr. Moghadam attended certain of the meetings of the compensation committee at which compensation matters were discussed but he was not in attendance when the compensation committee discussed his own compensation. The compensation recommendations and performance opinions of Mr. Moghadam were among the factors considered by the compensation committee in determining the compensation for the other named executive officers and certain other senior officers, but were not the sole factor in any compensation decisions. See also “— 2012 Compensation Decisions.”

The compensation committee considers the total compensation of the named executive officers for a particular calendar year to be the annual base salary paid in that calendar year and the annual bonus and long-term equity incentive award opportunities that are determined based on each named executive officer’s performance during that calendar year even though these awards are made by the compensation committee after the close of the calendar year. The total compensation for a named executive officer for a particular year, as considered by the compensation committee, is not necessarily the same total compensation amount that is presented in the Summary Compensation Table for that year because equity awards are included in the table based on the year in which they are granted and not for the year to which the named executive officer’s performance relates.

The compensation committee retains FW Cook as its independent compensation consultant. During its December 2012 meeting, the compensation committee considered the independence of FW Cook in light of the rules recently issued regarding compensation committee advisor independence as mandated under the Dodd-Frank Act. The compensation committee reviewed factors, facts, and circumstances regarding compensation consultant independence, including a letter from FW Cook addressing FW Cook’s and the consulting team’s independent status with respect to the following factors: (i) other services provided to us by FW Cook; (ii) fees we pay to FW Cook as a percentage of their total revenues; (iii) FW Cook’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship between FW Cook or members of the consulting team that serves the compensation committee with a member of the compensation committee; (v) any shares of our stock owned by FW Cook or members of the consulting team that serves the compensation committee; and (vi) any business or personal relationships between our executive officers and FW Cook or members of the consulting team that serves the compensation committee. After discussing these factors, facts, and circumstances, the compensation committee affirmed the independent status of FW Cook and concluded that there are no conflicts of interest with respect to FW Cook.

•	Competitive Review by Independent Compensation Consultant

In May 2012, FW Cook conducted a competitive review of total direct compensation to assist the compensation committee in determining target total direct compensation for the senior management team, including the name executive officers. Target total direct compensation is the sum of annual base salary, annual bonus opportunity at target, and annual long-term equity incentive award opportunity at target. To assess the market competitiveness of our compensation levels, FW Cook collected the latest available compensation data from proxy statements and other SEC filings for similarly situated executives in each of the companies in a peer group comprised of the 10 largest equity REITs, determined by enterprise value. The 10 REITs included in the competitive review are: AvalonBay Communities, Inc., Boston Properties, Inc., Equity Residential, General Growth Properties, Inc., HCP, Inc., Host Hotels & Resorts, Inc., Public Storage, Inc., Simon Property Group, Inc., Ventas, Inc., and Vornado Realty Trust. The peer group against which the pay opportunities of our executives are compared is not the same peer group against which our relative performance is compared for purposes of our annual long-term equity incentive program and our Outperformance Plan (both described below). Since the size of competitive pay opportunities tends to be correlated with company size and complexity, the companies in the peer group used to evaluate the competitiveness of our pay levels were selected based on size and complexity, regardless of their global reach or their asset class.

Key findings from the competitive review were:

•	Mr. Moghadam’s target total direct compensation was substantially below the 25th percentile of the comparison peer group, primarily due to the level of his long-term equity incentive award component.

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Annual base salaries and annual bonus opportunities of Mr. Jaquier and Mr. Reilly were in the competitive range but were not positioned in a manner consistent with our overall philosophy, primarily with respect to their experience in their current roles in the company. Total direct compensation for Mr. Jaquier and Mr. Reilly was competitive, primarily as a result of their long-term equity incentive awards.

•	Total direct compensation for Mr. Olinger and Mr. Nekritz was below the competitive range of the comparison peer group.

Considering the competitive review along with our company business strategies, objectives, and financial condition, the compensation committee made adjustments to certain elements of target total direct compensation for each of the named executive officers. These adjustments are discussed below under “—2012 Compensation Decisions.”

—	2012 Compensation Decisions

In determining the final compensation payable to our named executive officers for 2012, the compensation committee evaluated all factors that it deemed relevant in light of our compensation philosophy discussed above, the criteria established for the annual bonus program and the annual long-term equity incentive program, and the recommendation of Mr. Moghadam for executives other than himself. Further, in exercising judgment with respect to the total compensation of each individual named executive officer, other additional significant factors were considered, including:

•	the nature and scope of each named executive officer’s responsibilities and their ability to adapt to the changing dynamics brought about by the merger;

•	the specific skills and talents of each named executive officer;

•	the named executive officer’s contributions toward the overall company performance targets; and

•	the success of each individual named executive officer’s integration teams.

The compensation decisions with respect to the named executive officers’ compensation for 2012, as presented in the Summary Compensation Table, are discussed below. With respect to Mr. Rakowich, the 2012 Agreement specified his annual base salary, annual bonus opportunity, and annual long-term equity incentive award opportunity for 2012. Discussion of Mr. Rakowich’s compensation is presented separately below because only limited discretion could be applied by the compensation committee in making Mr. Rakowich’s compensation awards. Decisions with respect to components of Mr. Sullivan’s compensation prior to his retirement are discussed in the applicable sections below.

•	Annual Base Salary

As part of the competitive review performed by FW Cook in May 2012 that was discussed above, the annual base salaries for 2012, as a component of total direct compensation, were reviewed. In keeping with the compensation committee’s overall philosophy to target total direct compensation generally at the market median with deviation above or below the median based on the level of experience the named executive officer has in the role, the named executive officer’s demonstrated past performance, and the expected future contribution of the named executive officer and in conjunction with the overall goal of harmonizing the compensation programs of AMB and the Trust, certain adjustments to annual base salaries were necessary for certain of the named executive officers (effective in July 2012). Annual base salaries in effect for the latter part of 2012 were as follows:

•	Mr. Moghadam: $800,000 (increased from $675,000)

•	Mr. Olinger: $500,000 (increased from $400,000)

•	Mr. Jaquier: $500,000 (increased from $425,000)

•	Mr. Reilly: $500,000 (increased from $425,000)

•	Mr. Nekritz: $500,000 (no change)

•	Mr. Sullivan: $550,000 (no change, prorated through his retirement on May 11, 2012)

•	Annual Bonus Opportunity

The annual bonus opportunity for named executive officers is based on a percentage of annual base salary. The minimum, target, and maximum percentages for Mr. Moghadam are 0%/150%/300% and for Messrs. Olinger, Jaquier, Reilly, Nekritz, and Sullivan the percentages are 0%/125%/250%. These percentages did not change in 2012 but the dollar value of these opportunities did change to the extent annual base salary adjustments were made as discussed above.

The compensation committee approved the measurement of the company’s performance for 2012 on the following key performance measures and targets derived from the priorities included in our 2012 business plan. Our actual performance against these measures resulted in an overall company performance rating at the “above target” level.

Key Performance Measure	Weighting	Target	Actual	Performance Against Target
Portfolio Operations:	40%
Core FFO per share(a)		$1.60	$1.74	Above
Average occupancy		90.9%	92.4%	Above
Same-store NOI growth(a)		-0.4%	1.3%	Above
Gross G&A/Assets under management		66 basis pts	63 basis pts	Above
Private Capital:	20%
Fundraising		$1.6 billion	$1.9 billion	Above
Fund reduction/rationalization(b)		3 funds	5 funds	Above
Delevering and Risk Reduction:	20%
Dispositions		$1.5 billion	$2.2 billion	Above
Contributions		$3.1 billion	(f)	(f)
Debt/Adjusted EBITDA(c)		8.4 times	8.9 times	Below
PIRI(d)		13.0	13.7	Below
Process/Systems(e)	20%	As planned	As planned	Met

(a) Core FFO per share and same-store NOI growth are non-GAAP earnings measures that we use in managing our business. We define these measures and provide reconciliations of these measures to GAAP measures in Item 7 of our Form 10-K for the year ended December 31, 2012.

(b) Non-financial goals established for the Private Capital group focused on solidifying relationships with fund partners and integration objectives with continued focus on fundraising and rationalization and streamlining of funds.

(c) Adjusted EBITDA is a non-GAAP earnings measure commonly used by us and other real estate companies. We provide a reconciliation of Adjusted EBITDA to GAAP net earnings in our supplemental earnings report for 2012 filed on Form 8-K February 6, 2013.

(d) PIRI is an internal risk assessment measurement used to monitor risks associated with our real estate assets, leverage levels, and foreign currency exposure. On the measurement scale, a lower PIRI score is preferred.

(e) This non financial goal was established based on the budgeted schedule for completion, costs, and benefits associated with delivery of our new enterprise wide system and regional reporting tools.

(f) Score is adjusted to reflect the co-investment venture in Europe that is expected to close in early 2013 as if it had closed in 2012 when the definitive agreement was executed. This adjustment was made to appropriately match the efforts of our teams in calendar year 2012 with their compensation for 2012. This transaction will be excluded when evaluating 2013 performance goals and objectives.

Based upon the achievement of these goals, Mr. Moghadam recommended to the compensation committee, and the compensation committee approved, a corporate performance rating of “above target.” The corporate performance rating was used to calculate the corporate performance portion of the named executive officers’ bonus award based on the pre-established weighting for company performance for each officer (80% for Mr. Moghadam and 60% for Messrs. Olinger, Jaquier, Reilly, and Nekritz). The company-wide bonus pool for 2012 was determined by aggregating the target levels for all eligible employees and adjusting this total upwards to reflect the “above target” corporate performance for the year. This adjustment resulted in the funding of the company-wide bonus pool of 131% of the overall target amount. The amount of the bonus pool awarded to the named executive officers, excluding Mr. Rakowich and Mr. Sullivan, was $4,721,094 or 9.2% of the total bonus pool. Mr. Sullivan received a bonus for 2012 as provided under the Sullivan EP Agreement. The bonus was awarded at target and was prorated through May 11, 2012, the date of his retirement. See the discussion of Mr. Rakowich’s compensation below under “—Mr. Rakowich’s 2012 Compensation and Severance Arrangement.”

The individual performance component of the annual bonus award was determined by considering the individual achievements of each of the named executive officers and the pre-established weighting for individual performance for each officer (20% for Mr. Moghadam and 40% for Messrs. Olinger, Jaquier, Reilly, and Nekritz). Individual performance is also used on a limited basis in determining the annual awards under the long-term equity incentive program discussed below.

Mr. Moghadam provided assessments of the named executive officers’ performance and achievements, other than himself, that were reviewed and accepted by the compensation committee. The compensation committee conducted the assessment of Mr. Moghadam’s performance. The specific achievements considered as part of these assessments were:

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Mr. Moghadam demonstrated outstanding leadership in completing the merger integration and successfully transitioning leadership from the co-chief executive officer structure. He worked closely with the executive team on corporate transactions and fundraising efforts. Mr. Moghadam cultivated strong relationships with the investor community while promoting active involvement with the board of directors. Mr. Moghadam led the company’s progress toward our 10 Quarter Plan resulting in the company finishing on or ahead of plan with respect to every initiative.

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As our chief integration officer, Mr. Olinger successfully completed the merger integration prior to transitioning into the role of chief financial officer. Mr. Olinger’s team completed $2.9 billion of debt financings, refinancings, and pay downs. Mr. Olinger had a significant leadership role in forming and launching the J-REIT (the success of the public launch of the J-REIT and Mr. Olinger’s role in this endeavor were also specifically considered by the compensation committee in determining Mr. Olinger’s award under the long-term equity incentive program for 2012 performance). Mr. Olinger successfully led the teams responsible for developing a single global platform for information collection and reporting and developing and implementing key metrics which have become a recurring component of our financial and strategic reviews.

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Mr. Jaquier led his team in raising approximately $1.9 billion in 2012 and in completing a $3.1 billion co-investment venture in Europe over a very short timeframe (approximately four months). Mr. Jaquier also oversaw the restructuring efforts with respect to five of our property funds. Certain of our private capital initiatives in Japan were not completed and the private capital fundraising initiatives for the Americas and Europe funds were behind plan in 2012, which were also specifically considered by the compensation committee in determining Mr. Jaquier’s award under the long-term equity incentive program for 2012 performance.

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Mr. Reilly led a team in the Americas that achieved significant outperformance of all operating and development goals, including general and administrative cost management and revenue expansion. Mr. Reilly solidified the regional and market teams throughout Americas, as evidenced by their performance against goals. He provided strong leadership with respect to strategic investments which are expected to be the foundation for future growth in the Americas.

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Mr. Nekritz led his legal and investment services teams through negotiation and execution of over $3.0 billion in real estate and corporate transactions, including dispositions, fund dissolutions, debt transactions, acquisitions, and fund contributions. Mr. Nekritz played a key leadership role in several successful corporate transactions, including the privatization of a European property fund, the formation of a co-investment venture in Europe, and the formation of the J-REIT. His legal and risk management teams provided key support to operational teams in completing their goals and initiatives and in responding to Hurricane Sandy.

After assessing the overall performance of the company, the individual performances of the named executive officers, and the respective weighting between company and individual performance, the compensation committee determined the final bonus awards for 2012 performance to be as follows:

•	Mr. Moghadam: $1,605,000 (145% of target)

•	Mr. Olinger: $773,438 (137% of target)

•	Mr. Jaquier: $628,203 (109% of target)

•	Mr. Reilly: $823,828 (142% of target)

•	Mr. Nekritz: $890,625 (142% of target)

Mr. Sullivan received a pro-rated bonus at target upon retirement under terms of the Sullivan EP Agreement discussed below under “—Mr. Sullivan’s 2012 Compensation and Severance Arrangement” and Mr. Rakowich’s bonus award is discussed below under “— Mr. Rakowich’s 2012 Compensation and Severance Arrangement.”

Bonus Exchange.    Under the bonus exchange that is available to all of our officers, the named executive officers may elect to receive all or a portion of their annual bonus for the 2012 performance year (paid in February 2013) in restricted stock units. Restricted stock units awarded as a result of the exchange are valued at 125% of the cash bonus exchanged and have a three-year vesting period (40%, 40%, 20%).

Mr. Moghadam elected to exchange his entire bonus of $1,605,000 for restricted stock units and received units valued at $2,006,226 (which includes a premium of 125% or $401,226) and no cash payment. Mr. Nekritz elected to exchange half of his $890,625 bonus for restricted stock units and received units valued at $556,629 (which includes a premium of 125% or $111,316) and a cash payment of $445,313. While this program may result in additional compensation for those who elect to participate, the restricted stock units are subject to a three-year vesting period. Accordingly, the bonus exchange serves to further align the interests of our management with the interests of our stockholders while also providing retention incentives.

•	Annual Long-term Equity Incentive Program

As required under SEC rules, the presentation of stock awards for 2012 in the Summary Compensation Table below reflects the annual long-term equity incentive awards that were granted in 2012, even though these awards were based on 2011 performance. In contrast, the annual bonus awards presented for 2012 in the Summary Compensation Table are based on 2012 performance. In making its compensation decisions, our compensation committee focuses on the performance year and, therefore, considers the total direct compensation of the named executive officer for 2012 to be the annual base salary paid in 2012, the annual bonus award for 2012 performance that was awarded in 2013, and the annual long-term equity incentive award for 2012 performance that was granted in February 2013. This compensation figure is not what is reflected for 2012 in the Summary Compensation Table. The discussion below addresses the annual long-term equity awards granted in 2012 for 2011 performance which is relevant to the amounts reported in the accompanying tables for 2012. The annual long-term equity incentive awards granted in 2013 for 2012 performance (which will be reported in the various tables in next year’s proxy statement) are also addressed below because they are relevant in understanding the compensation committee’s perspective of total compensation.

Awards Granted in 2012 for 2011 Performance.    In assessing the compensation programs and performance for 2011 in light of the merger that was completed in June 2011, the compensation committee recognized that the methodologies of AMB and the Trust differed with respect to annual long-term equity incentive awards. Further, the compensation committee believed that, although the peer group companies originally identified by AMB at the beginning of 2011 did include complex publicly traded companies, when taken as a whole, the new combined company’s size, breadth, business complexity, and geographic reach were substantially greater than that of the companies making up this peer group. Accordingly, for measurement of the new company’s relative performance in 2011, the compensation committee identified an industrial peer group comprised of the following companies: Global Logistic Properties, Goodman Group, Segro plc, East Group Properties, Inc., First Industrial Realty Trust, Inc., DCT Industrial Trust, and Duke Realty Corporation. This industrial peer group includes companies that focus on industrial real estate and includes our key competitors, regardless of size. This industrial peer group is different from the peer group used to assess the competitiveness of our executive pay opportunities in the competitive review performed by FW Cook. The peer group in the competitive review includes REITs in a variety of asset classes, not just industrial REITs, which were included based on their size and complexity as compared to us because competitive pay levels tend to be more correlated to company size than to any particular asset class.

In making its determinations in February 2012 for the 2011 performance year, the compensation committee utilized this industrial peer group and compared our one-year TSR with the group’s weighted-average one-year TSR (weighted based on market capitalization). The compensation committee used one-year performance rather than three-year performance to adequately focus on performance of the combined company rather than on historic performance of the two companies. Over the next two years, the compensation committee intends to transition back to measuring three-year historic performance, as the new company gains a longer performance history. For 2011, our TSR outperformed the industrial peer group by over 300 basis points. Considering the TSR performance, our 2011 financial and qualitative performance measures utilized to determine the annual bonus awards, and the need for consistent treatment of the two employee pools, the compensation committee accepted the recommendations of

Mr. Moghadam and Mr. Rakowich and set the annual long-term equity incentive award pool at 125% of the target pool. The compensation committee then made specific awards to Mr. Moghadam at 160% of target and to Messrs. Olinger, Jaquier, Reilly, and Nekritz at 125% of target. Mr. Moghadam’s award was at the maximum level to reflect his strong leadership of the company in negotiating and closing the merger and throughout the last half of the year in integrating the two companies. The annual long-term equity incentive awards granted in February 2012 for performance in 2011 were as follows:

•	Mr. Moghadam: $4,000,000 (160% of target)

•	Mr. Olinger: $937,500 (125% of target)

•	Mr. Jaquier: $2,000,000 (125% of target)

•	Mr. Reilly: $2,000,000 (125% of target)

•	Mr. Nekritz: $531,250 (125% of target)

•	Mr. Sullivan: $1,625,000 (125% of target)

All equity awards granted in 2012 were in the form of restricted stock units that can be earned ratably over a three-year vesting period based on continued service. Mr. Sullivan vested in his entire award upon his retirement in May 2012 based on the terms of the Sullivan EP Agreement, which is discussed below under “—Mr. Sullivan’s 2012 Compensation and Severance Arrangement.” Mr. Rakowich’s long-term equity incentive award granted in 2012 is discussed under “—Mr. Rakowich’s Compensation and Severance Arrangement.”

The compensation committee decided to grant restricted stock units as opposed to stock options because, due to our status as a REIT, restricted stock units are more aligned with total stockholder return as a result of the high proportion of stockholder value created through the dividend that REITs are required to pay. Restricted stock units allow the holder to share in total stockholder return, both through stock price appreciation and dividends, and are directly aligned with stockholders because they have both upside opportunity, as well as downside risk. Further, restricted stock units can have a stronger retention incentive because they continue to have some value even if the stock price declines after the grant date.

Awards Granted in 2013 for 2012 Performance.    As part of the competitive review performed by FW Cook in May 2012, the target levels of the annual long-term equity incentive awards, as a component of total direct compensation, were reviewed (see discussion above). In keeping with the compensation committee’s overall philosophy to target total direct compensation generally at the market median with deviations above or below the median based on the level of experience the named executive officer has in the role, the named executive officer’s demonstrated past performance, and the expected future contribution of the named executive officer, certain adjustments to the target levels of the annual long-term equity incentive awards were necessary for certain of the named executive officers. These targets were effective for awards for 2012 performance that were granted in 2013. In addition, the compensation committee reduced the range of potential awards that could be earned to 50% to 150% of the target level (previously this range was 60% to 160% of the target level).

The compensation committee initially approved a one-year TSR comparison for the 2012 performance year to be based on the same hurdles and same industrial peer group that were used in awarding the annual long-term equity incentive awards for 2011 performance. The compensation committee re-evaluated the process previously identified for the 2012 performance year in the process of launching a new comprehensive program that harmonized the two compensation programs and incorporated the results of FW Cook’s May 2012 comprehensive review. Rather than only tracking performance against the industrial peer group identified in 2011, the compensation committee also evaluated our performance against the: (i) domestic peers in the group, (ii) the global peers in the group, and (iii) the MSCI US REIT Index. The additional hurdles were added to provide a more balanced, comprehensive evaluation of relative performance given that our operations are truly global as opposed to several companies in the industrial peer group that operate either primarily in the U.S. or primarily in countries outside the U.S. Further, the compensation committee believes that having several hurdles for comparison is appropriate for the 2012 performance year given that our TSR is based on only one year, the one full year performance of the combined company since the merger occurred. The compensation committee intends to transition to a three-year performance measure, as the combined company gains a longer performance history, which will be less sensitive to short-term movements in the market.

In its discussions in December 2012 and February 2013, the compensation committee reviewed the actual performance for the year with respect to the industrial peer group as a whole (and also against only the domestic companies in this peer group and against only the international companies in this peer group) and to the MSCI US REIT Index. For 2012, the relevant TSR measures were:

•	Prologis: 32%

•	Industrial peer group: 51%

•	Domestic peers only: 28%

•	International peers only: 61%

•	MSCI US REIT Index: 18%

Our strong performance in 2012, as evidenced by our 32% absolute TSR, exceeded the domestic companies in the industrial peer group as well as the broader MSCI US REIT Index. However, due to the strong performance of the international companies in the industrial peer group, our TSR did not exceed the performance of those companies nor did it exceed the average performance of the industrial peer group. Considering that we exceeded some hurdles but not others, the compensation committee determined that the pool for the annual long-term equity incentive awards for 2012 performance should be set at 100% of the target pool.

In making the awards for 2012 performance for the named executive officers, the compensation committee also considered certain factors related to the individual performance for 2012 (as discussed above under “—Annual Bonus Opportunity”). Awards for the 2012 performance year (granted in February 2013) for the named executive officers are as follows:

•	Mr. Moghadam: $7,850,000 (100% of target)

•	Mr. Olinger: $1,175,000 (115% of target)

•	Mr. Jaquier: $1,325,000 (82% of target)

•	Mr. Reilly: $1,625,000 (100% of target)

•	Mr. Nekritz: $1,125,000 (100% of target)

All equity awards granted in 2013 were in the form of restricted stock units that can be earned ratably over a three-year vesting period based on continued service. The awards made in 2013 for 2012 performance are not included in the Summary Compensation Table for Fiscal Year 2012 below.

•	Outperformance Compensation Plans

The compensation committee implemented two new outperformance compensation plans in 2012, the Outperformance Plan and the Private Capital Plan. In adopting and implementing these two new plans, the compensation committee intended to further incentivize the management team as a whole to drive the growth of the combined company in the face of the increased challenges of operating a larger and more diverse enterprise. Adoption of these two new plans was part of the process of harmonizing the compensation programs of AMB and the Trust. In previous years, AMB and the Trust had each generally targeted total direct compensation opportunities above market median levels. Going forward, the compensation committee has targeted total direct compensation opportunities for our “core” compensation programs (annual base salary, annual bonus opportunity, and annual long-term equity incentive award opportunity) at the market median with deviations above or below based on experience, past performance, and expected future contribution of the individual executive. By adding the outperformance compensation plans, the compensation committee has provided an opportunity to reward employees if the company meets certain extraordinary performance levels. Further, these new performance plans provide participants with the opportunity to earn additional compensation contingent upon such extraordinary company performance in a more effective and direct manner than was previously provided through stock options, which are no longer offered.

Outperformance Plan.    The Outperformance Plan rewards relative outperformance by linking compensation to the long-term total return to our stockholders relative to other REITs. Awards will be paid under this plan to the extent our compound, annualized TSR exceeds a benchmark TSR (as measured by the MSCI US REIT Index) by more than 100 basis points over a three-year performance period. In arriving at the compound, annualized TSR, dividends are assumed to be reinvested on a daily basis and the total return for the three-year period is reflected as an annual return measure as opposed to a measure of cumulative growth over the three-year period. The Outperformance Plan is designed to reward extraordinary performance. There can be no assurances that the company’s performance at the end of an applicable performance period will result in any payment under the Outperformance Plan. Even with reasonably strong company performance, there may be no payout under this plan. The difficulty in achieving any payout under the Outperformance Plan is demonstrated through initial Monte Carlo simulations reviewed by the compensation committee at the time the plan was adopted that resulted in no payout in 65% of the scenarios modeled.

Under the Outperformance Plan, participants are allocated a portion of a potential compensation pool to be determined based on the company’s compound, annualized TSR over a three-year period. The compensation pool will only be funded if the company’s compound, annualized TSR for the performance period exceeds the MSCI US REIT Index for the same period plus 100 basis points. If this outperformance hurdle is met, the compensation pool will be equal to 3% of the value created in excess of the hurdle, subject to a maximum pool value equal to the greater of $75 million or 0.5% of the company’s equity market capitalization at the start of the performance period. Further, the compensation pool cannot be paid out unless our absolute TSR is positive for the entire performance period. If a pool funds because our relative TSR exceeds the hurdle but our absolute TSR is not positive for the entire performance period, the payment of awards will be delayed, or not made at all, unless our absolute TSR becomes positive within seven years from the end of the performance period (ten years from the start of the performance period). To determine if the payment will be made, we will continue to measure our absolute TSR at the end of each quarter following the end of the performance period with such measurement starting at the beginning of the applicable performance period and ending as of the applicable quarterly period. No payment will be made if our absolute TSR does not become positive by the end of this seven-year period. If our absolute TSR does become positive during this seven-year period, all participants at the end of the original performance period will receive their awards, regardless of whether they are still employed by us when the awards are paid.

For the initial performance period which began on January 1, 2012 and will end on December 31, 2014, there were 87 participants, including the named executive officers and other senior officers. Participants are allocated a certain number of participant points. The total compensation pool applicable to the initial performance period was originally represented by 10,000 participation points. The actual awards for the performance period, if any, will be determined by multiplying the total compensation pool by a fraction of which the numerator is the number of participation points held by a participant and the denominator is the total number of participation points held by all participants on the last day of the performance period. Awards can be paid in either cash or equity (with no vesting requirement). The compensation committee has determined that the awards for the performance period that began on January 1, 2012 will be paid in cash. Awards are required to be paid to participants within 75 days of the end of the performance period or applicable quarter in which our absolute TSR becomes positive.

The compensation committee allocated 1,500 participation points to Mr. Moghadam and 600 participation points each to Messrs. Olinger, Jaquier, Reilly, and Nekritz. In allocating participation points to the named executive officers, the compensation committee took into consideration external market data concerning the typical ratio of chief executive officer compensation to that of other named executive officers. In addition, the committee reviewed similar outperformance plans among REITs to understand the proportion of the total opportunity allocated to the named executive officers in these plans. The compensation committee considered our organizational structure and allocated our individual named executive officers a smaller percentage of the total participation points than was typical among outperformance plans of other REITs. The compensation committee’s decision was based on the broader scope of our Outperformance Plan which includes a larger group of participants than was generally observed in the other REITs’ plans.

Private Capital Plan.    The Private Capital Plan rewards our absolute outperformance by linking compensation to incentive fees or promotes realized by us with respect to real estate funds, venture funds, and joint ventures managed by our Private Capital group. Incentive fees or promotes are generally earned only if returns to our investors in the fund or venture exceed negotiated hurdle rates based on performance of the fund or venture’s real estate investment portfolio. The bonus award pool under this plan will be equal to 40% of any such incentive fees or promotes actually received by us.

This plan initially had 95 eligible participants, including the named executive officers and other senior officers, as well as other key contributors from our regional real estate, private capital, and corporate staff teams. Individual awards under this plan are capped and cannot exceed the participants’ compensation (excluding awards under these two outperformance compensation plans) for the two most recent completed years. The participants are eligible to receive a bonus for a particular fund or venture equal to the number of points held by them multiplied by the value of each point. The value of a participation point is an amount equal to (x) the bonus award pool for the applicable fund or venture divided by (y) the aggregate number of points that may be issued with respect to the fund or venture. If no incentive fees are paid to us during the plan year, no bonus will be paid to participants with respect to that fund or venture. For 2012, no incentive fees were received so no bonuses were earned by the participants. Future bonuses, if any, will be paid 50% in cash and 50% in equity, either restricted stock awards or restricted stock units, with a three-year vesting period.

The compensation committee granted 10,000 participant points for each of our funds or ventures, representing an allocation of the fund or venture’s bonus award pool. The compensation committee allocated 1,500 participation points to Mr. Moghadam and 600 participation points each to Messrs. Olinger, Jaquier, Reilly, and Nekritz with respect to each of our funds or ventures utilizing similar rationale as with the awards of participation points made for the Outperformance Plan and discussed above.

—	Mr. Rakowich’s 2012 Compensation and Severance Arrangement

Mr. Rakowich was previously the chief executive officer of the Trust and joined us as co-chief executive officer effective with the closing of the merger in June 2011. Mr. Rakowich had an employment agreement with the Trust that was entered into in November 2008 when he became the Trust’s chief executive officer and was effective until December 31, 2011 (the “2011 Agreement”). On January 30, 2011, Mr. Rakowich entered into a new agreement that would become effective on January 1, 2012 provided that the merger was completed and that he was still employed on that date (the “2012 Agreement”). Under the terms of the 2012 Agreement, Mr. Rakowich waived any right that he would have had to terminate employment with the Trust and receive payments and benefits under the terms of the 2011 Agreement solely because his role with the new combined company would change to that of co-chief executive officer. Mr. Rakowich further agreed that he would retire when the 2012 Agreement’s term expired on December 31, 2012.

Our board believed that Mr. Rakowich’s continued employment with us after the merger was vital for the successful integration of the two companies and the strategic positioning of the new combined company. Given the desire to have Mr. Rakowich join the new company as co-chief executive officer through the integration period, we agreed to assume the 2011 Agreement and Mr. Rakowich was paid under the terms of that agreement for the remainder of 2011. Under the merger agreement, we also assumed the 2012 Agreement that provided for, among other things, Mr. Rakowich’s retirement at the end of 2012 and his waiver of certain rights concerning his employment. Accordingly, Mr. Rakowich became our co-chief executive officer in June 2011, primarily responsible for integration of the real estate portfolios, as well as operations, dispositions, capital deployment, and risk management.

Mr. Rakowich’s compensation for 2012 was set forth in the 2012 Agreement and included an annual base salary of $1,000,000, an annual bonus opportunity with a target amount of $1,500,000 (set at 150% of his annual base salary), and an annual long-term equity incentive award opportunity with a target of $4,800,000 (this award was to be made in February 2013 for 2012 performance and would be vested at the time of the grant). The compensation committee elected to pay this 2012 incentive award (granted in February 2013) in cash rather than in equity to preserve shares available for future grants under our long-term incentive plan. The annual cash bonus and the annual long-term equity incentive award received by Mr. Rakowich for 2012 performance were both paid at 100% of target and did not reflect any uplift as a result of company or individual performance.

Because the annual long-term equity incentive award for performance in 2012 (granted in February 2013) was paid in cash it is classified for purposes of the following compensation tables as a “non-equity incentive plan award.” Non-equity incentive plan awards are presented in the Summary Compensation Table based on the performance year and not the year in which the award was granted, which is how an equity incentive award is presented. Therefore, Mr. Rakowich’s compensation for 2012 in the Summary Compensation Table includes both the annual long-term equity incentive award he received for 2011 performance ($7.5 million in column (e)) that was granted in February 2012 and the annual long-term equity incentive plan award he received for 2012 performance ($4.8 million in column (g)) that was granted in cash in February 2013. Mr. Rakowich’s compensation for 2012, as presented in the Summary Compensation Table, also includes a severance payment of $6,000,000, a payment of accrued vacation benefits of $79,880, and estimated health and welfare benefits of $54,765, representing a lump sum payment of $12,000 and the estimated cost of health benefit coverage for a period of 24 months after his retirement.

In addition to the severance payments discussed above, the 2012 Agreement provided that all of Mr. Rakowich’s outstanding unvested equity awards were vested as of his retirement. The 2012 Agreement also provided for immediate vesting of the incentive award to be granted in 2013 for 2012 performance.

—	Mr. Sullivan’s 2012 Compensation and Severance Arrangement

Mr. Sullivan was previously the chief financial officer of the Trust and joined us in that position effective with the closing of the merger in June 2011. Our board believed that Mr. Sullivan’s continued employment with us after the merger was important for the successful integration of the two companies and the completion of certain financial initiatives to be undertaken after the merger was completed. Consistent with the merger agreement, Mr. Sullivan agreed to retire prior to the end of 2012 and he did retire effective May 11, 2012. Under the terms of the Sullivan EP Agreement and a letter agreement with the Trust entered into at the time of the merger, Mr. Sullivan received severance benefits as provided under the change in control provisions of the Sullivan EP Agreement upon his retirement. As such, Mr. Sullivan’s compensation for 2012, as presented in the Summary Compensation Table, includes a cash severance payment of $2,475,000 (two times his combined annual base salary and annual target bonus opportunity) and a payment of accrued vacation benefits of $43,934. In addition, the Sullivan EP Agreement provided for the acceleration of vesting of all of Mr. Sullivan’s outstanding unvested awards and continuation of certain health and welfare benefits for 24 months (estimated value of these benefits is $121,176, of which $54,464 was paid to Mr. Sullivan in 2012). The Sullivan EP Agreement also provided that he would receive his annual base salary and annual bonus on a prorated basis for 2012. The prorated annual cash bonus received by Mr. Sullivan for 2012 performance through his retirement was paid at target and did not reflect any uplift in the funding levels as a result of company or individual performance. Mr. Sullivan’s 2012 annual base salary and target bonus opportunity were the same as 2011 amounts.

•	Risk Mitigation

We do not believe that our compensation policies and practices encourage our named executive officers or any of our other employees to take inappropriate or excessive risks. Our compensation committee and audit committee monitor our risk management objectives to ensure that our compensation policies and practices do not materially increase our risk profile with respect to incentivizing our employees, and meet to discuss such objectives. In addition, elements in our compensation program serve to mitigate excessive risk taking—for example, our recoupment policy and our stock ownership guidelines.

Our management provides a quarterly report to the board regarding how the company is performing compared to our business plan and performance measure objectives. Furthermore, we believe that the reviews and other processes performed by our board and the internal management controls we have in place, which include a series of checks and balances with respect to the commitment of capital, further ensure that excessive risks are not undertaken.

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Stock Ownership Guidelines: Our named executive officers must comply with our stock ownership guidelines, which are also applicable for certain other senior officers and directors. The guidelines require the named executive officers and other senior officers to maintain an ownership level in our common stock equal to a multiple of his or her base salary (ten times base salary for Mr. Moghadam and three times base salary for the other named executive officers). Further, the guidelines require directors to maintain an ownership level in our common stock equal to five times his or her annual retainer. Shares included as owned include common stock owned outright, vested and deferred equity awards, and shares that can be acquired through exchange of limited partnership units. Until such time as the guidelines are met, we will require the applicable person to retain and hold 50% of any shares received under our equity compensation plans. Additionally, our insider trading policy prohibits our employees and directors from hedging the economic risk of ownership of our common stock and from pledging shares held in a margin account. All of our named executive officers and directors have met the guidelines.

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Recoupment Policy: Our board has adopted a recoupment policy which provides that, in the event of a substantial restatement of our previously issued financial statements, a review will be undertaken by the board of performance-based compensation awarded to certain officers that was attributable to our financial performance during the time periods restated. If the board determines that an officer was improperly compensated and that it is in our best interests to recover or cancel such compensation, the board will pursue all reasonable legal remedies to recover or cancel such performance-based compensation. The policy further provides that if the board learns of any misconduct by certain officers that caused the restatement, the board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by the board could include dismissal, legal action for breach of fiduciary duty, or such other action to enforce the officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, the board may take into account punishments imposed by third parties and the board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties.

•	Other Considerations

Impact of 2012 Non-binding Advisory Say-on-Pay Vote.    At our annual meeting in May 2012, our stockholders approved our 2011 executive compensation with 94% of the voting power present in favor of our proposal. The compensation committee believes that the stockholder vote confirms our compensation philosophy and objective of linking our executive compensation with our company performance to enhance stockholder value and, as part of our ongoing investor outreach, we have had discussions with our stockholders and responded to all stockholder inquiries that relate to our compensation programs. While the stockholders have expressed strong approval of our compensation program, our compensation committee believes that it should continually evaluate our philosophy and programs to ensure that the interests of our senior management and our stockholders are aligned and that the compensation program continues to be effective in meeting its incentive, motivation, and retention objectives.

Equity Grant Policy.    Under our annual long-term equity incentive program, we generally grant awards in the first quarter of the year after the performance review for the previous year has been completed. We may also make equity awards when an employee begins employment with us or when an employee is promoted to the officer level. Awards for 2012 were in the form of restricted stock units and employees do not have the ability to choose the form of their awards. We discontinued the practice of awarding stock options in February 2011. We do not time the release of material non-public information based on equity grant dates. Our named executive officers and certain other officers can elect to exchange a portion of their annual bonus for restricted stock units to be awarded as of the same day the bonus is awarded.

Equity awards must be approved by the compensation committee. The committee has delegated authority to Mr. Moghadam to approve equity awards in certain limited situations, generally done with respect to awards for new hires or newly promoted employees. Mr. Moghadam may not approve equity awards to himself or other named executive officers. All awards are administered by the Human Resources group and the Stock Plan Administration group (which is part of our Legal department) who review the terms and the timing of awards made by the compensation committee to ensure that they are in accordance with the terms of our equity compensation plans and with our compensation policies.

Impact of Accounting and Tax Treatment.    In designing our executive compensation program, we consider the tax treatment of compensation paid to our executive officers, including annual bonuses and long-term equity incentive awards, while also seeking to appropriately reward our executives for their performance. Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the chief executive officer and any of the three most highly compensated executive officers, other than the chief financial officer, employed by publicly held corporations at fiscal year-end to $1.0 million per year, subject to certain performance, disclosure and stockholder requirements. Grants of stock options are intended to qualify as performance-based compensation, which is not subject to the Section 162(m) deduction limitation. The compensation committee presently intends that, so long as it is consistent with our overall compensation objectives, to the extent reasonable, all executive compensation will be deductible for federal income tax purposes. The compensation committee, however, may design programs that recognize a full range of performance criteria important to our success, even where compensation payable under such programs may not be deductible. Because we intend to qualify as a REIT under the Internal Revenue Code, we generally distribute at least 100% of our net taxable income each year and, therefore, do not pay U.S. federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

In addition, we have also structured our executive compensation program with the intention that it complies with Section 409A of the Internal Revenue Code, which may impose additional taxes on our named executive officers and other employees for certain compensatory arrangements that provide for the payment of deferred compensation that is not either exempt from or in compliance with Section 409A.

Accounting considerations also play a role in the design of our executive compensation program, in particular, Financial Accounting Standards Board’s Accounting Standard Codification (ASC) Topic 718, Stock Compensation, or ASC Topic 718. Currently, we expense base salaries paid in the year they are earned and we expense the annual bonus awarded in cash in the year they are earned. In accordance with ASC Topic 718, we expense the value of equity awards granted, including those granted as part of the annual bonus exchange, over the vesting period of such grants.

COMPENSATION COMMITTEE REPORT

We, the members of the compensation committee of the board of directors of Prologis, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company and, based on such review and discussion, have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee:

George L. Fotiades (Chair)

Carl B. Webb

William D. Zollars

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2012*

Name and Principal Position (a)	Year (b)	Salary(1)(2) ($) (c)	Bonus(2)(3)(4)(5) ($) (d)	Stock Awards(5)(6) ($) (e)	Option Awards(5)(6) ($) (f)	Non-Equity Incentive Plan Compensation(7) ($) (g)	All Other Compensation(8) ($) (i)	Total ($) (j)
Hamid R. Moghadam**	2012	$737,500	$2,006,226	$6,519,980	$—	$—	$77,040	$9,340,746
Chief Executive Officer	2011	$675,000	$1,898,438	$1,229,991	$819,999	$—	$74,390	$4,697,818
	2010	$675,000	$1,950,000	$1,499,985	$1,001,238	$—	$78,167	$5,204,390

Thomas S. Olinger**	2012	$450,000	$773,438	$1,945,477	$—	$—	$20,104	$3,189,019
Chief Financial Officer	2011	$400,000	$719,000	$1,281,386	$—	$—	$24,400	$2,424,786
	2010	$400,000	$530,000	$739,498	$130,660	$—	$23,747	$1,823,905

Guy F. Jaquier	2012	$462,500	$628,203	$3,007,973	$—	$—	$20,104	$4,118,780
Chief Executive Officer,	2011	$425,000	$824,000	$1,641,398	$239,994	$—	$22,900	$3,153,292
Private Capital	2010	$425,000	$579,000	$959,990	$640,791	$—	$23,747	$2,628,528

Eugene F. Reilly	2012	$462,500	$823,828	$3,007,973	$—	$—	$74,962	$4,369,263
Chief Executive Officer,	2011	$425,000	$797,000	$1,881,373	$—	$—	$24,220	$3,127,593
The Americas	2010	$425,000	$632,000	$1,599,991	$—	$—	$14,134	$2,671,125

Edward S. Nekritz***	2012	$500,000	$1,001,942	$1,539,248	$—	$—	$7,500	$3,048,690
Chief Legal Officer and	2011	$290,411	$1,099,125	$—	$—	$—	$4,269	$1,393,805
General Counsel

Walter C. Rakowich***	2012	$1,000,000	$1,500,000	$7,499,982	$—	$4,800,000	$6,142,145	$20,942,127
Former Co-Chief	2011	$580,822	$2,000,000	$—	$—	$—	$6,784	$2,587,606
Executive Officer

William E. Sullivan***	2012	$222,115	$247,500	$1,624,982	$—	$—	$2,647,610	$4,742,207
Former Chief Financial Officer	2011	$319,452	$1,200,000	$—	$—	$—	$4,269	$1,523,721

* Column (h) has been omitted from this table because it is not applicable.

** Mr. Moghadam was our co-chief executive officer until December 31, 2012 when he became chief executive officer upon Mr. Rakowich’s retirement. Mr. Olinger was our chief integration officer until May 11, 2012 when he became our chief financial officer upon Mr. Sullivan’s retirement.

*** Information for 2011 is presented for Messrs. Rakowich, Sullivan, and Nekritz for the period from June 3, 2011 (the date that each became our employee effective with the merger) to December 31, 2011, as required by SEC rules. Mr. Rakowich retired effective December 31, 2012 and Mr. Sullivan retired effective May 11, 2012.

(1) Amounts presented for 2012 reflect annual base salary adjustments that were effective in mid-year for Messrs. Moghadam, Olinger, Jaquier, and Reilly (see “— Compensation Discussion and Analysis — 2012 Compensation Decisions—Annual Base Salary”):

•	Mr. Moghadam: Increase from $675,000 to $800,000
•	Mr. Olinger: Increase from $400,000 to $500,000
•	Mr. Jaquier and Mr. Reilly: Increase from $425,000 to $500,000

Mr. Sullivan’s salary is pro-rated through May 11, 2012, the date of his retirement.

(2) No salary or bonus amounts were deferred under our nonqualified deferred compensation plans in any year (see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2012 table below). Deferrals under our 401(k) Plans, at the election of the named executive officer, from salary and/or bonus payments are included in the amounts presented in columns (c) and (d) and are as follows:

•	Mr. Moghadam and Mr. Jaquier: $22,500 in 2012 and $22,000 in both 2011 and 2010
•	Mr. Olinger: $17,000 in 2012 and $16,500 in both 2011 and 2010
•	Mr. Reilly: $22,500 in 2012 and $16,500 in both 2011 and 2010
•	Mr. Nekritz and Mr. Sullivan: $17,000 in 2012 and $8,538 in 2011
•	Mr. Rakowich: $22,500 in 2012 and $11,733 in 2011

(3) Bonuses earned for a fiscal year are paid in the subsequent fiscal year, generally within the first two months (e.g., the bonuses in column (d) earned for 2012 were actually paid in February 2013). Mr. Sullivan’s bonus is pro-rated through May 11, 2012, the date of his retirement.

(4) Under the bonus exchange, the named executive officer may elect to receive all or a portion of his cash bonus in the form of an additional equity award. For 2012 and 2011, restricted stock units (“RSUs”) were offered under the exchange. Restricted stock awards (“RSAs”) and/or stock options were offered in 2010. The value of RSUs received under the 2012 and 2011exchanges was equal to 125% of the cash bonus exchanged. These RSUs have a vesting period of three years (40%, 40%, 20%). For 2010, named executive officers could choose to receive either RSAs with a value of 125% of the cash bonus exchanged (ratable three-year vesting period) or stock options with a value of 150% of the cash bonus exchanged (varying vesting periods) or a combination of the two types of awards.

The amounts in column (d) for Mr. Moghadam and Mr. Nekritz for 2012 and 2011 include the value of the bonus earned including the premium received as a result of participating in the bonus exchange. The value of the equity awards received in lieu of receiving the cash bonus is not included in columns (e) and (f) to avoid duplication and overstatement of their total compensation. For 2012, the value of the awards received in exchange for receiving the bonus in cash are presented as a supplemental entry in the Grants of Plan-Based Awards in Fiscal Year 2012 table below. Information on how we value our equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2012 table below.

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In 2013, Mr. Moghadam was awarded a bonus for 2012 performance of $1,605,000 and elected to exchange 100% of the bonus for RSUs. The value of the RSUs received was $2,006,226, or 125% of the cash bonus amount exchanged, in the form of 49,807 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs were granted in 2013 and are reflected as a supplemental entry in the Grants of Plan-Based Awards in Fiscal Year 2012 table below.

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In 2013, Mr. Nekritz was awarded a bonus for 2012 performance of $890,625 and elected to exchange 50% of the bonus, or $445,312, for RSUs. The value of the RSUs received was $556,629, or 125% of the portion of the cash bonus amount exchanged, in the form of 13,819 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs were granted in 2013 and are reflected as a supplemental entry in the Grants of Plan-Based Awards in Fiscal Year 2012 table below.

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In 2012, Mr. Moghadam was awarded a bonus for 2011 performance of $1,518,750 and elected to exchange 100% of the bonus for RSUs. The value of the RSUs received was $1,898,438, or 125% of the cash bonus amount exchanged, in the form of 58,341 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year).

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In 2012, Mr. Nekritz was awarded a bonus for 2011 performance of $977,000 and elected to exchange 50% of the bonus, or $488,500, for RSUs. The value of the RSUs received was $610,625, or 125% of the portion of the cash bonus amount exchanged, in the form of 18,765 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year).

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In 2011, Mr. Moghadam was awarded a bonus for 2010 performance of $1,300,000 and elected to exchange 100% of the bonus for stock options. The value of the stock options received was $1,950,000, or 150% of the cash bonus exchanged, in the form of 83,762 stock options with a three-year vesting period (40% in each of the first two years and 20% in the last year) and 167,525 options with a one-year vesting period (25% each quarter). The stock options were granted on February 2, 2011.

(5) In previous proxy filings (prior to 2012), our presentation of bonus exchange awards erroneously reflected the bonus award (at the base value before any exchange) in column (d) as a bonus and also reflected the full value of the stock awards received upon exchanging the bonus into equity in columns (e) and (f) as stock awards or options awards, as applicable. This duplication resulted in an overstatement of total compensation for the named executive officers who elected to participate in the bonus exchange. In our 2012 proxy filing we restated the compensation previously presented for Mr. Moghadam in columns (d), (e), and (f) for years prior to 2011. These restated amounts and the presentation for 2011 and 2012 correctly present the total value received after making the bonus exchange election in column (d) and present in columns (e) and (f) only the values of stock awards and stock options granted under our annual long-term equity incentive program. The restatements also changed the total compensation in column (j) to remove the overstatement resulting from the duplication of the bonus exchange awards. Because Mr. Moghadam has always elected to participate in the bonus exchange, additional restatements are necessary in order for Mr. Moghadam’s compensation, as presented in the Summary Compensation Table for Fiscal Year 2012 for the years 2012, 2011, and 2010, to be comparable to all previous years. The table below presents restated figures for the years 2006 through 2009.

		Salary	Bonus		Stock Awards	Option Awards	All Other Compensation		Total
Name	Year	($)	($)		($)	($)	($)		($)
Hamid R. Moghadam	2009	$613,250	$1,756,118	(a)	$749,991	$753,985	$74,851	(e)	$3,948,195
	2008	$657,750	$751,416	(b)	$2,934,962	$—	$63,526	(e)	$4,407,654
	2007	$640,500	$2,050,000	(c)	$1,999,977	$—	$63,909	(e)	$4,754,386
	2006	$627,500	$1,937,989	(d)	$3,199,985	$—	$75,286	(e)	$5,840,760

(a)	In 2010, Mr. Moghadam was awarded a bonus for 2009 performance of $1,200,000 and elected to exchange 100% of the bonus for RSAs and stock options. The value of the RSAs received was $228,728, or 125% of the portion of the cash bonus exchanged for RSAs, in the form of 10,331 RSAs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The value of the stock options received was $1,527,390, or 150% of the portion of the cash bonus exchanged for options, in the form of 90,000 stock options with a three-year vesting period (40% in each of the first two years and 20% in the last year) and 180,000 stock options with a one-year vesting period (25% each quarter). The RSAs and stock options were granted on February 11, 2010.

(b)	In 2009, Mr. Moghadam was awarded a bonus for 2008 performance of $570,000 and elected to exchange 70% of the bonus for RSAs and stock options (the maximum number of shares allowed under the 2009 bonus exchange) and received the remaining $170,349 in cash. The value of the RSAs received was $104,547, or 125% of the portion of the cash bonus exchanged for RSAs, in the form of 6,567 RSAs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The value of the stock options received was $476,520, or 150% of the portion of the cash bonus exchanged for options, in the form of 100,000 stock options with a three-year vesting period (40% in each of the first two years and 20% in the last year) and 50,000 stock options with a one-year vesting period (25% each quarter). The RSAs and stock options were granted on February 10, 2009.

(c)	In 2008, Mr. Moghadam was awarded a bonus for 2007 performance of $1,640,000 and elected to exchange 100% of the bonus for RSAs. The value of the RSAs received was $2,050,000, or 125% of the portion of the cash bonus exchanged for RSAs, in the form of 42,042 RSAs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSAs were granted on February 21, 2008.

(d)	In 2007, Mr. Moghadam was awarded a bonus for 2006 performance of $1,550,391 and elected to exchange 100% of the bonus for RSAs. The value of the RSAs received was $1,937,989, or 125% of the portion of the cash bonus exchanged for RSAs, in the form of 30,196 RSAs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSAs were granted on February 15, 2007.

(e)	Previous filings also incorrectly reflected cash dividends paid on unvested stock awards (RSUs and RSAs) during the vesting period and certain insurance premiums as components of compensation of the named executive officers in the Summary Compensation Table. Because the payment of dividends is factored into the grant date fair value that is used to report the value of the stock awards in the Summary Compensation Table, it is not necessary to include the cash dividends as a component of total compensation. The insurance benefit is offered on a non-discriminatory basis so it should also not have been included. The dividend presentation was corrected in our 2012 filing the insurance benefit presentation is corrected in this filing. Both adjustments are part of the restatements of Mr. Moghadam’s compensation for the years 2006 through 2011.

Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2012 table below.

(6) Amounts represent the value of equity awards granted in 2012, 2011, and 2010 under our annual long-term equity incentive program and the allocation of participation points under our Outperformance Plan in 2012, as appropriate. These amounts do not include the value of the bonus exchange grants that are shown as a supplemental entry in the Grants of Plan-Based Awards in 2012 table below as such presentation would result in a double counting of the award. Generally, the awards under our annual long-term equity incentive program are granted in February for performance in the preceding year. In 2012, the value of stock awards in column (e) also includes the value of participation points allocated under the Outperformance Plan to the named executive officers in February 2012, other than Mr. Rakowich and Mr. Sullivan.

Annual Long-term Equity Incentive Program:

Under our annual long-term equity incentive program, we generally grant awards in February for the previous year’s performance. For example, the awards in columns (e) and (f) for 2012 were granted in February 2012 based on the named executive officer’s performance in 2011. The amount of each named executive officer’s grant is based on performance criteria and also subject to continued service vesting. RSUs were granted in February 2012 and RSAs and/or stock options were granted in 2011 and 2010. In accordance with SEC rules, the awards made in 2011 to Messrs. Nekritz, Rakowich, and Sullivan by the Trust are not included in their compensation for 2011 that is presented in the Summary Compensation Table as such awards were granted prior to the June 2011 merger.

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2012: RSUs granted on February 1, 2012 were: Mr. Moghadam — 122,925 RSUs valued at $3,999,980, Mr. Olinger — 28,810 RSUs valued at $937,477, Mr. Jaquier — 61,462 RSUs valued at $1,999,973, Mr. Reilly — 61,462 RSUs valued at $1,999,973, Mr. Nekritz — 16,326 RSUs valued at $531,248, Mr. Rakowich — 230,485 RSUs valued at $7,499,982, and Mr. Sullivan — 49,938 RSUs valued at $1,624,982. The RSUs were valued at $32.54 per share, the closing price of our common stock on the grant date.

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2011: RSAs granted on February 2, 2011 were: Mr. Moghadam — 37,329 RSAs valued at $1,229,991, Mr. Olinger — 18,209 RSAs valued at $599,986, Mr. Jaquier — 29,135 RSAs valued at $959,998, and Mr. Reilly — 36,418 RSAs valued at $1,199,973. The RSAs were valued at $32.95, the closing price of our common stock on the grant date.

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2011: Stock options granted on February 2, 2011 were: Mr. Moghadam — 105,670 options valued at $819,999 and Mr. Jaquier — 30,927 options valued at $239,994. The options were valued at $7.76 each using the Black-Scholes option-pricing model.

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2011: Special grants of RSAs on June 2, 2011 to Messrs. Olinger, Mr. Jaquier, and Mr. Reilly. Each officer received 20,000 RSAs with a value of $681,400. The RSAs were each valued at $34.07, the closing price of our common stock on the grant date.

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2010: RSAs granted on February 11, 2010 were: Mr. Moghadam — 67,750 RSAs valued at $1,499,985, Mr. Olinger — 33,401 RSAs valued at $739,498, Mr. Jaquier — 43,360 RSAs valued at $959,990, and Mr. Reilly — 72,267 RSAs valued at $1,599,991. The RSAs were each valued at $22.14, the closing price of our common stock on the grant date.

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2010: Stock options granted on February 11, 2010 were: Mr. Moghadam — 176,991 options valued at $1,001,238, Mr. Olinger — 23,097 options valued at $130,660, and Mr. Jaquier — 113,274 options valued at $640,791. The options were valued at $5.65 each using the Black-Scholes option pricing model.

The Trust had a similar equity incentive program in place prior to the merger but compensation prior to the merger is not included for the named executive officers who previously were employees of the Trust based on SEC rules.

Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2012 table below. Also see “— Compensation Discussion and Analysis — 2012 Compensation Decisions—Annual Long-term Equity Incentive Program.”

Outperformance Plan:

The allocation of performance points under the Outperformance Plan relates to a three-year performance period ending on December 31, 2014 and awards will only be earned if the company’s compound, annualized total shareholder return or TSR for the performance period exceeds the compound, annualized percentage return of the MSCI US REIT Index for the same period plus 100 basis points. If this outperformance hurdle is met, the compensation pool will be equal to 3% of the value created in excess of the hurdle, subject to a maximum pool value equal to the greater of $75 million or 0.5% of the company’s equity market capitalization at the start of the performance period. Further, the compensation pool cannot be paid out unless our absolute TSR is positive for the entire performance period. If a pool funds because our relative TSR exceeds the hurdle, but our absolute TSR is not positive, payment will be delayed, or not made at all, unless our absolute TSR becomes positive within seven years from the end of the performance period (ten years from the start of the performance period). In this case, post-performance period absolute TSR will be measured at the end of each quarter with each measurement starting from the start of the applicable performance period through the end of the applicable quarterly period. No payment will be made if our absolute TSR does not become positive by the end of this seven-year period. If our absolute TSR does become positive during this seven-year period, all participants at the end of the performance period will receive their awards under the plan regardless of whether they are still employed by us when the awards are paid. Awards are required to be paid to participants within 75 days of the end of the performance period or applicable quarter in which our absolute TSR becomes positive. The value of the participation points is determined using a Monte Carlo simulation.

The Outperformance Plan has been designed to reward certain employees for extraordinary company performance. Notwithstanding the values of the participation points included in column (e), there can be no assurance that the company’s performance at the end of an applicable performance period will result in any payment under the Outperformance Plan. Even with reasonably strong performance, there may be no payout under this plan. The difficulty in achieving any payout under the Outperformance Plan is demonstrated through initial Monte Carlo simulations that resulted in no payout in 65% of the scenarios modeled. The amount included in column (e) represents the named executive officer’s allocation of the maximum pool value of $75 million, assuming no forfeitures, and is included in the named executive officer’s compensation for 2012 even though there is no assurance that the value of the participation points will ever be realized by the named executive officer.

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2012: Value of participation points as of the date of the point allocation (February 1, 2012) were: Mr. Moghadam — $2,520,000, Mr. Olinger — $1,008,000, Mr. Jaquier —$1,008,000, Mr. Reilly —$1,008,000, and Mr. Nekritz —$1,008,000.

Additional information on the participation points allocated under the Outperformance Plan and how they are valued is included in the Grants of Plan-Based Awards in Fiscal Year 2012 table and in the narrative discussion that follows that table. Also see “—Compensation Discussion and Analysis — 2012 Compensation Decisions—Outperformance Compensation Plans.”

(7) Amount represents the value of Mr. Rakowich’s award under our long-term equity incentive award program due under his employment agreement for performance in 2012. This award was paid in cash in February 2013. Because this award for 2012 performance was paid in cash, it is classified as a “non-equity incentive plan award” and is shown as part of Mr. Rakowich’s compensation for 2012 in the Summary Compensation Table. Non-equity incentive plan awards are included in compensation in the Summary Compensation Table based on the performance year and not the year that the award is made. Had this award been granted in stock, it would be classified as an “equity incentive award” and would be included in Mr. Rakowich’s compensation in the Summary Compensation Table in the year in which the award was granted. Therefore, Mr. Rakowich’s compensation for 2012 includes awards under the same incentive program for two performance years—for 2011 performance (an equity incentive award valued at $7.5 million and shown in column (e)) and for 2012 performance (a non-equity incentive award valued at $4.8 million and shown in column (g)). See “—Compensation Discussion and Analysis—Mr. Rakowich’s 2012 Compensation and Severance Arrangement.”

(8) The amounts in column (i) represent the other compensation amounts paid to each of the named executive officers in 2012, 2011, and 2010. These amounts include the following items:

		401(k) Plan Match	Financial Planning Services (a)	Parking (a)	Relocation Benefits (b)	Other (c)	Totals (d)
Mr. Moghadam	2012	$7,500	$64,500	$5,040	$—	$—	$77,040
	2011	$7,350	$62,000	$5,040	$—	$—	$74,390
	2010	$7,350	$65,777	$5,040	$—	$—	$78,167
Mr. Olinger	2012	$7,500	$10,444	$2,160	$—	$—	$20,104
	2011	$7,350	$13,390	$2,160	$—	$1,500	$24,400
	2010	$7,350	$14,237	$2,160	$—	$—	$23,747
Mr. Jaquier	2012	$7,500	$10,444	$2,160	$—	$—	$20,104
	2011	$7,350	$13,390	$2,160	$—	$—	$22,900
	2010	$7,350	$14,237	$2,160	$—	$—	$23,747
Mr. Reilly	2012	$7,500	$10,444	$3,480	$53,538	$—	$74,962
	2011	$7,350	$13,390	$3,480	$—	$—	$24,220
	2010	$7,350	$3,304	$3,480	$—	$—	$14,134
Mr. Nekritz	2012	$7,500	$—	$—	$—	$—	$7,500
	2011	$4,269	$—	$—	$—	$—	$4,269
Mr. Rakowich	2012	$7,500	$—	$—	$—	$6,134,645	$6,142,145
	2011	$4,269	$—	$—	$—	$2,515	$6,784
Mr. Sullivan	2012	$7,500	$—	$—	$—	$2,640,110	$2,647,610
	2011	$4,269	$—	$—	$—	$—	$4,269

(a)	We reimburse certain named executive officers employees for financial planning services and parking costs, if applicable. These perquisites are provided to certain of our employees based on their position with the company. Prior to 2011, we provided a tax gross-up payment related to the financial planning services benefit. Our policy was changed to no longer provide tax gross-up payments with respect to perquisites received by our employees and no such payments were made in 2012 or 2011.

(b)	Represents certain benefits paid to Mr. Reilly associated with his relocation from Boston to Denver in 2012. Amount presented includes a tax gross-up payment of $22,009 under our relocation benefit plan.

(c)	For 2012 includes:

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Mr. Rakowich: one-time severance payment of $6,000,000, accrued vacation benefits of $79,880, and $54,765 of health and welfare benefits due upon his retirement on December 31, 2012 under the terms of his employment agreement. The severance payment and the health and welfare benefits are to be paid over 24 months beginning in 2013. See also the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2012 table and “—Compensation Decisions and Analysis—Mr. Rakowich’s 2012 Compensation and Severance Arrangement”.

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Mr. Sullivan: one-time severance payment of $2,475,000, accrued vacation benefits of $43,934, and $121,176 of health and welfare benefits due upon his retirement on May 11, 2012 under the terms of his executive protection agreement. The health and welfare benefits are to be paid over 24 months beginning in June 2012, of which $54,464 were paid to Mr. Sullivan in 2012. See also the discussion under the “—Compensation Decisions and Analysis—Mr. Sullivan’s 2012 Compensation and Severance Arrangement”.

(d)	Totals reflect adjustments for cash dividends and certain insurance benefits from previous filings as discussed in footnote (5) above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012*

Name (a)	Grant Date (b)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
			Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Annual Grants:
Hamid R. Moghadam	02/01/12	(1)	—	—	—	122,925	$3,999,980
	02/01/12	(2)(3)	—	—	$11,250,000	—	$2,520,000
Thomas S. Olinger	02/01/12	(1)	—	—	—	28,810	$937,477
	02/01/12	(2)(3)	—	—	$4,500,000	—	$1,008,000
Guy F. Jaquier	02/01/12	(1)	—	—	—	61,462	$1,999,973
	02/01/12	(2)(3)	—	—	$4,500,000	—	$1,008,000
Eugene F. Reilly	02/01/12	(1)	—	—	—	61,462	$1,999,973
	02/01/12	(2)(3)	—	—	$4,500,000	—	$1,008,000
Edward S. Nekritz	02/01/12	(1)	—	—	—	16,326	$531,248
	02/01/12	(2)(3)	—	—	$4,500,000	—	$1,008,000
Walter C. Rakowich**	02/01/12	(1)	—	—	—	230,485	$7,499,982
William E. Sullivan**	02/01/12	(1)	—	—	—	49,938	$1,624,982
Bonus Exchange Awards:
Hamid R. Moghadam	02/05/13		—	—	—	49,807	$2,006,226	(4)
Edward S. Nekritz	02/05/13		—	—	—	13,819	$556,629	(5)

* Columns (c) through (e), (j), and (k) have been omitted from this table because they are not applicable.

**Mr. Rakowich retired effective December 31, 2012 and Mr. Sullivan retired effective May 11, 2012.

(1) Represents the annual long-term equity incentive awards for 2011 performance that were granted in 2012. Annual long-term equity incentive awards for the 2012 performance year were granted in February 2013 and are not included in this table. See “— Compensation Discussion and Analysis — 2012 Compensation Decisions—Annual Long-term Equity Incentive Program.” The stock awards were made in the form of RSUs that vest ratably over three years. The value in column (l) represents the award in column (i) valued at $32.54 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

(2) Represents the allocation of participation points under the Outperformance Plan. Under this plan, certain employees are allocated a portion of a potential compensation pool to be determined based on the company’s compound, annualized TSR over a three-year period. The participation points allocated under the Outperformance Plan in 2012 relate to a three-year performance period that began on January 1, 2012 and will end on December 31, 2014 and awards under the plan will only be made if the company’s compound, annualized TSR for the performance period exceeds the compound, annualized percentage return of the MSCI US REIT Index for the same period plus 100 basis points. If this outperformance hurdle is met, the compensation pool will be equal to 3% of the value created in excess of the hurdle, subject to a maximum of the greater of $75 million or 0.5% of the company’s equity market capitalization at the start of the performance period. Further, the compensation pool cannot be paid out unless our absolute TSR is positive for the entire performance period. If a pool funds because our relative TSR exceeds the hurdle but our absolute TSR is not positive, payment will be delayed, or not made at all, unless our absolute TSR becomes positive within seven years from the end of the performance period (ten years from the start of the performance period). To determine if the payment will be made we will continue to measure our absolute TSR at the end of each quarter following the end of the performance period with such measurement starting at the beginning of the applicable performance period and ending as of the applicable quarterly period. No payment will be made if our absolute TSR does not become positive by the end of this seven-year period. If our absolute TSR does become positive during this seven-year period, all participants at the end of the applicable performance period will receive awards under the plan, regardless of whether they are still employed by us when the awards are paid. Awards are required to be paid to participants within 75 days of the end of the performance period or applicable quarter in which our absolute TSR becomes positive. The value of the participation points is determined using a Monte Carlo simulation.

Since the Outperformance Plan rewards only extraordinary performance and, as such, there is no Threshold or Target value. Notwithstanding the values of the participation points shown in this table, there can be no assurance that the company’s performance at the end of an applicable performance period will result in any payment under the Outperformance Plan. Even with reasonably strong performance, there may be no payout under this plan. The difficulty in achieving any payout under the Outperformance Plan is demonstrated through initial Monte Carlo simulations that resulted in no payout in 65% of the scenarios modeled. The amount in column (h) represents the named executive officer’s allocation of the maximum pool value of $75 million, assuming no forfeitures of any awards. The value in column (l) is the grant-date fair value of the named executive officer’s allocation based on a valuation of the future compensation pool using a Monte Carlo simulation as of the grant date to estimate a fair value for accounting purposes, estimated at $16.8 million. Awards under the Outperformance Plan will generally be paid to participants in equity, however, it is expected that awards for the initial performance period that will end on December 31, 2014 will be paid in cash. See “—Compensation Discussion and Analysis —2012 Compensation Decisions—Outperformance Compensation Plans.”

(3) The named executive officer has been awarded the opportunity to receive bonuses through participation in the Private Capital Plan. Participants under this plan can earn a combination of equity and cash awards to the extent returns realized by us with respect to our real estate funds, venture funds, and joint ventures managed by our Private Capital group exceed negotiated hurdle rates based on performance of the fund or venture’s real estate investment portfolio. The total compensation pool will be equal to 40% of any actual promotes received by us. No incentive fees or promotes were earned for 2012. No awards or values are reflected in the table as of the grant date because it is not possible to determine whether any incentive fees or promotes will be received in future years. For accounting purposes, the awards will be expensed when earned and paid to participants in the plan. Accordingly, the values of the awards actually earned by the named executive officers, if any, will be included in the Grants of Plan-Based Awards table in the year the awards are earned. See “— Compensation Discussion and Analysis — 2012 Compensation Decisions—Outperformance Compensation Plans.”

(4) Represents RSUs granted to Mr. Moghadam under the bonus exchange. Mr. Moghadam was awarded a cash bonus of $1,605,000 for 2012 performance in February 2013. He elected to exchange 100% of the bonus for RSUs and received 49,807 RSUs (representing a premium of 125% of the amount of the bonus exchanged) that vest over three years (40% in each of the first two years and 20% in the last year). Column (d) of the Summary Compensation Table for Fiscal Year 2012 reflects the full exchanged value of the bonus award for 2012, therefore, the value of these awards is not included in column (e) of that table. The value in column (l) represents the award in column (j) valued at $40.28 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

(5) Represents RSUs granted to Mr. Nekritz under the bonus exchange. Mr. Nekritz was awarded a cash bonus of $890,625 for 2012 performance in February 2013. He elected to exchange 50% of the bonus for RSUs and received 13,819 RSUs (representing a premium of 125% of the amount of the bonus exchanged) that vest over three years (40% in each of the first two years and 20% in the last year). Column (d) of the Summary Compensation Table for Fiscal Year 2012 reflects the cash bonus received plus the exchanged value of the bonus award for 2012, therefore, the value of these awards is not included in column (e) of that table. The value in column (l) represents the award in column (j) valued at $40.28 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2012 and the Grants of Plan-Based Awards in Fiscal Year 2012 Table.

•	Employment Agreements

Prior to joining us as co-chief executive officer effective with the closing of the merger in June 2011, Mr. Rakowich had an employment agreement with the Trust that was assumed by us under the merger agreement and expired on December 31, 2011. On January 30, 2011, Mr. Rakowich entered into a new agreement that became effective on January 1, 2012. Under the 2012 Agreement, also assumed by us under the merger agreement, Mr. Rakowich waived any rights to terminate employment with the Trust and receive payments and benefits under the terms of the 2011 Agreement due to the change in his role to that of co-chief executive officer after the merger. The 2012 Agreement term ended on January 31, 2012 and provided that Mr. Rakowich would retire by that date.

The 2012 Agreement provided for an annual base salary of $1,000,000 for 2012 and stipulated that Mr. Rakowich: (i) be eligible for a target cash bonus for 2012 (to be paid in February 2013) of 150% of his base salary or $1,500,000 with the actual amount of the bonus received, as a percentage of the target, to be between zero and 200% and (ii) receive a target annual long-term equity incentive award for 2012 (to be granted in February 2013) having an aggregate value of $4,800,000, with an actual annual long-term equity incentive award, generally conditioned upon satisfaction of performance criteria, of not less than 60% and not more than 160% of the target amount. The 2012 Agreement provided that, upon expiration of the term of the agreement on December 31, 2012, Mr. Rakowich was entitled to a severance payment of $6,000,000, the acceleration of vesting of his outstanding earned, unvested incentive awards, coverage under our medical and dental insurance plans for 24 months, and a one-time payment of $12,000 in lieu of coverage under other welfare benefit plans. The 2012 Agreement provided that unexercised stock options will remain outstanding until their original expiration date, contains provisions with respect to recovery of awards and indemnifications, and does not provide for any excise tax gross-up payments. In December 2012, the 2012 Agreement was amended to clarify certain payment provisions and release requirements.

We also have agreements related to a change in control with the named executive officers, other than Mr. Rakowich. These agreements are discussed below under “— Potential Payments Upon Termination or Change in Control.”

•	Equity Compensation Plans

At our annual meeting on May 3, 2012, our stockholders approved and adopted the Prologis, Inc., 2012 Long-Term Incentive Plan. The 2012 LTIP enables our executive officers, employees, directors, and consultants to participate in the ownership of the company and allows us to attract and retain our executive officers, other employees, and directors, and to provide incentives to such persons to maximize our company performance.

In addition, we have other equity compensation plans that have equity awards outstanding as of December, 31, 2012:

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Amended and Restated 2002 Stock Option and Incentive Plan and the Third Amended and Restated 1997 Stock Option and Incentive Plan, collectively the “AMB Plans,” which were both approved by our stockholders and

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ProLogis 2006 Long-Term Incentive Plan, the ProLogis 2000 Share Option Plan for Outside Trustees, and the ProLogis 1997 Long-Term Incentive Plan, collectively the “Trust Plans,” which were assumed by us under the merger agreement with all outstanding awards converted based on the merger exchange ratio. The Trust Plans were approved by shareholders of the Trust.

All future equity awards will be granted from the 2012 LTIP and we will no longer grant any awards from the AMB Plans or the Trust Plans. The available shares of common stock reserved for issuance under the AMB Plans and the Trust Plans as of May 5, 2012 were added to the share reserve of the 2012 LTIP. All outstanding awards under the AMB Plans and the Trust Plans will remain outstanding until they vest, expire, or are forfeited by the participant. As of December 31, 2012, we had 25.9 million shares of common stock available for issuance under the 2012 LTIP of which 9.6 million shares were subject to outstanding awards.

The 2012 LTIP does not expire but no further awards can be granted under the plan after May 5, 2022, the tenth-anniversary date of the plan approval. The 2012 LTIP does not permit re-pricing of stock options without stockholder approval. Participants, including non-employee directors, in the 2012 LTIP may receive stock options, stock appreciation rights, and full value awards, including dividend equivalents. Only employees may receive incentive stock options under the 2012 LTIP.

—	Equity Award Terms

As part of our annual long-term equity incentive program, we granted only RSUs in 2012. In addition, we granted opportunities to earn awards for the first time under the Outperformance Plan and the Private Capital Plan which are discussed above in the footnotes to the two preceding tables and also under “— Compensation Discussion and Analysis — 2012 Compensation Decisions — Outperformance Compensation Plans.” Prior to 2012, we primarily granted RSAs and stock options and the Trust primarily granted RSUs and a form of performance-based awards. As part of the merger agreement, the outstanding equity awards of the Trust were assumed by us under the merger agreement and the share terms were converted based on the merger exchange ratio of 0.4464. All other terms of the awards remained the same, including vesting terms and expiration dates. The general terms of our equity awards outstanding at December 31, 2012 are as follows:

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RSUs. Each RSU is convertible into one share of common stock upon vesting. The RSUs generally vest ratably over a continued service period, generally three years (34%, 33%, 33%) and have no voting rights. Certain awards, generally special grants due to hiring or retention considerations, may have different vesting terms, including cliff vesting terms (i.e., the entire award vests on a specified future date). RSUs issued under the bonus exchange generally have a three-year vesting period (40%, 40%, 20%). Generally, RSUs earn dividend equivalents (either cash or equity) over the vesting period under the same payment terms as dividends paid on our common stock. RSUs are valued based on the closing price of our common stock on the grant date.

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RSAs. Each RSA represents one share of common stock. The RSAs granted as annual awards generally vest ratably over a continued service period, generally four years. Certain RSAs, generally special grants due to hiring or retention considerations, may have different vesting terms, including cliff vesting terms (i.e., the entire award vests on a specified future date). RSAs issued under the bonus exchange generally have a three-year vesting period. RSAs have full voting rights and earn cash dividends over the vesting period under the same payment terms as dividends paid on our common stock. RSAs are valued based on the closing price of our common stock on the grant date.

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Stock Options. Stock options granted as annual awards under the annual long-term equity incentive program generally vest ratably over a continued service period, generally three years. Certain of the stock options previously granted as a part of the bonus exchange had vesting periods of one-year period (25% per quarter). Stock options are granted with an exercise price equal to the closing price of our common stock on the grant date. The exercise price for any outstanding stock option may not be decreased after the grant date except for reductions approved by our stockholders or if there is an overall adjustment to our outstanding shares, such as occurs with a stock split. Stock options expire on the ten-year anniversary of the grant date. The option awards are valued using the Black-Scholes pricing model. The option awards included in the Summary Compensation Table for Fiscal Year 2012 had the following fair values:

2011: $7.76 per option; assumptions used in the valuation include: risk-free interest rate of 2.4%, dividend yield of 5.0%, expected volatility rate of 37.9%, and expected term of 6 years.

2010: $5.657 per option; assumptions used in the valuation include: risk-free interest rate of 2.6%, dividend yield of 5.1%, expected volatility rate of 41.6%, and expected term of 6 years.

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Outperformance Plan. Under the Outperformance Plan, certain employees are allocated a portion of a potential compensation pool to be determined based on the company’s compound, annualized TSR over a three-year performance period. Participation points under the Outperformance Plan for the performance period that began on January 1, 2012 and will end on December 31, 2014 are valued using a Monte Carlo simulation as of the grant date. The allocation of participation points for the performance period beginning in 2012 were made on February 1, 2012. The value of the potential compensation pool when the awards were made was $16.8 million. Variables used in the Monte Carlo simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 52%; (ii) expected volatility of the MSCI US REIT Index of 34%; and (iii) correlation between our common stock and the MSCI US REIT Index of 93%.

The total compensation pool, if any, applicable to the initial performance period will represent 10,000 participation points. Awards to participants are determined by a number of participant points allocated to each participant for each performance period. The actual award for the performance period will be determined by multiplying the total compensation pool by a fraction of which the numerator is the number of participation points held by the participant and the denominator is the total number of participation points held by all participants on the last day of the performance period. Awards can be paid in either cash or shares and are required to be paid within 75 days of the date the awards are earned. The compensation committee has determined that the awards for the performance period ending on December 31, 2014 will be paid in cash. The Outperformance Plan is discussed in further detail in the footnotes to the two preceding tables and also under “—Compensation Discussion and Analysis—2012 Compensation Decisions—Outperformance Compensation Plans.”

•

Private Capital Plan. Under the Private Capital Plan certain employees will receive a bonus (paid 50% in cash and 50% in RSUs or RSAs with a three-year vesting period) to the extent incentive fees or promotes are realized by us with respect to real estate funds, venture funds, and joint ventures managed by our Private Capital group. The award pool under this plan will be equal to 40% of any such incentive fees or promotes actually received by us. The compensation committee has allocated 10,000 units for each of our funds or ventures, representing an allocation of the fund or venture’s bonus pool. Each unit represents the right to receive an amount equal to (x) the bonus pool for the applicable fund or venture divided by (y) the aggregate number of units that may be issued with respect to the fund or venture. The participants are eligible to receive a bonus for the year for that particular fund or venture equal to the number of units held by them multiplied by the value of each unit. If no incentive fees are paid to us during the plan year, no bonus will be paid to participants with respect to that fund or venture. The participation points awarded have no value unless and until an incentive fee or promote is received. For 2012, no incentive fees were paid so no such bonuses were earned by the participants and no compensation expense was recognized for this plan. No awards or values are reported as of the date of the allocation of participant points because it is not possible to determine whether any incentive fees or promotes will be received in future years. For accounting purposes, the awards will be expensed when earned and paid to participants in the plan. Accordingly, the values of the awards actually earned by the named executive officers, if any, will be reported for the year the awards are earned, as appropriate.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2012)*

Name (a)	Option Awards(1)						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares of Units of Stock That Have Not Vested(2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Hamid R. Moghadam	315,088			$35.26	1/27/14
	142,718			$38.56	2/7/15
	387,341			$15.92	2/10/19
	357,994	88,997	(2)	$22.14	2/11/20
	230,670	126,287	(3)	$32.95	2/2/21
							13,843	(4)	$505,131
							33,874	(5)	$1,236,062
							27,996	(6)	$1,021,574
							122,925	(7)	$4,485,533
							58,341	(8)	$2,128,863
										111,400	(9)	$4,065,000	(9)
Thomas S. Olinger	20,925			$48.76	2/21/18
	56,603			$15.92	2/10/19
	15,398	7,699	(2)	$22.14	2/11/20
							4,239	(4)	$154,681
							16,700	(5)	$609,383
							13,656	(6)	$498,307
							13,200	(10)	$481,668
							28,810	(7)	$1,051,277
										44,560	(9)	$1,626,000	(9)

Guy F. Jaquier	79,550			$35.26	1/27/14
	75,242			$38.56	2/7/15
	36,809			$51.92	2/6/16
	14,705			$64.18	2/15/17
	38,661			$48.76	2/21/18
	209,371			$15.92	2/10/19
	75,516	37,758	(2)	$22.14	2/11/20
	10,309	20,618	(3)	$32.95	2/2/21
							7,459	(4)	$272,179
							21,680	(5)	$791,103
							21,851	(6)	$797,343
							13,200	(10)	$481,668
							61,462	(7)	$2,242,748
										44,560	(9)	$1,626,000	(9)

Eugene F. Reilly	8,737			$35.26	1/27/14
							7,459	(4)	$272,179
							36,133	(5)	$1,318,493
							27,313	(6)	$996,651
							13,200	(10)	$481,668
							61,462	(7)	$2,242,748
										44,560	(9)	$1,626,000	(9)
Edward S. Nekritz	8,928			$67.21	9/25/13
	8,928			$78.24	9/23/14
	11,774			$101.84	12/20/15
	7,845			$134.23	12/21/16
	9,779			$135.76	12/18/17
	83,700			$15.39	11/11/18
							4,525	(11)	$165,117
							13,573	(12)	$495,279
							13,392	(13)	$488,674
							22,096	(14)	$806,283
							16,326	(7)	$595,736
							18,765	(8)	$684,735
										44,560	(9)	$1,626,000	(9)
Walter C. Rakowich**	78,120			$78.24	9/23/14	(15)
	44,600			$101.84	12/20/15	(15)
	33,524			$134.23	12/21/16	(15)
	35,856			$135.76	12/18/17	(15)
	55,800			$15.39	11/11/18	(15)
William E. Sullivan**	—	—		—	—		—		—	—		—

*  Column (d) has been omitted from this table because it is not applicable.

**  Mr. Rakowich retired effective December 31, 2012 and Mr. Sullivan retired effective May 11, 2012.

(1) Dollar amounts are based on the closing price of our common stock on December 31, 2012 which was $36.49 per share.

(2) Vested and became exercisable on February 1, 2013.

(3) Vested and became exercisable on February 1, 2013 (50%) and will vest and become exercisable on February 1, 2014 (50%).

(4) Vested on February 1, 2013.

(5) Vested on February 1, 2013 (50%) and will vest on February 1, 2014 (50%).

(6) Vested on February 1, 2013 (33%) and remainder will vest in equal amounts on each of February 1, 2014 and 2015.

(7) Vested on February 1, 2013 (34%) and remainder will vest in equal amounts on each of February 1, 2014 and 2015.

(8) Vested on February 1, 2013 (40%) and will vest on February 1, 2014 (40%) and February 1, 2015 (20%).

(9) The value of the participation points allocated to the named executive officers as of December 31, 2012, using a Monte-Carlo simulation as of that date, is presented in column (j). This value is converted into shares of our common stock in column (i) using the closing price of our common stock as of December 31, 2012. Actual awards will not be determined until December 31, 2014, the end of the three-year performance period. The company expects to settle the awards for this initial performance period in cash. Notwithstanding the values of the participation points shown in this table, there can be no assurances that the company’s performance at the end of the applicable performance period will result in payment of such amounts, or in any payment at all, under the Outperformance Plan. See “— Compensation Discussion and Analysis —2012 Compensation Decisions—Outperformance Compensation Plans.”

(10) Will vest in equal amounts on each of June 2, 2013 and 2014.

(11) Vested on January 28, 2013.

(12) Vested on January 28, 2013 (50%) and will vest on January 28, 2014 (50%).

(13) Vested on January 30, 2013 (33%) and remainder will vest in equal amounts on each of January 30, 2014 and 2015.

(14) Will vest in equal amounts on each of June 3, 2013 and 2014.

(15) Under the terms of Mr. Rakowich’s employment agreement, upon his retirement all of his outstanding stock options will remain exercisable through their original expiration date. Mr. Rakowich’s agreement is discussed in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2012 table.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)		(#)		($)
(a)	(b)	(c)		(d)		(e)
Hamid R. Moghadam	949,833	$7,158,321	(1)(2)	64,773	(3)	$2,107,713	(3)
Thomas S. Olinger	—	$—		28,852	(4)	$926,948	(4)
Guy F. Jaquier	122,340	$915,746	(1)(5)	41,731	(6)	$1,345,477	(6)
Eugene F. Reilly	209,371	$4,015,644	(1)(7)	52,960	(8)	$1,708,903	(8)
Edward S. Nekritz	—	$—		58,082	(9)	$1,889,211	(9)
Walter C. Rakowich*	—	$—		545,889	(10)	$19,446,731	(10)
William. Sullivan*	41,850	$768,149	(1)(11)	149,904	(12)	$5,146,545	(11)

* Information for Mr. Rakowich is presented through his retirement which was effective December 31, 2012. Information for Mr. Sullivan is presented through his retirement which was effective May 11, 2012.

(1) This value is the aggregated difference between the market prices at the time the named executive officer exercised the stock options and the exercise prices of the stock options.

(2) Represents the value realized upon the following exercises:

•	264,343 options on February 1, 2012, exercise price of $26.29, granted on February 26, 2002, value realized of $1,652,144 and
•	685,490 options on December 7, 2012, exercise price $27.12, granted on February 13, 2003, value realized of $5,506,177.

With respect to the exercise of 259,462 options, Mr. Moghadam received net cash after payment of taxes of $1,091,370. With respect to the exercise of 690,371 options, the value realized of $5,111,491 was deferred under our nonqualified deferred compensation plan. See also the Nonqualified Deferred Compensation in Fiscal Year 2012 table below.

(3) Represents the vesting of shares on February 1, 2012 as presented below.

•	6,232 shares with a value of $202,789, granted on February 15, 2007;
•	15,048 shares with a value of $489,661, granted on February 21, 2008;
•	13,090 shares with a value of $425,949, granted on February 10, 2009;
•	21,070 shares with a value of $685,618, granted on February 11, 2010; and
•	9,333 shares with a value of $303,696, granted on February 1, 2011.

Mr. Moghadam deferred all shares he acquired upon these vestings under our nonqualified deferred compensation plans. Mr. Moghadam has not sold any of the shares he acquired upon these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2012 table below.

(4) Represents the vesting of shares as presented below:

•	2,909 shares with a value of $94,659, granted on February 21, 2008, vested on February 1, 2012;
•	4,240 shares with a value of $137,970, granted on February 10, 2009, vested on February 1, 2012;
•	8,350 shares with a value of $271,709, granted on February 11, 2010, vested on February 1, 2012;
•	4,553 shares with a value of $148,154, granted on February 2, 2011, vested on February 1, 2012;
•	2,000 shares with a value of $67,600, granted on March 1, 2007, vested on March 1, 2012; and
•	6,800 shares with a value of $206,856, granted on June 2, 2011, vested on June 2, 2012.

Mr. Olinger deferred 12,903 shares with a value of $419,864 as of the vest date that were acquired upon these vestings under our nonqualified deferred compensation plans. Of the remaining vested shares, 6,733 shares were withheld from Mr. Olinger to satisfy taxes at a value of $213,538 and 9,216 shares were distributed to Mr. Olinger. Mr. Olinger has not sold any of the shares he acquired as a result of these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2012 table below.

(5) Represents the value realized upon the following exercises

•	61,169 options on March 14, 2012, exercise price of $27.12, granted on February 13, 2003, value realized of $482,012 and
•	61,171 options on December 3, 2012, exercise price $27.12, granted on February 13, 2003, value realized of $433,734.

Mr. Jaquier received net cash after payment of taxes of $507,537 as a result of the above exercises.

(6) Represents the vesting of shares as presented below:

•	2,181 shares with a value of $70,970, granted on February 15, 2007, vested on February 1, 2012;
•	7,167 shares with a value of $233,214, granted on February 21, 2008, vested on February 1, 2012;
•	7,459 shares with a value of $242,716, granted on February 10, 2009, vested on February 1, 2012;
•	10,840 shares with a value of $352,733, granted on February 11, 2010, vested on February 1, 2012;
•	7,284 shares with a value of $238,988, granted on February 2, 2011, vested on February 1, 2012; and
•	6,800 shares with a value of $206,856 granted on June 2, 2011, vested on June 2, 2012.

Mr. Jaquier deferred 34,931 shares with a value of $1,138,621 as of the vest date that were acquired upon these vestings under our nonqualified deferred compensation plans. Of the remaining vested shares, 3,175 shares were withheld from Mr. Jaquier to satisfy taxes at a value of $96,584 and 3,625 shares were distributed to Mr. Jaquier. Mr. Jaquier has not sold any of the shares he acquired as a result of these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2012 table below.

(7) Represents the value realized upon the following exercises:

•	160,000 options on March 13, 2012, exercise price of $15.92, granted on February 10, 2009, value realized of $2,972,928 and
•	49,371 options on September 17, 2012, exercise price $15.92, granted on February 10, 2009, value realized of $1,042,716.

Mr. Reilly received net cash after payment of taxes of $2,339,112 as a result of the above exercises.

(8) Represents the vesting of shares as presented below:

•	2,570 shares with a value of $83,628, granted on February 15, 2007, vested on February 1, 2012;
•	8,959 shares with a value of $291,526, granted on February 21, 2008, vested on February 1, 2012;
•	7,459 shares with a value of $242,716, granted on February 10, 2009, vested on February 1, 2012;
•	18,067 shares with a value of $587,900, granted on February 11, 2010, vested on February 1, 2012;
•	9,105 shares with a value of $296,277, granted on February 2, 2011, vested on February 1, 2012; and
•	6,800 shares with a value of $206,856, granted on June 2, 2011, vested on June 2, 2012.

Of the vested shares, 19,121 shares were withheld from Mr. Reilly to satisfy taxes at a value of $616,176 and the remaining 33,839 shares were distributed to Mr. Reilly. Mr. Reilly has not sold any of the shares he acquired as a result of these vestings.

(9) Represents the vesting of shares as presented below:

•	4,525 shares with a value of $147,163, granted on January 28, 2010, vested on January 28, 2012;
•	3,035 shares with a value of $98,698, granted on January 30, 2011, vested on January 28, 2012;
•	4,464 shares with a value of $141,063, granted on January 30, 2011, vested on January 30, 2012;
•	3,956 shares with a value of $128,721, granted on January 30, 2011, vested on February 1, 2012;
•	11,384 shares with a value of $347,895, granted on June 2, 2011, vested on June 3, 2012; and
•	30,718 shares with a value of $1,025,671, granted on November 11, 2008, vested on November 11, 2012.

Of the vested shares, 22,264 shares were withheld from Mr. Nekritz to satisfy taxes at a value of $724,585 and the remaining 35,816 shares and a cash payment of $66.31, representing the value of fractional shares, were distributed to Mr. Nekritz. Mr. Nekritz has not sold any of the shares he acquired as a result of these vestings.

(10) Represents the vesting of shares as presented below:

•	37,714 shares with a value of $1,226,452, granted on February 12, 2010, vested on January 28, 2012;
•	37,420 shares with a value of $1,216,898, granted on January 30, 2011, vested on January 28, 2012
•	44,172 shares with a value of $1,437,372, granted on January 30, 2011, vested on February 1, 2012;

•	37,714 shares with a value of $1,376,176, granted on February 12, 2010, vested on December 31, 2012;
•	158,384 shares with a value of $5,779,434, granted on January 30, 2011, vested on December 31, 2012; and
•	230,485 shares with a value of $8,410,399, granted on February 1, 2012, vested on December 31, 2012.

Of the vested shares, 224,255 shares were withheld from Mr. Rakowich to satisfy taxes at a value of $7,988,850 and the remaining 321,631 shares and a cash payment of $108.19 representing the value of fractional shares were distributed to Mr. Rakowich. On February 24, 2012, Mr. Rakowich sold 70,293 of the net shares received from the vestings on January 28, 2012 and February 1, 2012.

(11) Represents the value realized upon the February 27, 2012 exercise of options granted on November 11, 2008. Mr. Sullivan received net cash after payment of taxes of $452,594 as a result of the exercise.

(12) Represents the vesting of shares as presented below:

•	9,051 shares with a value of $294,325, granted on January 28, 2010, vested on January 28, 2012;
•	5,312 shares with a value of $172,746, granted on January 30, 2011, vested on January 28, 2012
•	6,856 shares with a value of $223,097, granted on January 30, 2011, vested on February 1, 2012;
•	46,079 shares with a value of $1,595,707, granted on November 11, 2008, vested on May 11, 2012;
•	9,050 shares with a value of $313,421, granted on January 28, 2010, vested on May 11, 2012;
•	23,618 shares with a value of $817,896, granted on January 30, 2011, vested on May 11, 2012; and
•	49,938 shares with a value of $1,729,353, granted on February 1, 2012, vested on May 11, 2012.

Of the vested shares, 59,787 shares were withheld from Mr. Sullivan to satisfy taxes at a value of $2,055,874 and the remaining 90,115 shares and a cash payment of $71.60 representing the value of fractional shares were distributed to Mr. Sullivan. On April 3, 2012, Mr. Sullivan sold 14,299 of the net shares received from the vestings on January 28, 2012 and February 1, 2012.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2012

Name (a)	Plans	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Hamid R. Moghadam	AMB Plans & 2012 NQDC Plan(1)	$7,290,869	$—	$604,660	(2)	$—	$7,895,529
	Notional Account NQDC Plan(3)	$—	$—	$5,845,424		$—	$5,845,424
Thomas S. Olinger	AMB Plans & 2012 NQDC Plan(1)	$434,315	$—	$47,359	(2)	$—	$481,674
	Notional Account NQDC Plan(3)	$—	$—	$137		$—	$223
Guy F. Jaquier	AMB Plans & 2012 NQDC Plan(1)	$1,175,777	$—	$128,284	(2)	$—	$1,304,061
	Notional Account NQDC Plan(3)	$—	$—	$165,445		$—	$167,005
Eugene F. Reilly		$—	$—	$—		$—	$—
Edward S. Nekritz		$—	$—	$—		$—	$—
Walter C. Rakowich*		$—	$—	$—		$—	$—
William E. Sullivan*		$—	$—	$—		$—	$—

* Mr. Rakowich retired effective December 31, 2012 and Mr. Sullivan retired effective May 11, 2012.

(1) The named executive officer deferred the receipt of RSAs that vested during 2012 and/or common shares received upon exercise of stock options during 2012. See additional information on the awards deferred in the Option Exercises and Stock Vested in Fiscal Year 2012 table above. The named executive officer did not defer any cash compensation in 2012. Dividends earned on our common stock that has been deferred are credited to the participant’s account in cash which is then invested in investment options other than our common stock. Our nonqualified deferred compensation plans are described in more detail in the narrative discussion that follows these footnotes.

(2) Represents earnings that are computed based on the specific investment options that are elected by the named executive officer, as described in the narrative discussion that follows these footnotes. Primarily these earnings consist of the dividends paid on the shares of our common stock deferred by the named executive officer and the change in the market value of those shares. These amounts are not included in the named executive officer’s total compensation presented in the Summary Compensation Table for Fiscal Year 2012 above.

(3) Participants in our nonqualified deferred compensation plans that were in effect prior to the merger received a lump-sum payment equal to the value of their account balance in June 2011 upon the change in control that occurred as a result of the merger. After the merger, we established a new nonqualified deferred compensation plan that is discussed in more detail below. Under this Notional Account NQDC Plan, an Initial Account Credit value was established for the named executive officer who received distributions in June 2011 as a result of the change in control. Participants in the Notional Account NQDC are credited with the excess in value, if any, of their Notional Earnings Account (representing the Initial Account Credit value plus the cumulative earnings or losses associated with the underlying, hypothetical investments, if any) over the Initial Account Credit value. The amount in column (f) represents the excess of the participant’s Notional Earnings Account value over the Initial Account Credit value at December 31, 2012. To the extent this excess is attributable to changes in values during 2012 it is reflected as earnings in column (d). Because the participant does not have a right to the hypothetical Initial Account Credit value, that value is not reflected in this table. See the narrative discussion that follows these footnotes.

Narrative Discussion to Nonqualified Deferred Compensation in Fiscal Year 2012 Table

—	2012 NQDC Plan

Effective for 2012, we established a nonqualified deferred compensation plan, the 2012 NQDC Plan. The 2012 NQDC Plan allows certain eligible employees and non-employee directors of the company and our participating subsidiaries to elect to defer up to 100% of their eligible compensation, such as annual salary, bonus, restricted stock, and directors’ fees, that were earned and vested to the participant on or after January 1, 2012. The deferred compensation under the 2012 NQDC Plan is our unsecured obligation and amounts deferred are held in a “rabbi trust.” Participants select from various investment options available under the plans to invest their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections related to cash balances in the account and, with respect to shares of our common stock that have been deferred, the dividends earned on that stock and the change in market value of that stock during the period. The 2012 NQDC Plan offers a variety of investment choices with respect to cash contributions, but our common stock is not an investment option available with respect to deferrals of cash compensation. The named executive officers did not elect to defer any of their 2012 cash compensation under the 2012 NQDC Plan.

If a participant elects to defer the receipt of a vested equity award, the underlying common stock is held through the “rabbi trust” and it cannot be reinvested in any other investment option. Cash dividends earned on these shares of our common stock after deferral must be invested in investment options other than our common stock. Distributions under these plans are made in a lump sum payment upon termination of their employment with us.

We have reserved the right under the 2012 NQDC Plan to make discretionary matching contributions to participant accounts from time to time. No such discretionary contributions have been made. The participants’ elective deferrals and matching contributions, if any, are fully vested at all times. We pay all of the administrative costs associated with the 2012 NQDC Plan. Generally, the compensation that is deferred is tax-deferred until it is distributed to the participant. However, amounts deferred may be subject to FICA and Medicare employee and employer taxes in accordance with statutory requirements.

—	AMB NQ Plans

Prior to the merger in 2011, we maintained two nonqualified deferred compensation plans: (i) the Amended and Restated AMB 2005 Nonqualified Deferred Compensation Plan (the “2005 NQ Plan”) and (ii) the Amended and Restated Nonqualified Deferred Compensation Plan (the “2002 NQ Plan”), (together the “AMB NQ Plans”). The AMB NQ Plans allowed our directors and certain eligible employees to defer certain compensation, including the receipt of stock option gains and restricted stock awards received under our equity compensation plans. The AMB NQ Plans provided that upon a change in control, such as the merger in June 2011, participants would receive a lump-sum payment equal to the vested account balance. Such distributions were made before the end of 2011.

Deferral elections made under the AMB NQ Plans prior to 2011, but with respect to compensation earned in 2011 and beyond, remained in force. Mr. Moghadam has deferred certain gains resulting from the exercise of stock options under the 2002 NQ Plan and Messrs. Moghadam, Olinger, and Jaquier have deferred certain of the shares of our common stock received upon vesting of equity awards under the 2005 NQ Plan (see the Option Exercises and Stock Vested in Fiscal Year 2012 table above).

The deferred compensation under the AMB NQ Plans is our unsecured obligation and amounts deferred are held in a “rabbi trust.” Participants select from various investment options available under the plans to invest their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections related to cash balances in the account and, with respect to shares of our common stock deferred, the dividends earned on that stock and the change in market value of that stock during the period. Cash dividends earned on shares of our common stock after deferral must be invested in investment options other than our common stock. Distributions under these plans are made in either a lump sum payment or installments and participants can elect a specific distribution date (in accordance with Section 409A of the Internal Revenue Code) or, if no election is made, the amounts will be distributed upon termination of the participant’s employment with us.

•	Notional Account NQDC Plan

The Notional Account NQDC Plan was adopted in conjunction with the merger in 2011 with the purpose of providing the opportunity for certain participants of the AMB NQ Plans to continue to receive tax deferred earnings with respect to the amount of their previously deferred compensation that was withheld to pay taxes as a result of the required distributions triggered by the change in control provisions of these plans as a result of the merger.

Each participant in the AMB NQ Plans who continued to be employed by us or continued as a non-employee director after the merger received an “Initial Account Credit” under the Notional Account NQDC Plan. Messrs. Moghadam, Olinger, and Jaquier participate in the Notional Account NQDC Plan. The Initial Account Credit value for a participant was equal to the deemed amount of the tax liability on the distributions they received in 2011 as a result of the change in control provisions of the plans that were triggered by the merger. The Initial Account Credit value is hypothetically invested in “measurement funds” selected by the participant, which do not include our common stock. Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments.

A Notional Earnings Account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon the termination of the participant’ employment with us, the participant is entitled to the excess, if any, of the value in the Notional Earnings Account (representing the value of the Initial Account Credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over the Initial Account Credit value.

Mr. Moghadam’s Initial Account Credit value was established in June 2011 in the amount of $25,798,616. A “rabbi trust” was created to hold shares of our common stock and cash in the amount of Mr. Moghadam’s Initial Account Credit balance. At the company’s discretion, we issued 803,945 shares of our common stock to the rabbi trust representing Mr. Moghadam’s Initial Account Credit value, in part to fund future obligations under the Notional Account NQDC Plan. The number of shares was determined based on a price of our common stock of $32.09 per share. Mr. Moghadam is entitled to direct the voting of these shares and they are reflected as beneficially owned by him in the stock ownership table presented under “Information Relating to Stockholders, Directors, Nominees, and Executive Officers.” Mr. Moghadam is not entitled to receive these shares upon distribution of his Notional Earnings Account under this plan.

The Initial Account Credit values for Mr. Olinger and Mr. Jaquier were $122,697 and $2,227,880, respectively. Mr. Olinger and Mr. Jaquier have selected their respective “measurement funds” which do not include our company stock.

—	Investment Funds and Returns for 2012

The participants in our non qualified deferred compensation plans can elect “measurement funds” which are the same investment funds that are available to participants in our 401(k) Plan, with the exception of investments in our company stock. Our company stock is not an available investment option under the deferred compensation plans, except to the extent that the participant has elected to defer the receipt of shares of our stock after vesting of equity awards or exercise of stock options. These investment funds are shown below with the returns earned by these investments funds in 2012:

Vanguard Prime M/M Fund Instl	0.11%	Vanguard Interm Term Bond Index (Signal)	7.02%
Metropolitan West High Yield Bond I	14.48%	PIMCO Real Return/Institutional	9.25%
Vanguard Target Retirement Income	8.23%	Vanguard Balanced Index Fund (Signal)	11.49%
Vanguard Target Retirement 2025	13.29%	Vanguard Target Retirement 2015	11.37%
Vanguard Target Retirement 2045	15.58%	Vanguard Target Retirement 2035	15.16%
American Beacon Small Cap Value (Inst)	16.52%	Vanguard Target Retirement 2055	15.58%
American Funds Washington Mutual Inv R6	12.85%	American Funds Growth Fund of America R6	20.98%
Vanguard Institutional Index Fund	15.98%	Vanguard Growth Index Fund Signal	17.01%
Vanguard Small Cap Growth Index (Inst)	17.68%	Vanguard Mid-Cap Index Fund Instl	16.01%
Vanguard Total Intl Stock Index Signal	18.21%	Artisan International Institutional	25.64%
Ell Global Property Institutional	29.36%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

At December 31, 2012, we had change in control agreements with Messrs. Moghadam, Olinger, Jaquier, and Reilly (the “CIC Agreements”) and an executive protection agreement with Mr. Nekritz (the “Nekritz EP Agreement”). The CIC Agreements and the Nekritz EP Agreement are subject to automatic one-year extensions following the expiration of the initial terms.

The Trust’s employment agreement with Mr. Rakowich was assumed by us under the merger agreement, referred to as the 2012 Agreement, and is described above in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2012 table. Mr. Rakowich retired effective December 31, 2012 and, in accordance with the terms of the 2012 Agreement, he received certain severance benefits which are included in his 2012 compensation presented in the Summary Compensation Table for 2012 and discussed in footnote (8) to that table. In addition, Mr. Rakowich was vested in all of his outstanding equity awards as of December 31, 2012. See also the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2012 table and “—Compensation Discussion & Analysis—Mr. Rakowich’s 2012 Compensation and Severance Arrangement.”

Mr. Sullivan retired effective May 11, 2012. Under the terms of the Sullivan EP Agreement that was assumed by us under the merger agreement, the merger was deemed to be a change in control which triggered the payment of severance benefits upon his retirement. Severance benefits paid to Mr. Sullivan are included in his 2012 compensation presented in the Summary Compensation Table for 2012 and are discussed in footnote (8) to that table. In addition, Mr. Sullivan was vested in all of his outstanding equity awards as of May 11, 2012. See also “—Compensation Discussion & Analysis—Mr. Sullivan’s 2012 Compensation and Severance Arrangement.”

Generally, some form of severance benefits (cash payments and/or acceleration of vesting of unvested equity awards) are provided in the CIC Agreements and the Nekritz EP Agreement (or Mr. Nekritz’ equity award agreements for awards issued prior to the merger and assumed by us under the merger agreement) under these scenarios:

•	death
•	disability
•	retirement (as defined)
•	termination without cause or voluntary termination with good reason within two years of change in control (as defined)

In the event of a change in control, the CIC Agreements and the Nekritz EP Agreement provide for severance benefits on a “double-trigger” basis with severance benefits payable only upon termination without cause or involuntary termination for good reason within two years following the change in control, as these terms are defined in the various agreements. Under the CIC Agreements, in consideration for the rights to receive such severance payments, the named executive officer is subject to confidentiality obligations during employment and after termination, non-competition obligations during the term of employment, and non-solicitation obligations for two years after the date of termination.

A change in control, as defined in the agreements referred to above, generally occurs upon a merger (where our voting securities and/or board members prior to the transaction no longer represent at least 50% of the voting securities or board members after the transaction), sale or disposition of substantially all of our assets, or adoption of a plan of liquidation. The information below assumes that a termination due to the applicable scenarios listed above occurred as of December 31, 2012 and incorporates our closing stock price on that date of $36.49 per share. Under our company policy, each of our employees would be paid for their earned and unused vacation benefits upon termination under any termination scenario so the value of this benefit is not included in the amounts below. Because the termination scenarios are as of December 31, 2012, the named executive officers would have completed the performance year such that they would receive their annual bonus and their annual long-term equity incentive award for 2012. Therefore, these payments are not considered to be severance benefits. Accordingly, such amounts for the current named executive officers are not included in the amounts presented.

Name of Executive/ Type of Benefit	Death or Disability	Retirement		After Change in Control: Termination without Cause or Voluntary Termination for Good Reason(1)
Hamid R. Moghadam
Cash severance (Salary and Bonus)(2)	$2,318,750	$—		$4,279,167
Health and welfare benefits(3)	$—	$—		$49,919
280G tax gross-up payment(4)	$—	$—		$—
Equity awards (vesting accelerated)(5)	$—	$—		$15,166,327

Total Estimated Value	$2,318,750	$—		$19,495,413

Thomas S. Olinger
Cash severance (Salary and Bonus)(2)	$1,219,000	$—		$2,088,000
Health and welfare benefits(3)	$—	$—		$59,732
280G tax gross-up payment(4)	$—	$—		$1,890,996
Equity awards (vesting accelerated)(5)	$—	$—		$4,531,797

Total Estimated Value	$1,219,000	$—		$8,570,525

Guy F. Jaquier
Cash severance (Salary and Bonus)(2)	$1,324,000	$—		$2,259,333
Health and welfare benefits(3)	$—	$—		$59,732
280G tax gross-up payment(4)	$—	$—		$—
Equity awards (vesting accelerated)(5)	$—	$—		$6,825,857

Total Estimated Value	$1,324,000	$—		$9,144,922

Eugene F. Reilly
Cash severance (Salary and Bonus)(2)	$1,297,000	$—		$2,306,000
Health and welfare benefits(3)	$—	$—		$49,919
280G tax gross-up payment(4)	$—	$—		$—
Equity awards (vesting accelerated)(5)	$—	$—		$6,937,740

Total Estimated Value	$1,297,000	$—		$9,293,659

Edward S. Nekritz
Cash severance (Salary and Bonus)(6)	$—	$—		$2,250,000
Health and welfare benefits(3)	$—	$—		$53,232
280G tax gross-up payment(4)	$—	$—		$—
Equity awards (vesting accelerated)(5)	$4,861,824	$—	(7)	$4,861,824

Total Estimated Value	$4,861,824	$—		$7,165,056

(1)

Cause is generally defined in the various agreements as: (i) the willful and continued failure by the officer to perform the duties that are specified in the agreements; (ii) the engaging in injurious acts to the company by the officer; or (iii) the egregious misconduct on the part of the officer. Voluntary termination for good reason (constructive discharge), as generally defined in the agreements, can occur should we: (i) change the officer’s assignments such that they are inconsistent with the duties that are specified in the agreement; (ii) relocate the officer’s place of employment more than 30 miles from the current location; or (iii) not comply with the provisions of the agreements pertaining to the officer’s compensation and benefits.

(2)

Under the death and disability scenarios, the named executive officer would receive a cash severance payment equal to his annual base salary plus the annual bonus amount that he received or was entitled to receive for the most recent annual period. These amounts are based on the executive’s annual base salary as of December 31, 2012 and his actual annual bonus awarded in 2012 for 2011. For the change in control scenario, the named executive officer would receive cash severance equal to two times his annual base salary and the average of his actual annual bonus for the last three completed years (awarded for 2011, 2010, and 2009), before effects of bonus exchange election.

(3)

Agreements provide for various additional payments, generally continuation of insurance coverage for 24 months after termination or cash equivalents. Additionally, the CIC Agreements provide for the payment of an amount equal to two times the company’s matching contribution under the 401(k) Plan. The Nekritz EP Agreement provides for outplacement services for one year with estimated value of $8,500.

(4)

The named executive officer’s agreement provides for the payment of an “excise tax gross-up” payment. This payment would be made to the named executive officer should he incur an excise tax under Section 4999 of the Internal Revenue Code, as a result of an “excess parachute payment” arising from severance payments and the accelerated vesting of unvested equity awards. The “excise tax gross-up” payment is an amount such that, after the payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the named executive officer would receive the same amount of severance had the excise tax not applied. However, for Mr. Nekritz, if the excise tax can be avoided by reducing the total severance payment resulting from a change in control by no more than 10%, then the severance payment will be reduced accordingly. Otherwise, Mr. Nekritz will receive the full gross-up payment. Under the scenarios for 2012, Mr. Olinger is the only named executive officer who would be subject to the excise tax such that he would receive an “excise tax gross-up” payment.

(5)

The estimates reflect the value that would be realized as of December 31, 2012 as a result of accelerated vesting of earned but unvested stock awards and stock options. The value attributable to stock options is computed as the difference between the closing price of our common stock on December 31, 2012 ($36.49) and the exercise price of the stock option (to the extent the exercise price is less than $36.49 per share). The value attributable to stock awards is computed based on the closing price of our common stock on December 31, 2012 ($36,49). Also included is the value as of December 31, 2012 of the participation points allocated to each named executive officer under the Outperformance Plan. Values are included to the extent that vesting would be accelerated under the applicable scenario.

(6)

Under the change in control scenario, Mr. Nekritz receives cash severance equal to two times his annual salary and two times his annual target bonus. The amounts are based on Mr. Nekritz’ annual base salary as of December 31, 2012 and his annual bonus for 2012, at the target level.

(7)

The equity award agreements under the Trust Plans contained provisions for acceleration of vesting of unvested stock awards and stock options upon retirement, defined as attaining 60 years of age and having completed five years of service. Mr. Nekritz’ outstanding stock awards were all granted under one of the Trust Plans. However, because Mr. Nekritz did not meet the retirement eligibility criteria as of December 31, 2012, the assumed date of the termination scenarios for this presentation, no acceleration benefit is reported.

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION FOR 2012	PROPOSAL 2

The Dodd-Frank Act allows our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

The compensation of our named executive officers is discussed above under “Executive Compensation Matters.” Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term, and strategic goals and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 30 for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2012.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation which is described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the company’s 2012 executive compensation, as discussed and disclosed in the company’s proxy statement for the 2013 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation Tables, and related narratives.”

You may vote for, vote against, or abstain from voting to approve the above resolution on the company’s executive compensation for 2012. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes cast “Against” the proposal.

As an advisory vote, this proposal is not binding on the company. However, the compensation committee values the opinions of our stockholders and will review and consider the voting results when making future executive compensation decisions. The company currently intends to hold an advisory vote on its executive compensation on an annual basis.

The board of directors unanimously recommends that the stockholders vote, on an advisory basis, “FOR” the approval of our 2012 executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT

The purpose of the audit committee is to be an informed, vigilant, and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. The committee is directly responsible for the appointment, compensation, and oversight of our independent registered public accounting firm. The committee is comprised of the three directors named below. Each member of the committee is independent as defined by SEC and NYSE rules. In addition, our board has determined that each member of the audit committee is an audit committee financial expert and is financially literate in accordance with applicable NYSE and SEC rules. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2012 and unaudited financial statements for the quarterly periods ended March 31, June 30 and September 30, 2012 with management and KPMG LLP (“KPMG”), the company’s independent registered public accounting firm. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board. KPMG has provided to the company the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding their communications with the audit committee concerning independence, and the audit committee has discussed with KPMG, its independence. The committee also concluded that KPMG’s performance of non-audit services to us and our affiliates, as pre-approved by the committee and described in the next section, does not impair KPMG’s independence.

Based on the considerations referred to above, the audit committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for 2012. The foregoing report is provided by the following independent directors, who constitute the committee.

J. Michael Losh (Chair)

Christine N. Garvey

D. Michael Steuert

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee engaged KPMG as our independent registered public accounting firm for the fiscal years ended December 31, 2012 and 2011. KPMG was also retained to provide certain tax and other services in 2012 and 2011. Our consolidated financial statements for 2010 were audited by PwC, who were dismissed on June 6, 2011. The audit reports of PwC on the financial statements of each of AMB and its Operating Partnership as of and for the fiscal year ended December 31, 2010 did not contain any adverse opinion or disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope, or accounting principles. With respect to the dismissal of PwC: (i) there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in its report and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K of the Exchange Act. With respect to approving KPMG in June 2011, we did not, nor did anyone acting on our behalf, consult with KPMG with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed: (ii) the type of audit opinion that might be rendered on our financial statements: or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K of the Exchange Act, or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

In the course of the provision of services on our behalf, we recognize the importance of our independent registered public accounting firm’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the audit committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent registered public accounting firm. The independent registered public accounting firm is authorized to perform specified pre-approved services up to certain annual amounts and up to specified amounts for specific services. Such limits vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for 2012 and 2011 were either specifically pre-approved by the audit committee or pre-approved pursuant to the audit committee’s Audit and Non-Audit Services Pre-Approval Policy. These policies and procedures also detail certain services which the independent registered public accounting firm is prohibited from providing to us.

The following table represents fees for professional audit services rendered for the audit of our consolidated financial statements for the years ended December 31, 2012 and 2011 and fees billed for other services rendered in each year.

Types of Fees	2012	2011
Audit fees(1)	$4,473,589	$3,900,394
Audit-related fees(2)	60,900	28,500
Tax fees(3)	835,675	727,915
All other fees(4)	—	—

Totals(5)	$5,370,164	$4,656,809

(1) Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, amounts include fees for services associated with comfort letters, statutory audits, and reviews of documents filed with the SEC.

(2) Audit-related fees consist of fees for assurance and related services associated with the audit of our employee benefit plans.

(3) Tax fees are primarily fees for tax compliance, tax return preparation, and pre-approved tax advice.

(4) No other fees were billed for 2012 or 2011.

(5) Prior to its dismissal on June 6, 2011, PwC billed $130,000 for services provided with the review of our consolidated financial statements in our Quarterly Report on Form 10-Q for the first quarter of 2011. This amount is not included in the total for 2011.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	PROPOSAL 3

KPMG has been appointed by the audit committee of the board as our independent registered public accounting firm for the year 2013. KPMG was engaged as our independent registered public accounting firm after the merger in June 2011, as they had been engaged by the Trust, who was deemed to be the accounting acquirer in the merger. We are requesting our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year 2013. In the event stockholders do not approve the appointment, the appointment will be reconsidered by the audit committee.

KPMG representatives are expected to attend the 2013 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

You may vote for, vote against, or abstain from voting on ratifying the appointment of KPMG as our independent registered public accounting firm for the year 2013. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes cast “Against” the proposal.

The board of directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year 2013.

ADDITIONAL INFORMATION

—	Annual Report to Stockholders

Our 2012 annual report to stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 (which includes our consolidated financial statements), is mailed to stockholders along with this proxy statement, if a request is made to receive printed proxy materials or if the stockholder is a participant in our 401(k) Plan. Otherwise, the Notice of Internet Availability provides information on how you may access our 2012 Annual Report to Stockholders and Notice of Proxy through the Internet. We will provide copies of the annual report to requesting stockholders, free of charge, by contacting Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, telephone (415) 394-9000.

—	Attendance at the 2013 Annual Meeting

Stockholders must bring proof of current ownership of our common stock to be admitted to and to attend the 2013 annual meeting.

—	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our directors, certain officers, and certain beneficial owners of our common shares to file reports of holdings and transactions in our common shares with the SEC and the NYSE. Except as provided in the next sentence, based on our records and other information available to us, we believe that, in 2012, all of the above persons and entities met all applicable SEC filing requirements. In 2012, Mr. Olinger, Mr. Jaquier, and Ms. Garvey each failed to file a report on Form 4 on a timely basis on one occasion and Mr. Fotiades failed to file a report on Form 4 on a timely basis on two occasions.

—	Other Matters

We do not anticipate any other business to be brought before the 2013 annual meeting of stockholders. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters which may properly come before the meeting and any adjournments or postponements of the meeting.

March 15, 2013

San Francisco, California

PROLOGIS, INC. PIER 1, BAY 1 SAN FRANCISCO, CA 94111

YOUR VOTE IS IMPORTANT!

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the meeting date. Have your Proxy Voting Instruction Form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Prologis, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date. Have your Proxy Voting Instruction Form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Voting Instruction Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Voting Instruction Form if you are authorizing your proxy by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52832-P33862-Z59639	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PROLOGIS, INC.
The Board of Directors recommends you vote FOR all the listed nominees: 1. Election of Directors
Nominees:		For	Against	Abstain

1a.  Hamid R. Moghadam

1b.  George L. Fotiades

1c.  Christine N. Garvey

1d.  Lydia H. Kennard

1e.  J. Michael Losh

1f.  Irving F. Lyons III

1g.  Jeffrey L. Skelton

1h.  D. Michael Steuert

1i.  Carl B. Webb

1j.  William D. Zollars

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposals:

2.   Advisory Vote to Approve the Company’s Executive Compensation for 2012

3.   Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the year 2013

							For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

M52833-P33862-Z59639

PROLOGIS, INC.

Annual Meeting of Stockholders

May 2, 2013 1:30 P.M. Pacific time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Hamid R. Moghadam, Thomas S. Olinger and Edward S. Nekritz as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the Annual Meeting of Stockholders to be held on May 2, 2013, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED AND THE SHARES ARE HELD DIRECTLY IN YOUR NAME, IT WILL BE VOTED (1) FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT, (2) FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPANY’S EXECUTIVE COMPENSATION FOR 2012, (3) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2013, AND (4) IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

IF YOU HOLD SHARES IN YOUR 401(K) PLAN ACCOUNT AND DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, THE TRUSTEE WILL VOTE ALL UNINSTRUCTED SHARES HELD IN THE COMPANY’S 401(K) PLAN IN THE SAME PROPORTION AS HOW INSTRUCTED SHARES HELD IN THE COMPANY’S 401(K) PLAN ARE VOTED. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT AND THIS PROXY. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side